Commission File Number:  30-246



                       SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549-1004



                                      FORM U5S

                                    ANNUAL REPORT

                         FOR THE YEAR ENDED DECEMBER 31, 2000



    Filed pursuant to the Public Utility Holding Company Act of 1935 by


                                NORTHEAST UTILITIES


     174 Brush Hill Avenue, West Springfield, Massachusetts 01090-0010

                                (Corporate Address)

                Selden Street, Berlin, Connecticut 06037-1616

                             (Principal Headquarters)





                                NORTHEAST UTILITIES

                               FORM U5S ANNUAL REPORT

                        FOR THE YEAR ENDED DECEMBER 31, 2000


                                 TABLE OF CONTENTS
                                 -----------------


Item                                                                     Page
----                                                                     ----

1.     System Companies and Investments Therein......................      2

2.     Acquisitions or Sales of Utility Assets.......................     13

3.     Issue, Sale, Pledge, Guarantee, or Assumption of
       System Securities.............................................     13

4.     Acquisition, Redemption or Retirement of System Securities....     15

5.     Investments in Securities of Nonsystem Companies..............     18

6.     Officers and Directors........................................     20

7.     Contributions and Public Relations............................     53

8.     Service, Sales and Construction Contracts.....................     53

9.     Wholesale Generators and Foreign Utility Companies............     55

10.    Financial Statements and Exhibits.............................     57

       Report of Independent Public Accountants......................    F-1

       Signature.....................................................    F-2




ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2000


Name of Company
---------------                                 No. of Common      % of
Name of Owner                                   Shares Owned     Voting Power
-------------                                   -------------    ------------

Northeast Utilities (NU) (1)

Name of Issuer
--------------

The Connecticut Light and
Power Company (CL&P) (2)(3)*                      7,584,884         100%

Public Service Company of
New Hampshire (PSNH) (2)(3)*                          1,000         100

Western Massachusetts
Electric Company (WMECO) (2)(3)*                    590,093         100

North Atlantic Energy
Corporation (NAEC) (3)                                1,000         100

Holyoke Water Power
Company (HWP) (3)*                                  480,000         100

Northeast Utilities Service
Company (NUSCO) (4)                                       1         100

Northeast Nuclear Energy
Company (NNECO) (5)                                   1,500         100

North Atlantic Energy Service
Corporation (NAESCO) (6)                              1,000         100

The Quinnehtuk Company (7)                            3,500         100

The Rocky River Realty
Company (RRR) (7)                                       100         100

Yankee Energy System, Inc. (YES) (8)                  1,000         100

Charter Oak Energy, Inc. (COE) (9)*                     100         100

NU Enterprises, Inc. (NUEI)                             100         100


Name of Company
---------------
                                                  Issuer          Owner's
Name of Owner                                   Book Value       Book Value
-------------                                   ----------       ----------
                                                  (000's)          (000's)
Northeast Utilities (NU) (1)

Name of Issuer
--------------

The Connecticut Light and
Power Company (CL&P) (2)(3)*                     $732,744         $732,744

Public Service Company of
New Hampshire (PSNH) (2)(3)*                      549,294          549,294

Western Massachusetts
Electric Company (WMECO) (2)(3)*                  171,896          171,896

North Atlantic Energy
Corporation (NAEC) (3)                            160,959          160,959

Holyoke Water Power
Company (HWP) (3)*                                  2,788            2,788

Northeast Utilities Service
Company (NUSCO) (4)                                     1                1

Northeast Nuclear Energy
Company (NNECO) (5)                                15,683           15,683

North Atlantic Energy Service
Corporation (NAESCO) (6)                               13               13

The Quinnehtuk Company (7)                         (2,494)          (2,494)

The Rocky River Realty
Company (RRR) (7)                                     684              684

Yankee Energy System, Inc. (8)                    484,155          484,155

Charter Oak Energy, Inc. (COE) (9)*                18,867           18,867

NU Enterprises, Inc. (NUEI)                       115,327          115,327


Name of Company
---------------                                 No. of Common      % of
Name of Owner                                   Shares Owned     Voting Power
-------------                                   -------------    ------------

The Connecticut Light and
Power Company (2)(3)***

Name of Issuer
--------------

CL&P Receivables Corporation (CRC)                   100             100

CL&P Capital, L.P.                                    -              100

Electric Power, Incorporated**                       100             100

The Connecticut Steam Company**                       10             100

The Nutmeg Power Company**                            60             100

Name of Owner
-------------

Public Service Company of New Hampshire (2)(3)

Name of Issuer
--------------

Properties, Inc. (7)                                 200             100


Name of Company
---------------
                                                  Issuer          Owner's
Name of Owner                                   Book Value       Book Value
-------------                                   ----------       ----------
                                                  (000's)          (000's)

The Connecticut Light and
Power Company (2)(3)***

Name of Issuer
--------------

CL&P Receivables Corporation (CRC)                $98,797          $98,797

CL&P Capital, L.P.                                  3,100            3,100

Electric Power, Incorporated**                          1                1

The Connecticut Steam Company**                         1                1

The Nutmeg Power Company**                              2                2

Name of Owner
-------------

Public Service Company of New Hampshire (2)(3)

Name of Issuer
--------------

Properties, Inc. (7)                                3,533            3,533


Name of Company
---------------                                 No. of Common      % of
Name of Owner                                   Shares Owned     Voting Power
-------------                                   -------------    ------------

Holyoke Water Power Company (3)

Name of Issuer
--------------

Holyoke Power and Electric Company (HP&E)           4,850             100

Name of Owner
-------------

Charter Oak Energy, Inc. (9)

Name of Issuer
--------------

COE Development Corporation                           100             100

COE Argentina II Corporation                          100             100

COE Ave Fenix Corporation                             100             100

Name of Owner
-------------

HEC Inc.

Name of Issuer

Select Energy Contracting, Inc.                       100             100

Southwest HEC Energy Services L.L.C. (10)             -               100

HEC Energy Consulting Canada, Inc.                    100             100

Reeds Ferry Supply Co., Inc.                          100             100

HEC/Tobyhanna Energy Project, Inc.                    100             100

ERI/HEC EFA-Med, L.L.C. (11)                         -                 50


Name of Company
---------------
                                                  Issuer          Owner's
Name of Owner                                   Book Value       Book Value
-------------                                   ----------       ----------
                                                  (000's)          (000's)
Holyoke Water Power Company (3)

Name of Issuer
--------------

Holyoke Power and Electric Company (HP&E)        $   390          $   390

Name of Owner
-------------

Charter Oak Energy, Inc. (9)

Name of Issuer
--------------

COE Development Corporation                        1,614            1,614

COE Argentina II Corporation                          29               29

COE Ave Fenix Corporation                         16,029           16,029

Name of Owner
-------------

HEC Inc. (9)

Name of Issuer
--------------

Select Energy Contracting, Inc.                  14,766            14,766

Southwest HEC Energy Services L.L.C. (10)          -                 -

HEC Energy Consulting Canada, Inc.                    1                 1

Reeds Ferry Supply Co., Inc.                        (21)              (21)

HEC/Tobyhanna Energy Project, Inc.                  183               183

ERI/HEC EFA-Med, L.L.C. (11)                       -                 -


Name of Company
---------------                                 No. of Common      % of
Name of Owner                                   Shares Owned     Voting Power
-------------                                   -------------    ------------

NU Enterprises, Inc.

Name of Issuer
--------------

Northeast Generation Company (NGC)                   100             100

Northeast Generation Services
Company (NGS)                                        100             100

Select Energy Portland Pipeline,
Inc. (SEPPI)                                         100             100

Select Energy, Inc. (Select Energy)                  100             100

Mode 1 Communications, Inc. (Mode 1)                 100             100

HEC Inc. (HEC)*                                      100             100

Name of Company
---------------

Name of Owner
-------------

Yankee Energy System, Inc. (8)

Name of Issuer
--------------

Yankee Gas Services Company
(Yankee Gas) (8)                                   1,000             100

NorConn Properties, Inc. (NorConn) (7) (8)           100             100

Housatonic Corporation (Housatonic) (8)              100             100

Yankee Energy Financial
Services (YEFSCO) (8)                                200             100

Yankee Energy Services Company
(YESCO) (8)                                          200             100

R. M. Services, Inc. (RMS) (8)                       200             100

Yankee Energy Marketing Company (8)**                200             100


Name of Company
---------------
                                                  Issuer          Owner's
Name of Owner                                   Book Value       Book Value
-------------                                   ----------       ----------
                                                  (000's)          (000's)

NU Enterprises, Inc.

Name of Issuer
--------------

Northeast Generation Company (NGC)              $ 47,635          $ 47,635

Northeast Generation Services Company (NGS)          650               650

Select Energy Portland Pipeline,
(SEPPI) Inc.                                       5,386             5,386

Select Energy, Inc. (Select Energy)               15,473            15,473

Mode 1 Communications, Inc. (Mode 1)              10,079            10,079

HEC Inc. (HEC)*                                   25,457            25,457

Name of Company
---------------

Name of Owner
-------------

Yankee Energy System, Inc. (8)

Name of Issuer
--------------

Yankee Gas Services Company
(Yankee Gas) (8)                                 467,202           467,202

NorConn Properties, Inc. (NorConn) (7) (8)           217               217

Housatonic Corporation (Housatonic) (8)               27                27

Yankee Energy Financial
Services (YEFSCO) (8)                              1,300             1,300

Yankee Energy Services Company
(YESCO) (8)                                        6,695             6,695

R. M. Services, Inc. (RMS) (8)                     9,358             9,358

Yankee Energy Marketing Company (8)**               -                 -

  *Consolidated.
 **Inactive.
***Exempt holding company - see Commission Release Nos. 13048 and 14947.

 (1) For information regarding NU's investment in the hydro-transmission companies, see Note A to Item 1.

 (2) For information regarding CL&P's, PSNH's and WMECO's investment in regional nuclear generating companies, see Note A to Item 1.

 (3) Electric utility operating subsidiary.

 (4) Service company which provides support services for the NU system companies.

 (5) Agent for the NU system companies and other New England utilities in operating the Millstone nuclear facilities.

 (6) Agent for the joint owners in operating the Seabrook nuclear facility.

 (7) Subsidiary which constructs, acquires or leases some of the property and facilities used by one or more of the system companies.

 (8) On March 1, 2000, NU completed its acquisition of Yankee Energy System, Inc. (Yankee), the parent company of Yankee Gas Services Company (Yankee
     Gas), Connecticut's largest natural gas distribution system. Other subsidiaries of Yankee are NorConn Properties, Inc., Housatonic Corporation, Yankee Energy Financial Services, Yankee Energy Services Company, and R. M. Services, Inc.

 (9) Directly and through its subsidiaries, COE formerly developed and invested in cogeneration, small power production and other forms of nonutility generation and in exempt wholesale generators and foreign utility companies, as permitted under the Energy Policy Act of 1992. Now inactive.

(10) Southwest HEC Energy Services L.L.C. was dissolved on November 21, 2000. The business was transferred to HEC Inc.

(11) Formed as a Delaware limited liability company on September 18, 2000.
     HEC ownes 50% membership interest. Formed to perform energy services work for the United States Navy.

Note A: The following are CL&P's, PSNH's and WMECO's total investments in regional nuclear generating companies and NU's investments in New England Hydro-Transmission Electric Company, Inc. and New England Hydro-Transmission Corporation:


                                              No. of        %         Carrying
                                              Common        of         Value
                                              Shares      Voting         to
Name of Owner   Name of Issuer                Owned       Power        Owners
-------------   --------------                -------     ------       -------
                                                                       (000's)

The Connecticut Light and Power Company:

  Connecticut Yankee Atomic Power Co. (b)     120,750      34.5%       $26,118
  Maine Yankee Atomic Power Co. (b)            60,000      12.0          8,581
  Vermont Yankee Nuclear Power Corp. (c)       37,242       9.5          5,125
  Yankee Atomic Electric Co. (b)               37,583      24.5          1,571

Public Service Company of New Hampshire:

  Connecticut Yankee Atomic Power Co. (b)      17,500       5.0          3,988
  Maine Yankee Atomic Power Co. (b)            25,000       5.0          3,483
  Vermont Yankee Nuclear Power Corp. (c)       15,681       4.0          2,084
  Yankee Atomic Electric Co. (b)               10,738       7.0            410

Western Massachusetts Electric Company:

  Connecticut Yankee Atomic Power Co. (b)      33,250       9.5          7,182
  Maine Yankee Atomic Power Co. (b)            15,000       3.0          2,132
  Vermont Yankee Nuclear Power Corp. (c)        9,800       2.5          1,354
  Yankee Atomic Electric Co. (b)               10,738       7.0            449

Total System Investment:

  Connecticut Yankee Atomic Power Co. (b)     171,500      49.0         37,288
  Maine Yankee Atomic Power Co. (b)           100,000      20.0         14,196
  Vermont Yankee Nuclear Power Corp. (c)       62,723      16.0          8,563
  Yankee Atomic Electric Co. (b)               59,059      38.5          2,430

Northeast Utilities:

  New England Hydro-Transmission
    Electric Company, Inc.                    906,324     22.66         10,071
  New England Hydro-Transmission Corp.          4,871     22.66          4,939

(b) Yankee Atomic Electric Co.'s, Connecticut Yankee Atomic Power Co.'s and Maine Yankee Atomic Power Co.'s nuclear power plants were shut down permanently on February 26, 1992, December 4, 1996, and August 6, 1997, respectively.

(c) On October 15, 1999, Vermont Yankee Nuclear Power Corporation agreed to sell its nuclear generating unit to Amergen Energy Company, LLC. The deal was rejected by the Vermont Public Service Board as insufficient but the power station is expected to be sold to potential bidders by the end of 2001.

ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS

Restructuring laws in Connecticut required CL&P and WMECO to divest of their nonnuclear generation assets.

On March 14, 2000, CL&P and WMECO closed on the sale of 1,289 megawatts (MW) of hydroelectric generation assets to NU subsidiary Northeast Generation Company. The total consideration received from the sale was $865.5 million.

ITEM 3.   ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Descriptions of transactions involving the issue, sale, pledge, guarantee, or assumption of system securities, including short-term borrowings, have been filed pursuant to Rule 24, with the exception of certain NU guarantees incident to the procurement of surety bonds and the issue of certain securities, as described below.

In the ordinary course of their businesses, the NU subsidiary companies are required to provide surety or performance bonds. From time to time, NU guarantees the payment of such a bond by its subsidiary through the indemnification of the surety company or agency which has agreed to provide the bond. NU's guarantee of these surety bonds is exempt from the provisions of Section 12(b) of the Public Utility Holding Company Act of 1935, pursuant to Rule 45(b)(6) thereunder. As of December 31, 2000, NU had $8.4 million of such guarantees outstanding, which was the highest amount outstanding during 2000.

In addition, information relating to the following issuances has been has been filed on Form U-6B-2 in accordance with Rule 52:

1. On April 4, 2000, PSNH entered into two letters of credit and reimbursement agreements totaling $115.4 million, which support its Series D and E pollution control revenue bonds (PCRBs). The new letters of credit, which replaced similar letters of credit that were set to expire on April 12, 2000, allow the PCRBs to remain in a flexible, floating interest rate mode. Form U-6B-2 for this transaction was filed on April 12, 2000.

2. On October 24, 2000, CL&P, The Bank of New York and certain participating banks identified therein entered into a Standby Bond Purchase Agreement. The expiration date of this liquidity facility is October 23, 2001. Form U-6B-2 for this transaction was filed on November 2, 2000.

3. On September 15, 2000, Toronto-Dominion Bank extended the expiration dates of two letters of credit originally issued for the account of Holyoke Water Power Company (HWP) in support of outstanding bonds in the aggregate principal amount of $23.3 million to November 6, 2001. Forms U-6B-2 were filed on September 20, 2000.

4. On December 12, 2000, Canadian Imperial Bank of Commerce, New York Agency, extended the expiration date of a letter of credit originally issued for the account of HWP in support of outstanding bonds in the principal amount of $15 million to December 31, 2001. Form U-6B-2 for this transaction was filed on February 6, 2001.


ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (1)


                                                      Amounts Acquired
                                              --------------------------------
                                                   No. of
                                                 Shares or
Name of Issuer and Title of Issue             Principal Amount   Consideration
---------------------------------             ----------------   -------------

NU Enterprises, Inc. (Consolidated)

Other Notes/Agreements -

 7.6300% First Union Bank/John Hancock          $ 26,477,000     $ 26,477,000
                                                ============     ============

Yankee Energy Systems, Inc.

10.0700% Series AE                              $ 18,050,000     $ 18,050,000
 8.4800% Series B                                 20,000,000       20,000,000
 8.6300% Series C                                 20,000,000       20,000,000
 7.1900% Series E                                 30,000,000       30,000,000
 6.2000% Series F                                 50,000,000       50,000,000
 6.7500% Series D                                 20,000,000       20,000,000
                                                ------------     ------------
                                                $158,050,000     $158,000,000
                                                ============     ============

Other Notes/Agreements -

 6.2400% NorConn Properties,
  Inc. - Series A-B                             $  5,000,000     $  5,000,000
                                                ============     ============


                                               Amounts Retired/Debt Repayment
                                              --------------------------------
                                                   No. of
                                                 Shares or
Name of Issuer and Title of Issue             Principal Amount   Consideration
---------------------------------             ----------------   -------------

The Connecticut Light and Power Company

First Mortgage Bonds -

5.7500% Series XX                               $159,000,000     $159,000,000
7.3750% Series TT                                 20,000,000       20,000,000
                                                ------------     ------------
                                                $179,000,000     $179,000,000
                                                ============     ============

Other Notes/Agreements - (2)

     Other                                      $     70,635     $     70,635
                                                ------------     ------------
                                                $     70,635     $     70,635
                                                ============     ============

Western Massachusetts Electric Company

7.7500% Series Y                                $ 50,000,000     $ 50,000,000
7.7500% Series V                                  44,150,000       44,150,000
                                                ------------     ------------
                                                $ 94,150,000     $ 94,150,000
                                                ============     ============

Public Service Company of New Hampshire

Other Notes/Agreements -

Variable Series D                               $ 39,500,000     $ 39,500,000
Variable Series E                                 69,700,000       69,700,000
                                                ------------     ------------
                                                $109,200,000     $109,200,000
                                                ============     ============

NU Enterprises, Inc. (Consolidated)

Other Notes/Agreements -

Arizona Public Service Company                  $    725,000     $    725,000
                                                ============     ============

NU Parent

8.58% Series A Note                             $ 14,000,000     $ 14,000,000
8.38% Series B Note                                6,000,000        6,000,000
                                                ------------     ------------
                                                $ 20,000,000     $ 20,000,000
                                                ============     ============
The Rocky River Realty Company

Other Notes/Agreements -
7.875% Installment Note (2)                     $    981,000     $    981,000
6.620% Mortgage Note                                  80,014           80,014
8.810% Series A Note (3)                             987,697          987,697
                                                ------------     ------------
                                                $  2,048,711     $  2,048,711
                                                ============     ============

Northeast Nuclear Energy Company

Other Notes/Agreements -
7.67% Senior Notes                              $  6,011,110     $  6,011,110
                                                ============     ============

North Atlantic Energy Corporation

First Mortgage Bonds -
9.05% Series A                                  $ 70,000,000     $ 70,000,000
                                                ============     ============

Other Notes/Agreements
Term Note (2)                                   $200,000,000     $200,000,000
                                                ============     ============
Yankee Energy Systems, Inc.

Other Notes/Agreements
6.2400% NorConn Properties,
  Inc. - Series A-B                             $  3,400,000     $  3,400,000
                                                ============     ============

(1) For acquisitions, redemptions or retirements of system securities, other than preferred stock, all transactions exempt pursuant to Rule 42(b)(2) or (4).

(2) Unsecured.

(3) Secured.


ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

Name of Owner                Name of Issuer                 Security Owned (1)
-------------                --------------                 ------------------

Western Massachusetts        Massachusetts Mutual           Note
Electric Company             Life Insurance

Public Service Company       Amoskeag Industries, Inc.      Stock
of New Hampshire

Northeast Utilities          Connecticut Seed               Limited Partnership
(Parent)                     Ventures, Ltc.                 Interest

9 Subsidiaries (2)           Various                        Stock, Debentures
                                                            and Notes

Mode 1 Communications,       NEON Communications, Inc.      Stock
Inc. (3)

Select Energy Portland       Portland Natural               Partnership
Pipeline, Inc.               Gas Transmission               Interest

NU Enterprises, Inc. (4)     Acumentrics Corporation         Stock


                                                 % of
                                   Number       Voting           Carrying
Name of Owner                     of Shares     Power         Value to Owners
-------------                     ---------     ------        ---------------
                                                                  (000's)

Western Massachusetts                  -          -               $   190
Electric Company                                                  =======

Public Service Company                1,000       -               $   100
of New Hampshire                                                  =======

Northeast Utilities (Parent)           -          -               $    14
                                                                  =======

9 Subsidiaries (2)                     -          -               $   105
                                                                  =======

Mode 1 Communications,            4,774,038     25.4%             $12,949
Inc. (3)                                                          =======

Select Energy Portland
Pipeline, Inc.                         -          -               $ 3,268
                                                                  =======

NU Enterprises, Inc. (4)            500,000      5%               $10,000
                                                                  =======

(1) Recorded at cost on owners' books. Partnership interests are accounted for under the equity method of accounting.

(2) CL&P, WMECO, HWP, The Quinnehtuk Company, NUSCO, NU Parent, PSNH, Yankee Energy System and RRR.

(3) Mode 1 is a wholly owned subsidiary of NU. In July 1998, Mode 1's equity investments, FiveCom LLC and NECOM LLC, were reorganized along with other related companies to form a new company, NorthEast Optic Network, Inc.
    (NEON), now called NEON Communications, Inc. Mode 1's ownership interest of 40.78 percent in the new company was equal to its combined ownership interest in FiveCom LLC and NECOM LLC. In August 1998, NEON issued 4,000,000 new common shares on the open market in an initial public offering (IPO). In September 2000, two unaffiliated companies agreed to acquire 4,607,878 shares of NEON over time pursuant to a milestone schedule. Assuming the issuance of all shares, Mode 1 would own 20.5 percent of NEON on a fully diluted basis.

(4) In September 2000, NU Enterprises, Inc. purchased 500,000 shares of Acumentrics Corporation Class A common stock.


ITEM 6.   OFFICERS AND DIRECTORS

Part I.   As of December 31, 2000

1. The following is a list of the names and principal business addresses of the individuals who are Trustees of Northeast Utilities (NU), but who are not officers or directors of any other NU system company. The names of the officers and directors of system companies appear in Section 2 below.

   Cotton Mather Cleveland                   Emery G. Olcott
   Mather Associates                         Packard BioScience Company
   123 Main Street                           800 Research Parkway
   P.O. Box 935                              Meriden, CT 06450
   New London, NH 03257

   Sanford Cloud, Jr.                        William J. Pape II
   The National Conference for               American-Republican, Inc.
   Community and Justice                     P.O. Box 2090
   475 Park Avenue South, 19th Floor         398 Meadow Street
   New York, NY 10016                        Waterbury, CT 06722-2090

   Mr. William F. Conway                     Robert E. Patricelli
   c/o Northeast Utilities                   Women's Health USA, Inc.
   P.O. Box 270                              22 Waterville Road
   Hartford, CT 06141-0270                   Avon, CT 06001

   E. Gail de Planque, Ph.D                  John F. Swope
   c/o Northeast Utilities                   c/o Northeast Utilities
   P.O. Box 270                              P.O. Box 270
   Hartford, CT 06141-0270                   Hartford, CT 06141-0270

   Raymond L. Golden                         John F. Turner
   c/o Northeast Utilities                   The Conservation Fund
   P.O. Box 270                              1800 North Kent Street,
   Hartford, CT 06161-0270                   Suite 1120
                                             Arlington, VA 22209

   Elizabeth T. Kennan
   c/o Northeast Utilities
   P.O. Box 270
   Hartford, CT 06161-0270

2. Following are the names of and positions held by the officers and directors of all system companies (excluding the Trustees of Northeast Utilities who are listed in Section 1 above).

NAMES OF SYSTEM COMPANIES WITH WHICH CONNECTED AS OF DECEMBER 31, 2000

                                       NU                 NUSCO             CL&P
                                       --                 -----             ----

Michael G. Morris                      CHB, P, CEO, T     CH, P, CEO, D
Bruce D. Kenyon                        PN
Hugh C. MacKenzie                      PR                                   P, D
John H. Forsgren                       EVP, CFO, T        EVP, CFO, D
Cheryl W. Grise                        SVP, S, GC         SVP, S, GC
Gary D. Simon                                             SVP
Kerry J. Kuhlman (1)
Gary A. Long (2)
Dennis E. Welch (3)
David H. Boguslawski                                                        VP, D
Gregory B. Butler                                         VP
J. Kingsley Fink (3)
John B. Keane                                             VP, D             VP
Mary Jo Keating                                           VP
Robert J. Kost                                                              VP
Steven P. Laden                                           VP
Jean M. LaVecchia                                         VP
Keith R. Marvin                                           VP, CIO
David R. McHale                        VP, TRS            VP, TRS
William J. Nadeau (4)
John W. Noyes
Rodney O. Powell                                                            VP, D
Paul E. Ramsey (2)
John J. Roman                          VP, C              VP, C
Lisa J. Thibdaue                                          VP
Richard L. Tower                                                            VP
Kevin E. Walker (2)
Roger C. Zaklukiewicz                                                       VP
Robert A. Bersak (2)
O. Kay Comendul                                                             S
Thomas V. Foley (5)
Randy A. Shoop                                                              TRS
John P. Stack                                                               C
Patricia A. Wood (1)
John C. Collins (6)
Gerald Letendre (7)
Jane E. Newman (8)
James E. Byrne (9)
Paul J. McDonald (10)
Melinda M. Phelps (11)
E. Edward Booker (12)
Eileen S. Kraus (13)
John J. Rando (14)
Patricia M. Worthy (15)
William J. Quinlan
Murry K. Staples (16
Gregory C. Picklesimer (16)

                                       HP&E               HWP               PSNH
                                       ----               ---               ----
Michael G. Morris                                                           C, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie                      P, D               P, D              D
John H. Forsgren                                                            D
Cheryl W. Grise
Gary D. Simon
Kerry J. Kuhlman                       D                  D
Gary A. Long                                                                P, COO, D
Dennis E. Welch
David H. Boguslawski                   D                  D                 VP, D
Gregory B. Butler
J. Kingsley Fink
John B. Keane
Mary Jo Keating
Robert J. Kost
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
David R. McHale                        VP, TRS            VP, TRS           VP, TRS
William J. Nadeau                      VP                 VP                VP
John W. Noyes
Rodney O. Powell
Paul E. Ramsey                                                              VP
John J. Roman                          VP, C              VP, C             VP, C
Lisa J. Thibdaue
Richard L. Tower
Kevin E. Walker                                                             VP
Roger C. Zaklukiewicz                  VP                 VP
Robert A. Bersak
O. Kay Comendul                        S                  S                 S
Thomas V. Foley                        CL                 CL
Randy A. Shoop
John P. Stack
Patricia A. Wood
John C. Collins                                                             D
Gerald Letendre                                                             D
Jane E. Newman                                                              D
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
E. Edward Booker
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Murry K. Staples
Gregory C. Picklesimer

                                       WMECO              Mode 1            PI
                                       -----              ------            --
Michael G. Morris                      C, CEO, D          P, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie                      D
John H. Forsgren                       D                  D
Cheryl W. Grise
Gary D. Simon                                             D
Kerry J. Kuhlman                       P, COO, D
Gary A. Long                                                                P, D
Dennis E. Welch
David H. Boguslawski                   VP, D
Gregory B. Butler
J. Kingsley Fink
John B. Keane
Mary Jo Keating
Robert J. Kost
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
David R. McHale                        VP, TRS            VP, TRS           VP, TRS
William J. Nadeau
John W. Noyes                                             VP
Rodney O. Powell
Paul E. Ramsey                                                              VP, D
John J. Roman                          VP, C              VP, C             VP, C
Lisa J. Thibdaue
Richard L. Tower
Kevin E. Walker
Roger C. Zaklukiewicz                  VP
Robert A. Bersak                                                            S, D
O. Kay Comendul                                           S
Thomas V. Foley
Randy A. Shoop
John P. Stack
Patricia A. Wood                       CL
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne                         D
Paul J. McDonald                       D
Melinda M. Phelps                      D
E. Edward Booker
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Murry K. Staples
Gregory C. Picklesimer

                                       Quinn.             RRR               CRC
                                       ------             ---               ---
Michael G. Morris
Bruce D. Kenyon
Hugh C. MacKenzie                      D                  P, D              P, D
John H. Forsgren
Cheryl W. Grise
Gary D. Simon
Kerry J. Kuhlman                       P, D
Gary A. Long
Dennis E. Welch
David H. Boguslawski                   D                  D                 D
Gregory B. Butler
J. Kingsley Fink
John B. Keane
Mary Jo Keating
Robert J. Kost
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
David R. McHale                        VP, TRS            VP, TRS
William J. Nadeau
John W. Noyes
Rodney O. Powell                                          D                 D
Paul E. Ramsey
John J. Roman                          VP, C              VP, C
Lisa J. Thibdaue
Richard L. Tower
Kevin E. Walker
Roger C. Zaklukiewicz                  VP                 VP
Robert A. Bersak
O. Kay Comendul                        S                                   S
Thomas V. Foley
Randy A. Shoop                                                             TRS
John P. Stack                                                              C
Patricia A. Wood                       CL
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
H. Edward Booker                                                            D
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Murry K. Staples
Gregory C. Picklesimer

                                       Conn Steam         Nutmeg Power      EPI
                                       ----------         ------------      ---
Michael G. Morris
Bruce D. Kenyon
Hugh C. MacKenzie                      P, D               P, D              P, D
John H. Forsgren
Cheryl W. Grise
Gary D. Simon
Kerry J. Kuhlman
Gary A. Long
Dennis E. Welch
David H. Boguslawski                   VP                 VP                VP
Gregory B. Butler
J. Kingsley Fink
John B. Keane
Mary Jo Keating
Robert J. Kost
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
David R. McHale
William J. Nadeau
John W. Noyes
Rodney O. Powell
Paul E. Ramsey
John J. Roman
Lisa J. Thibdaue
Richard L. Tower
Kevin E. Walker
Roger C. Zaklukiewicz
Robert A. Bersak
O. Kay Comendul                        S, D               S, D              S, D
Thomas V. Foley
Randy A. Shoop                         TRS                TRS               TRS
John P. Stack                          C                  C                 C
Patricia A. Wood
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
H. Edward Booker
William J. Quinlan                     D                  D                 D
Murry K. Staples
Gregory C. Picklesimer


                                       CL&P Cap. (23)     YES               YEFSCO
                                       --------------     ---               ------
Michael G. Morris                                         C, P, CEO, D      C, P, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren                                          EVP, CFO, D       EVP, CFO, D
Cheryl W. Grise                                           SVP, S, GC, D     SVP, S, GC
Gary D. Simon
Kerry J. Kuhlman
Gary A. Long
Dennis E. Welch                                           SVP, COO, D       SVP, COO, D
David H. Boguslawski
Gregory B. Butler
J. Kingsley Fink
John B. Keane
Mary Jo Keating
Robert J. Kost
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
David R. McHale                                           VP, TRS           VP, TRS
William J. Nadeau
John W. Noyes
Rodney O. Powell
Paul E. Ramsey
John J. Roman                                             VP, C             VP, C
Lisa J. Thibdaue
Richard L. Tower
Kevin E. Walker
Roger C. Zaklukiewicz
Robert A. Bersak
O. Kay Comendul
Thomas V. Foley
Randy A. Shoop
John P. Stack
Patricia A. Wood
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
E. Edward Booker
Eileen S. Kraus                                           D
John J. Rando                                             D
Patricia M. Worthy                                        D
William J. Quinlan
Murry K. Staples
Gregory C. Picklesimer

                                       YGSCO              YESCO             NORCONN
                                       -----              -----             -------
Michael G. Morris                      C, P, CEO, D       C, P, CEO, D      C, P, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren                       EVP, CFO, D        EVP, CFO, D       EVP, CFO, D
Cheryl W. Grise                        SVP, S, GC         SVP, S, GC        SVP, S, GC
Gary D. Simon
Kerry J. Kuhlman
Gary A. Long
Dennis E. Welch                        SVP, COO, D        SVP, COO, D       SVP, COO, D
David H. Boguslawski
J. Kingsley Fink                       VP
Gregory B. Butler
John B. Keane
Mary Jo Keating
Robert J. Kost
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
David R. McHale                        VP, TRS            VP, TRS           VP, TRS
William J. Nadeau
John W. Noyes
Rodney O. Powell
Paul E. Ramsey
John J. Roman                          VP, C              VP, C             VP, C
Lisa J. Thibdaue
Richard L. Tower
Kevin E. Walker
Roger C. Zaklukiewicz
Robert A. Bersak
O. Kay Comendul
Thomas V. Foley
Randy A. Shoop
John P. Stack
Patricia A. Wood
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
E. Edward Booker
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Murry K. Staples
Gregory C. Picklesimer


                                       YEMCO              RMS
                                       -----              ---

Michael G. Morris                      C, P, CEO, D
Bruce D. Kenyon
Hugh C. MacKenzie
John H. Forsgren                       EVP, CFO, D
Cheryl W. Grise                        SVP, S, GC
Gary D. Simon
Kerry J. Kuhlman
Gary A. Long
Dennis E. Welch                        SVP, COO, D
David H. Boguslawski
Gregory B. Butler
J. Kingsley Fink
John B. Keane
Mary Jo Keating
Robert J. Kost
Steven P. Laden
Jean M. LaVecchia
Keith R. Marvin
David R. McHale                        VP, TRS            VP, TRS
William J. Nadeau
John W. Noyes
Rodney O. Powell
Paul E. Ramsey
John J. Roman                          VP, C              VP, C
Lisa J. Thibdaue
Richard L. Tower
Kevin E. Walker
Roger C. Zaklukiewicz
Robert A. Bersak
O. Kay Comendul
Thomas V. Foley
Randy A. Shoop
John P. Stack
Patricia A. Wood
John C. Collins
Gerald Letendre
Jane E. Newman
James E. Byrne
Paul J. McDonald
Melinda M. Phelps
E. Edward Booker
Eileen S. Kraus
John J. Rando
Patricia M. Worthy
William J. Quinlan
Murry K. Staples                                          P, D
Gregory C. Picklesimer                                    S, TRS


                                       COE                COE Argen II      COE Ave Fenix
                                       ---                ------------      -------------
Bruce D. Kenyon                        P, D               P, D              P, D
Thomas W. Philbin (17)
Dennis G. Morrissette (18)
William W. Schivley
Ted C. Feigenbaum (19)
Leon J. Olivier (20)
James B. Redden (17)
Armando J. Barone (18)
Joseph F. Bellefeuille (18)
Paul J. Bohonowicz (18)
H. Donald Burbank (17)
John T. Carlin (20)
David S. Dayton (17)
Stephen J. Fabiani
Linda A. Jensen (17)
William J. Nadeau (4)                  D                  D                 D
Raymond P. Necci (20)
Frank C. Rothen (20)
Frank P. Sabatino                      VP, D              VP, D             VP, D
Jeffrey M. Warren (18)
Carol L. Carver (17)
Christopher Fogarty (18)
Lillian M. Cuoco
Michelle D. Gouin                      S                  S                S
Dennis R. Brown (4)
William A. DiProfio (19)
A. John Stremlaw (21)
Neil Petchers (22)
Eileen Martinsky (22)
Britta MacIntosh (17)
Scott Silver (22)

                                       COE Develop        HEC               HEC Canada
                                       -----------        ---               ----------
Bruce D. Kenyon                        P, D
Thomas W. Philbin                                         P, D              P
Dennis G. Morrissette
William W. Schivley                                       CHB, D
Ted C. Feigenbaum
Leon J. Olivier
James B. Redden                                           EVP, COO, D       VP
Armondo J. Barone
Joseph F. Bellefeuille
Paul J. Bohonowicz
H. Donald Burbank                                         VP               VP
John T. Carlin
David S. Dayton                                           VP, D            VP
Stephen J. Fabiani
Linda A. Jensen                                           VP, TRS, CL      VP, TRS, S
William J. Nadeau                      D
Raymond P. Necci
Frank C. Rothen
Frank P. Sabatino                      VP, D
Jeffrey M. Warren
Carol L. Carver
Christopher Fogarty
Lillian M. Cuoco
Michelle D. Gouin                      S
Dennis R. Brown
William A. DiProfio
A. John Stremlaw                                                            D
Neil Petchers
Eileen Martinsky
Britta MacIntosh
Scott Silver

                                       ERI/HEC (24)       HTEP              RFS
                                       ------------       ----              ---
Bruce D. Kenyon
Thomas W. Philbin                                         P, D              C, D
Dennis G. Morrissette                                                       P, D
William W. Schivley
Ted C. Feigenbaum
Leon J. Olivier
James B. Redden                        VC, MC             SVP, D            D
Armando J. Barone
Joseph F. Bellefeuille                                                      SVP
Paul J. Bohonowicz
H. Donald Burbank
John T. Carlin
David S. Dayton                                           D
Stephen J. Fabiani                                                          D
Linda A. Jensen                        TRS                TRS, CL           TRS
William J. Nadeau
Raymond P. Necci
Frank C. Rothen
Frank P. Sabatino
Jeffrey M. Warren                                                           VP
Carol L. Carver                                                             S
Christopher Fogarty
Lillian M. Cuoco
Michelle D. Gouin
Dennis R. Brown
William A. DiProfio
A. John Stremlaw
Neil Petchers                          C, MC
Eileen Martinsky                       S
Britta MacIntosh                       MC
Scott Silver                           MC

                                       NEI                NGC               NGS
                                       ---                ---               ---
Bruce D. Kenyon                        P, D               P, D              P, CEO, D
Thomas W. Philbin                      D
Dennis G. Morrissette
William W. Schivley                    VP, D              D
Ted C. Feigenbaum
Leon J. Olivier
James B. Redden
Armando J. Barone
Joseph F. Bellefeuille
Paul J. Bohonowicz
H. Donald Burbank
John T. Carlin
David S. Dayton
Stephen J. Fabiani
Linda A. Jensen
William J. Nadeau                                         VP, D             VP, COO, D
Raymond P. Necci
Frank C. Rothen
Frank P. Sabatino                                         VP, D             VP, D
Jeffrey M. Warren
Carol L. Carver
Christopher Fogarty
Lillian M. Cuoco
Michelle D. Gouin                      S                  S                 S
Dennis R. Brown                                                             D
William A. DiProfio
A. John Stremlaw
Neil Petchers
Eileen Martinsky
Britta MacIntosh
Scott Silver

                                       NAEC               NAESCO            NNECO
Bruce D. Kenyon                        P, CEO, D          P, CEO, D         P, CEO, D
Thomas W. Philbin
Dennis G. Morrissette
William W. Schivley
Ted C. Feigenbaum                      EVP, CNO, D        EVP, CNO, D
Leon J. Olivier                                                             SVP, CNO, D
James B. Redden
Armando J. Barone
Joseph F. Bellefeuille
Paul J. Bohonowicz
H. Donald Burbank
John T. Carlin                                            VP                VP
David S. Dayton
Stephen J. Fabiani
Linda A. Jensen
William J. Nadeau
Raymond P. Necci                                                            VP, D
Frank C. Rothen                                                             VP
Frank P. Sabatino
Jeffrey M. Warren
Carol L. Carver
Christopher Fogarty
Lillian M. Cuoco                       S                  S                 S
Michelle D. Gouin
Dennis R. Brown
William A. DiProfio                    D                  D
A. John Stremlaw
Neil Petchers
Eileen Martinsky
Britta MacIntosh
Scott Silver

                                       Select             SEPPI             SECI
                                       ------             -----             ----
Bruce D. Kenyon                                           P, D
Thomas W. Philbin                      VP, D                                CHB, P, D
Dennis G. Morrissette                                                       PNH, D
William W. Schivley                    P, D               D
Ted C. Feigenbaum
Leon J. Olivier
James B. Redden                                                             D
Armando J. Barone                                                           VP
Joseph F. Bellefeuille                                                      SVP
Paul J. Bohonowicz                                                          VP
H. Donald Burbank                                                           PCT
John T. Carlin
David S. Dayton
Stephen J. Fabiani                     VP, D              VP, D             D
Linda A. Jensen                                                             TRS
William J. Nadeau                                         VP, D
Raymond P. Necci
Frank C. Rothen
Frank P. Sabatino                      SVP, D
Jeffrey M. Warren                                                           VP
Carol L. Carver                                                             CL
Christopher Fogarty                                                         C
Lillian M. Cuoco
Michelle D. Gouin                      S                  S
Dennis R. Brown
William A. DiProfio
A. John Stremlaw
Neil Petchers
Eileen Martinsky
Britta MacIntosh
Scott Silver


The principal business address of the individuals listed above is 107 Selden Street, Berlin, Connecticut 06037, except as otherwise noted.

 (1) Principal business address is: Western Massachusetts Electric Company, 174 Brush Hill Road, West Springfield, Massachusetts 01089.

 (2) Principal business address is: Public Service Company of New Hampshire, 1000 Elm Street, Manchester, New Hampshire 03101.

 (3) Principal business address is: Yankee Energy System, Inc., 599 Research Parkway, Meriden, Connecticut 06450.

 (4) Principal business address is: Northeast Generation Services Company, 273 Dividend Road, Rocky Hill, Connecticut 06067.

 (5) Principal business address is: Holyoke Water Power Company, One Canal Street, Holyoke, Massachusetts 01040.

 (6) Mr. Collins' principal business address is: The Hitchcock Clinic, One Medical Center Drive, Lebanon, New Hampshire 03756.

 (7) Mr. Letendre's principal business address is: Diamond Casting & Machine Co., Inc., P.O. Box 420, Route 130, Hollis, New Hampshire 03049.

 (8) Ms. Newman's principal business address is: John F. Kennedy School of Government, Harvard University, 79 JFK Street, Cambridge, Massachusetts 02138.

 (9) Mr. Byrne's principal business address is: Finneran, Byrne & Dreschler, L.L.P, Eastern Harbor Office Park, 50 Redfield Street, Boston, Massachusetts 02122.

(10) Mr. McDonald's principal business address is: 2205 Boston Road, N-128, Wilbraham, Massachusetts 01095.

(11) Ms. Phelps' principal business address is: Bulkley, Richardson and Gelinas, LLP, 1500 Main Street, Suite 2700, P.O. Box 15507, Springfield, Massachusetts 01115.

(12) Mr. Booker's principal business address is: AMACAR Group, 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211

(13) Ms. Kraus' principal business address is 209 Tunxis Road, West Hartford, Connecticut 06107.

(14) Mr. Rando's principal business address is 165 Little Harbor Road, P.O. Box 2011, New Castle, New Hampshire 03854.

(15) Ms. Worthy's principal business address is Howard University School of Law, 2900 Van Ness Street, N. W., Washington, D.C. 20008.

(16) Principal business address is: R. M. Services, Inc., 222 Pitkin Street, East Hartford, Connecticut 06108.

(17) Principal business address is: HEC Inc., 24 Prime Parkway, Natick, Massachusetts 01760.

(18) Principal business address is: Select Energy Contracting, Inc., 605 Front Street, Manchester, New Hampshire 03102.

(19) Principal business address is: North Atlantic Energy Service Corporation, Lafayette Road, Route 1, Seabrook, New Hampshire 03874.

(20) Principal business address is: Northeast Nuclear Energy Company, Rope Ferry Road, Waterford, Connecticut 06385.

(21) Mr. Stremlaw's principal business address is: 242 Simcoe Street, Niagra-on-the-Lake, Ontario Canada, L0S 1J0.

(22) Principal business address is: ERI Services, Inc., 350 Fairfield Avenue, Bridgeport, CT 06604.

(23) CL&P Capital is a partnership in which CL&P serves as general partner and NUSCO serves as limited partner.

(24) ERI/HEC EFA-Med, LLC is a Delaware limited liability company formed to perform energy services work for the United States Navy. HEC Inc. owns 50% membership interest and ERI Services, Inc., owns 50% membership ownership interest.

KEY:
AT    - Associate Trustee
AVP   - Assistant Vice President
C     - Controller
CAO   - Chief Administrative Officer
CEO   - Chief Executive Officer
CFO   - Chief Financial Officer
CIO   - Chief Information Officer
CH    - Chairman
CHB   - Chairman of the Board
CH(E) - Chairman of the Executive Committee
CL    - Clerk
COMP  - Comptroller
CNO   - Chief Nuclear Officer
D     - Director
DS    - Director of Services
EVP   - Executive Vice President
ED    - Executive Director
GC    - General Counsel
MC    - Member of Management Committee
P     - President
PG    - President - Generation Group
PN    - President - Nuclear Group
PR    - President - Retail Business Group
PCT   - President - Connecticut Division
PNH   - President - New Hampshire Division
S     - Secretary
SVP   - Senior Vice President
T     - Trustee
TRS   - Treasurer
VP    - Vice President

NU              -   Northeast Utilities
CL&P            -   The Connecticut Light and Power Company
CL&P Cap.       -   CL&P Capital, L.L.C.
COE             -   Charter Oak Energy, Inc.
COE Argen II    -   COE Argentina II Corp.
COE Ave Fenix   -   COE Ave Fenix Corporation
COE Develop     -   COE Development Corporation
Conn Steam      -   The Connecticut Steam Company
CRC             -   CL&P Receivables Corporation
EPI             -   Electric Power, Incorporated
ERI/HEC         -   ERI/HEC EFA-Med, LLC
HEC             -   HEC Inc.
HEC Canada      -   HEC Energy Consulting Canada Inc.
HWP             -   Holyoke Water Power Company
Mode 1          -   Mode 1 Communications, Inc.
NAEC            -   North Atlantic Energy Corporation
NAESCO          -   North Atlantic Energy Service Corporation
NGC             -   Northeast Generation Company
NGS             -   Northeast Generation Services Company
NNECO           -   Northeast Nuclear Energy Company
NORCONN         -   NorConn Properties, Inc.
NUEI            -   NU Enterprises, Inc.
NUSCO           -   Northeast Utilities Service Company
Nutmeg Power    -   The Nutmeg Power Company
PI              -   Properties, Inc.
PSNH            -   Public Service Company of New Hampshire
Quinn.          -   The Quinnehtuk Company
RFS             -   Reeds Ferry Supply Co., Inc.
RMS             -   R. M. Services, Inc.
RRR             -   The Rocky River Realty Company
SECI            -   Select Energy Contracting, Inc.
Select          -   Select Energy, Inc.
SEPPI           -   Select Energy Portland Pipeline, Inc.
WMECO           -   Western Massachusetts Electric Company
YES             -   Yankee Energy System, Inc.
YEFSCO          -   Yankee Energy Financial Services Company
YESCO           -   Yankee Energy Services Company
YGSCO           -   Yankee Gas Services Company



Part II. The following is a list of the Officers, Directors and Trustees who have financial connections within the provisions of Section 17(c) of of the Act.

                             Name and              Position
          Name of            Location of           Held in          Applicable
          Officer or         Financial             Financial        Exemption
          Director           Institution           Institution      Rule*
            (1)                  (2)                   (3)             (4)

          Thomas V. Foley    Hampden Savings Bank  Trustee              E
                             Springfield, MA

"A" designates Rule 70(b)(1), (2), (3) and (4);
"B" designates Rule 70(c)(1) and (2);
"C" designates Rule 70(d)(1), (2), (3) and (4);
"D" designates Rule 70(e)(1) and (2); and
"E" designates Rule 70(f)(1) and (2).


Part III. The information provided herein is applicable to all system companies, except as indicated otherwise.

     a.    Compensation Of Trustees, Directors, and Executive Officers

     During 2000, each Trustee who was not an employee of NU or its subsidiaries was compensated at an annual rate of $20,000 cash plus 500 common shares of NU, and received $1,000 for each meeting attended of the Board or its Committees. A non-employee Trustee who participates in a meeting of the Board or any of its Committees by conference telephone receives $675 per meeting. Also, a non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra services in the interest of the NU system may receive additional compensation of $1,000 per day plus necessary expenses. The Chairs of the Audit, the Compensation, the Corporate Affairs, the Corporate Governance and the Nuclear Committees were compensated at an additional annual rate of $3,500. In addition to the above compensation, Dr. Kennan is paid at the annual rate of $30,000 for the extra services performed as Lead Trustee. The Chair of the Nuclear Committee receives an additional retainer at the rate of $25,000 per year.

     Under the terms of the Incentive Plan adopted by shareholders at the 1998 Annual Meeting, each non-employee Trustee is eligible for stock-based grants. During 2000 each such Trustee was granted nonqualified options to purchase 2,500 common shares of NU. Receipt of shares acquired on exercise of these options may be deferred pursuant to the terms of the Northeast Utilities Deferred Compensation Plan for Executives.

     In February 2000, each non-employee Trustee was granted nonqualified options to purchase 2,500 common shares.

     Prior to the beginning of each calendar year, each non-employee Trustee may irrevocably elect to have all or any portion of the annual retainer fee paid in the form of common shares of NU. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

     During 2000 each non-employee Director of PSNH and WMECO was compensated at an annual rate of $10,000 cash, and received $500 for each meeting attended of the Board of Directors or, in the case of PSNH, its committees. A non-employee Director who participates in a meeting of the Board of Directors or any of its committees by conference telephone receives $300 per meeting. Also, committee chairs were compensated at an additional annual rate of $1,500.

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Trustees and certain officers of NU and persons who beneficially own more than 10 percent of the outstanding common shares of NU to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Based on review of copies of such forms furnished to NU, or written representations that no Form 5 was required, NU believes that for the year ended December 31, 2000, all such reporting requirements were complied with in a timely manner except that Mr. Cloud failed to include on his Form 3 shares of NU acquired in the Yankee merger, and Mr. Pape failed to report until 2001, 800 shares of CL&P preferred stock acquired in 1994 by a privately-held corporation of which he is a 7.9 percent owner.


                                         SUMMARY COMPENSATION TABLE

CL&P, PSNH, WMECO, and NAEC

     The following tables present the cash and non-cash compensation received by the Chief Executive
Officer and the next four highest paid executive officers of NU, CL&P, PSNH, WMECO, and NAEC, in accordance with rules of the SEC:
                                          Annual Compensation                              Long Term Compensation
                             --------------------------------------------                  ----------------------
                                                                                          Awards             Payouts

                                                                                            Securities
                                                                 Other        Restrict-     Underlying      Long Term      All
                                                                 Annual       ed Stock       Options/       Incentive      Other
                                                                Compensa-     Award(s)        Stock          Program      Compen-
    Name and                           Salary                    tion ($)       ($)        Appreciation      Payouts     sation ($)
Principal Position           Year       ($)        Bonus ($)    (Note 1)      (Note 2)       Rights (#)        ($)        (Note 3)
------------------           ----      ------      ---------    ---------     --------     ------------     ---------    ----------
Michael G. Morris            2000     830,770      1,200,000        -            -            140,000           -           27,326
Chairman of the
Board, President             1999     783,173      1,253,300      92,243      348,611         118,352           -           23,210
and Chief Executive
Officer                      1998     757,692        891,000     134,376      255,261          64,574           -           22,731

Bruce D. Kenyon              2000     504,616        475,000        -            -             20,000           -           16,274
President -
Generation Group             1999     500,000           -           -          77,690          20,804        462,500        15,000

                             1998     500,000        300,000        -            -             21,236           -           14,800

John H. Forsgren             2000     444,615        450,000        -            -             36,000           -            5,100
Executive Vice
President and                1999     429,904        400,000        -         122,682          32,852         87,003        12,888
Chief Financial
Officer                      1998     373,077           -           -            -             73,183           -          104,800

Hugh C. MacKenzie            2000     270,000        250,000        -            -             15,000           -            5,100
President - Retail
Business Group               1999     270,000        250,000        -          73,612          19,712           -          108,100

                             1998     270,000           -           -            -             15,496         42,972         7,500

Cheryl W. Grise              2000     279,616        290,000        -            -             23,000           -            8,795
Senior Vice
President,                   1999     244,712        250,000        -          73,612          19,712           -           82,247
Secretary and
General Counsel              1998     209,231           -           -            -             12,916         20,720         6,123
(in NU, CL&P, PSNH and
WMECO tables only)

Ted C. Feigenbaum            2000     261,539        145,000        -            -             12,000        216,200         8,198
Executive Vice
President and                1999     260,000        130,000        -          28,620           7,664         24,827         5,849
Chief Nuclear Officer
of NAEC                      1998     260,000         48,750        -          40,961          10,044         20,723         7,800
(in NAEC table only)


                                             OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                        Individual Grants                               Grant Date Value

                          Number of        % of Total
                          Securities      Options/SARs
                          Underlying       Granted to       Exercise or                    Grant Date
                         Options/SARs      Employees        Base Price       Expiration      Present
Name                     Granted (#)     in Fiscal Year       ($/sh)            Date        Value ($)
                           (Note 4)
----                     ------------    --------------     -----------      ----------    -----------
Michael G. Morris          140,000            22.1            18.4375         2/20/2010      1,027,600

Bruce D. Kenyon             20,000             3.2            18.4375         2/20/2010        146,800

John H. Forsgren            36,000             5.7            18.4375         2/20/2010        264,240

Hugh C. MacKenzie           15,000             2.4            18.4375         2/20/2010        110,100

Cheryl W. Grise             23,000             3.6            18.4375         2/20/2010        168,820

Ted C. Feigenbaum           12,000             1.9            18.4375         2/20/2010         88,080


                                   AGGREGATED OPTIONS/SAR EXERCISES IN LAST
                                   FISCAL YEAR AND FY-END OPTION/SAR VALUES
                     Shares With
                     Respect to                 Number of Securities         Value of Unexercised
                        Which                  Underlying Unexercised             In-the-Money
                      SARs Were    Value            Options/SARs                  Options/SARs
                      Exercised   Realized     at Fiscal Year End (#)        at Fiscal Year End ($)
     Name               (#)         ($)      Exercisable   Unexercisable   Exercisable   Unexercisable
Michael G. Morris        -            -        495,692      327,234          6,543,905     3,221,429

Bruce D. Kenyon          -            -         66,424       33,869            658,708       245,405

John H. Forsgren         -            -        134,605       57,901          1,244,361       413,203

Hugh C. MacKenzie      39,020      380,445      61,087       28,141 (Note 5)   618,289       209,563

Cheryl W. Grise          -            -         43,977       36,141            436,164       256,063

Ted C. Feigenbaum        -            -         12,599       36,733            103,518       231,392

Notes to Summary Compensation and Option/SAR Grants Tables:

1. Other annual compensation for Mr. Morris consists of 1998 and 1999 relocation expense reimbursements.

2. At December 31, 2000, the aggregate restricted stock holdings by the five individuals named in the table for NU, CL&P, WMECO, and PSNH were 31,070 shares with a value of $753,448 and for NAEC were 29,062 shares with a value of $704,754. Awards shown for 1998 have vested. Awards shown for 1999 vest one-third on February 23, 2000, one-third on February 23, 2001, and one-third on February 23, 2002. No restricted stock was awarded in 2000. Dividends paid on restricted stock are either paid out or reinvested into additional shares.

3. "All Other Compensation" for 2000 consists of employer matching contributions under the Northeast Utilities Service Company 401(k) Plan, generally available to all eligible employees ($5,100 for each named officer), and matching contributions under the Deferred Compensation Plan for Executives (Mr. Morris - $22,226, Mr. Kenyon - $11,174, Mrs. Grise - $3,695, and Mr. Feigenbaum - $3,098).

4. These options were granted on February 22, 2000, under the Northeast Utilities Incentive Plan. All options granted vest one-third on February 22, 2001, one-third on February 22, 2002, and one-third on February 22, 2003. Valued using the Black-Scholes option pricing model, with the following assumptions: Volatility: 26.06 percent (36 months of monthly data); Risk-free rate: 6.55 percent; Dividend yield: 1.82 percent; Exercise date: February 22, 2010.

5. Mr. MacKenzie's unvested stock options vested and became exercisable upon his retirement on January 1, 2001.

PENSION BENEFITS

     The following table shows the estimated annual retirement benefits payable to an executive officer of NU upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the Northeast Utilities Service Company Retirement Plan (the Retirement Plan) but also eligible for the make-whole benefit and the target benefit under the Supplemental Executive Retirement Plan for Officers of NU system companies (the Supplemental Plan). The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers. The make-whole benefit under the Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes as "compensation" awards under the executive incentive plans and deferred compensation (as earned). The target benefit further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to participate in the target benefit and who remain in the employ of NU companies until at least age 60 (unless the Board of Trustees sets an earlier age).

     The benefits presented below are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annuity payments. Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Compensation taken into account under the target benefit described above includes salary, bonus, restricted stock awards, and long-term incentive payouts shown in the Summary Compensation Table, but does not include employer matching contributions under the 401k Plan. In the event that an officer's employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by NU and its subsidiaries under long term disability plans and policies.

                                   ANNUAL BENEFIT

Final Average                 Years of Credited Service
Compensation
                  15           20          25           30          35

$ 200,000     $ 72,000     $ 96,000     $120,000     $120,000     $120,000
  250,000       90,000      120,000      150,000      150,000      150,000
  300,000      108,000      144,000      180,000      180,000      180,000
  350,000      126,000      168,000      210,000      210,000      210,000
  400,000      144,000      192,000      240,000      240,000      240,000
  450,000      162,000      216,000      270,000      270,000      270,000
  500,000      180,000      240,000      300,000      300,000      300,000
  600,000      216,000      288,000      360,000      360,000      360,000
  700,000      252,000      336,000      420,000      420,000      420,000
  800,000      288,000      384,000      480,000      480,000      480,000
  900,000      324,000      432,000      540,000      540,000      540,000
1,000,000      360,000      480,000      600,000      600,000      600,000
1,100,000      396,000      528,000      660,000      660,000      660,000
1,200,000      432,000      576,000      720,000      720,000      720,000

     Each of the executive officers of NU named in the Summary Compensation Table is currently eligible for a target benefit, except Messrs. Morris and Kenyon, whose Employment Agreements provide specially calculated retirement benefits, based on their previous arrangements with CMS Energy/Consumers
Energy Company (CMS Energy) and South Carolina Electric and Gas, respectively. Mr. Morris's agreement provides that upon retirement after reaching the fifth anniversary of his employment date (or upon disability or termination without cause or following a change in control, as defined) he will be entitled to receive a special retirement benefit calculated by applying the benefit formula of the CMS Energy Supplemental Executive Retirement Plan to all compensation earned from the NU system and to all service rendered to the Company and CMS Energy. If Mr. Kenyon retires with at least three years of service with the Company, he will be deemed to have 2 extra years of service for purpose of his special retirement benefit. If after achieving three years of service he voluntarily terminates employment following a "substantial change in responsibilities resulting from a material change in the business of Northeast Utilities", he will be deemed to have an additional year of service for purpose of his special retirement benefit, and if he retires with at least 3 years of service with the Company, he will receive a lump sum payment of $500,000.

     In addition, Mr. Forsgren's Employment Agreement provides for supplemental pension benefits based on crediting up to 10 years additional service and providing payments equal to 25 percent of salary for up to 15 years following retirement, reduced by four percentage points for each year that his age is less than 65 years at retirement.

     As of December 31, 2000, the executive officers named in the Summary Compensation Table had the following years of credited service for purposes of calculating target benefits under the Supplemental Plan (or in the case of Messrs. Morris and Kenyon, for purposes of calculating the special retirement benefits under their respective Employment Agreements): Mr. Morris - 22, Mr. Kenyon - 6, Mr. Forsgren - 4, Mr. MacKenzie - 35, Mrs. Grise - 20, and Mr. Feigenbaum - 15. In addition, Mr. Forsgren had 9 years of service for purposes of his supplemental pension benefit and would have 25 years of service for such purpose if he were to retire at age 65. Assuming that retirement were to occur at age 65 for these officers, retirement would occur with 33, 13, 15, 47, 36 and 29 years of credited service, respectively.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     NUSCO has entered into employment agreements (the Officer Agreements) with each of the named executive officers. The Officer Agreements are also binding on NU and on each majority-owned subsidiary of NU.

     Each Officer Agreement obligates the officer to perform such duties as may be directed by the NUSCO Board of Directors or the NU Board of Trustees, protect the Company's confidential information, and refrain, while employed by the Company and for a period of time thereafter, from competing with the Company in a specified geographic area. Each Officer Agreement provides that the officer's base salary will not be reduced below certain levels without the consent of the officer, and that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan or other supplemental retirement programs (see Pension Benefits, above) and/or in certain executive incentive programs at specified incentive opportunity levels.

     Each Officer Agreement provides for a specified employment term and for automatic one-year extensions of the employment term unless at least six months' notice of non-renewal is given by either party. The employment term may also be ended by the Company for "cause", as defined, at any time (in which case no supplemental retirement benefit, if any, shall be due), or by the officer on thirty days' prior written notice for any reason. Absent "cause", the Company may remove the officer from his or her position on 60 days' prior written notice, but in the event the officer is so removed and signs a release of all claims against the Company, the officer will receive one or two years' base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock.

     Under the terms of an Officer Agreement, upon any termination of employment following a change of control, as defined, between (a) the earlier of the date shareholders approve a change of control transaction or a change of control transaction occurs and (b) the earlier of the date, if any, on which the Board of Trustees abandons the transaction or the date 2 years following the change of control, if the officer signs a release of all claims against the Company, the officer will be entitled to certain payments including a multiple (not to exceed four) of annual base salary, annual incentive payments, specified employee welfare and pension benefits, and vesting of stock appreciation rights, options and restricted stock. Certain of the change in control provisions may be modified by the Board of Trustees prior to a change in control, on at least two years' notice to the affected officer(s).

     Besides the terms described above, the Officer Agreements of Messrs. Morris, Kenyon and Forsgren provide for a specified salary, cash, restricted stock and/or stock options upon employment, special incentive programs and/or special retirement benefits. See Pension Benefits, above, for further description of these provisions.

     The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.

     b.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table provides information as of February 28, 2001, as to the beneficial ownership of the equity securities of NU by each Trustee, each of the five highest paid executive officers of NU and its subsidiaries, and Directors and executive officers of system companies. Unless otherwise noted, each Trustee, Director and executive officer has sole voting and investment power with respect to the listed shares. No equity securities of other system companies are owned by Trustees, Directors or executive officers.


                                              Amount and
                                              Nature of
Title of                                      Beneficial      Percent of
Class          Name                           Ownership       Class (1)

NU Common    David H. Boguslawski               23,246 (2)
NU Common    James E. Byrne                          0
NU Common    Cotton Mather Cleveland            15,169 (3)
NU Common    Sanford Cloud, Jr.                 10,913 (4)
NU Common    John C. Collins                         0
NU Common    William F. Conway                  14,280 (3)(5)
NU Common    E. Gail de Planque                 12,256 (3)
NU Common    William A. DiProfio                 5,326 (6)
NU Common    Ted C. Feigenbaum                  38,459 (7)
NU Common    John H. Forsgren                  115,014 (8)
NU Common    Raymond L. Golden                  13,210 (9)
NU Common    George R. Gram II                   6,634 (10)
NU Common    Cheryl W. Grise                    51,396 (11)
NU Common    Elizabeth T. Kennan                13,600 (3)
NU Common    Bruce D. Kenyon                  109,458 (12)
NU Common    Kerry J. Kuhlman                  14,509 (13)
NU Common    Gerald Letendre                        0
NU Common    Gary A. Long                      13,078 (14)
NU Common    Hugh C. MacKenzie                 18,360 (15)
NU Common    Paul J. McDonald                     500
NU Common    Michael G. Morris                621,767 (16)
NU Common    Jane E. Newman                         0
NU Common    Emery G. Olcott                   17,751 (4)
NU Common    William J. Pape II                 9,203 (3)(17)
NU Common    Robert E. Patricelli              17,877 (3)
NU Common    Melinda M. Phelps                      0
NU Common    Rodney O. Powell                   8,288 (18)
NU Common    John F. Swope                     15,814 (3)
NU Common    John F. Turner                     9,705 (3)(19)

(1) As of February 28, 2001, there were 148,798,232 common shares of NU outstanding. The percentage of such shares beneficially owned by any Director or Executive Officer, and by all Directors and Executive Officers of CL&P, PSNH, WMECO and NAEC as a group, does not exceed one percent.

(2) Includes 730 restricted shares, as to which Mr. Boguslawski has sole voting power but no dispositive power. Includes 15,512 shares that could be acquired by Mr. Boguslawski pursuant to currently exercisable options.

(3) Includes 8,750 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

(4) Includes 3,750 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

(5) Includes 5,530 shares held jointly by Mr. Conway and his wife, who share voting and investment power.

(6) Mr. DiProfio retired effective January 1, 2001. Beneficial ownership is given as of December 31, 2000, and includes 1,198 restricted shares, as to which Mr. DiProfio had sole voting power but no dispositive power, and 879 shares that could be acquired by Mr. DiProfio pursuant to then exercisable options. The restricted shares and 3,296 unvested options vested upon Mr. DiProfio's retirement.

(7) Includes 639 restricted shares, as to which Mr. Feigenbaum has sole voting power but no dispositive power. Includes 19,153 shares that could be acquired by Mr. Feigenbaum pursuant to currently exercisable options.

(8) Includes 2,738 restricted shares, as to which Mr. Forsgren has sole voting power but no dispositive power. Includes 107,087 shares that could be acquired by Mr. Forsgren pursuant to currently exercisable options.

(9) Includes 6,250 shares that could be acquired by Mr. Golden pursuant to currently exercisable options.

(10) Includes 5,283 shares that could be acquired by Mr. Gram pursuant to currently exercisable options.

(11) Includes 1,643 restricted shares, as to which Mrs. Grise has sole voting power, but no dispositive power. Includes 33,724 shares that could be acquired by Mrs. Grise pursuant to currently exercisable options. Includes 265 shares held by Mrs. Grise's husband as custodian for her children, with whom she shares voting and dispositive power.

(12) Includes 1,734 restricted shares, as to which Mr. Kenyon has sole voting power but no dispositive power. Includes 41,772 shares that could be acquired by Mr. Kenyon pursuant to currently exercisable options.

(13) Includes 342 restricted shares, as to which Ms. Kuhlman has sole voting power but no dispositive power. Includes 8,395 shares that could be acquired by Ms. Kuhlman pursuant to currently exercisable options.

(14) Includes 319 restricted shares, as to which Mr. Long has sole voting power but no dispositive power. Includes 7,590 shares that could be acquired by Mr. Long pursuant to currently exercisable options.

(15) Mr. MacKenzie retired effective January 1, 2001. Beneficial ownership is given as of December 31, 2000, and includes 3,285 restricted shares, as to which Mr. MacKenzie had sole voting power but no dispositive power, and 22,067 shares that could be acquired by Mr. MacKenzie pursuant to then exercisable options. Mr. MacKenzie's restricted stock and 28,141 unvested options vested upon his retirement.

(16) Includes 7,779 restricted shares, as to which Mr. Morris has sole voting power but no dispositive power. Includes 573,476 shares that could be acquired by Mr. Morris pursuant to currently exercisable options. Includes 13,499 shares held jointly by Mr. Morris and his wife, who share voting and investment power.

(17) Includes 5,176 shares as to which Mr. Pape shares voting and dispositive power. Includes 1,250 shares that could be acquired by Mr. Pape pursuant to currently exercisable options. In addition, Mr. Pape shares beneficial ownership of 800 shares of CL&P 4.50% Preferred Series 1956.

(18) Includes 249 restricted shares, as to which Mr. Powell has sole voting power but no dispositive power. Includes 6,750 shares that could be acquired by Mr. Powell pursuant to currently exercisable options.

(19) Includes 955 shares held jointly by Mr. Turner and his wife, who share voting and investment power.

     c. CONTRACTS AND TRANSACTIONS OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS WITH SYSTEM COMPANIES

     This disclosure was included in the discussion of employment contracts in Part III, Section (a) above.

     d. INDEBTEDNESS OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS OF SYSTEM COMPANIES

     No Trustee, Director or executive officer was indebted to a system company during 2000.

     e. PARTICIPATION OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS IN BONUS AND PROFIT-SHARING ARRANGEMENTS

     This disclosure was included in the discussion of compensation in
Part III, Section (a) above.

     f.   RIGHTS TO INDEMNITY OF TRUSTEES, DIRECTORS AND EXECUTIVE OFFICERS

     No disclosures were made in any system company's most recent proxy statement or annual report on Form 10-K with respect to the rights to indemnity of Trustees, Directors or executive officers.


ITEM 7.   CONTRIBUTIONS AND PUBLIC RELATIONS

1. There were no expenditures, disbursements or payments made during 2000 in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefore; and

2. There were no expenditures, disbursements or payments made during 2000 to citizens groups or public relations counsel.

ITEM 8.   SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I:

The following energy management and/or demand-side management and other services to one or more system companies follows:

                                  Serving   Receiving
Transaction                       Company    Company         Compensation
-----------                       -------   ---------        ------------
                                                        (Thousands of Dollars)

Worker Compensation Costs          PSNH       NAESCO             $136
Electrical Maintenance
  Services                         PSNH       NAESCO             $ 95
Vehicle Lease Charges              PSNH       NAESCO             $ 19
Mechanical Maintenance
  Services                         PSNH       NAESCO             $184
Human Resources Service            PSNH       NAESCO             $  6
Insurance Costs                    PSNH       NAESCO             $ 34
Miscellaneous Services             PSNH       NAESCO             $ (1)
Newington Station building
  and outside storage              PSNH       NAESCO             $186**

**Includes operation and maintenance charges and property taxes associated with leased property.

                                  Serving   Receiving
Transaction                       Company    Company         Compensation
-----------                       -------   ---------        ------------
                                                        (Thousands of Dollars)
Electrical Maintenance
  Services                        NGS         NNECO              $   92
Implementation Services           NGS         NNECO              $  451
Mechanical Maintenance
  Services                        NGS         NNECO              $  140
Human Resources Services          NGS         NNECO              $1,550
Miscellaneous Services            NGS         NNECO              $   30
Contained Inspection Program      NGS         NNECO              $  109
Auxiliary Steam Installation
  Service                         NGS         NNECO              $  312
Spent Fuel Pool Cooling MOD       NGS         NNECO              $  179
Security MOD Project Support      NGS         NNECO              $  598
Diesel Mechanics                  NGS         NNECO              $  193
CMF Outage Services               NGS         NNECO              $   46
POSL Services                     NGS         NNECO              $  126
CMF Rigging Loft Support          NGS         NNECO              $   76


PART II:

See Item 6, Part III(c).

PART III:

None to be reported.


ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I:

(a)  Identification of Company

     1.  Northeast Generation Company (NGC)

     2.  Location:

         107 Selden Street
         Berlin, CT 06037

     3.  Business Address:

         Same

     4.  Description:

         NGC owns and operates a portfolio of 1,289 MW of generating assets in New England which was acquired in March 2000, as a result of the auctions by NGC's affiliates, The Connecticut Light and Power Company (CL&P) and Western Massachusetts Electric Company (WMECO) in their electric restructuring activities. The table below lists these generating assets:

                                                                     Capacity
Asset                  Location              Type                      (MW)
-----                  --------              ----                    --------

Northfield Mountain    Erving, MA            Pumped Storage          1,080.0
Cabot                  Montague, MA          Conventional Hydro         53.0
Turners Falls          Montague, MA          Conventional Hydro          6.3
Falls Village          Falls Village, CT     Conventional Hydro         11.0
Bulls Bridge           New Milford, CT       Conventional Hydro          8.4
Rocky River            New Milford, CT       Conventional Hydro/
                                               Pumped Storage           29.9
Shepaug                Southbury, CT         Conventional Hydro         43.4
Stevenson              Monroe, CT            Conventional Hydro         28.9
Robertsville           Colebrook, CT         Conventional Hydro          0.6
Bantam                 Litchfield, CT        Conventional Hydro          0.3
Scotland               Windham, CT           Conventional Hydro          2.2
Tunnel                 Preston, CT           Conventional Hydro          2.1
Taftville              Norwich, CT           Conventional Hydro          2.0
Tunnel ICU             Preston, CT           Internal Combustion
                                               Unit                     20.8
                                                                     -------
Total                                                                1,288.9
                                                                     =======

     5.  System Company that Holds Interest:

         Northeast Generation Company, a Connecticut corporation, is a wholly-owned subsidiary of NU Enterprises, Inc., the holding company for Northeast Utilities unregulated businesses.

     6.  EWG or FUCO:

         EWG



(b)  Capital Investment in Company by NU, Direct or Indirect

     1.  Type:    Capital contribution
     2.  Amount:  $466.2 million
     3.  Debt:    None
     4. Other financial obligations with recourse to NU or another system company: None
     5.  Guarantees by NU: None

     Transfer of assets to an affiliated EWG or FUCO:

     Market value:       None
     Book value:         None
     Sale price:         None

(c)  State the ratio of debt to common equity and earnings as of 12/31/00:

     Ratio of debt to common equity as of 12/31/00:  .806
     Ratio of debt to earnings/(loss) as of 12/31/00:  15.232

(d)  Service, Sales or Construction Contracts:

     NGC has a Power Sales and Purchase Agreement, dated December 27, 1999, with Select Energy, Inc. (Select), an affiliate of NGC. The term of this agreement is six years (through December 31, 2005) with an option for renewal. The agreement sets forth the terms and conditions by which Select purchases the capacity, associated energy, and ancillary services from the NGC assets. During 2000, Select paid NGC $108.3 million under this contract.

     NGC has a Management and Operation Agreement, dated February 1, 2000, as amended March 1, 2000, with Northeast Generation Services Company (NGS), an affiliate of NGC, to manage and operate the NGC generating assets. This agreement is in effect until March 15, 2006. The scope of services that NGS renders to NGC under this agreement includes management, operations, maintenance, administration, labor, consumables, water, supervision, and other goods and services necessary for the safe, efficient and reliable management, operation and maintenance of the NGC assets on a daily basis. During 2000, NGC paid NGS $13.8 million under this contract.

     NGC has a Service Contract with Northeast Utilities Service Company (NUSCO), an affiliate of NGCS, dated January 4, 1999. This agreement was extended through the year 2000 for a one-year period by a renewal agreement dated December 31, 1999. Under this contract, NUSCO agrees to provide NGC with services such as corporate and secretarial, financial planning, accounting, taxes, insurance, budgets, data processing, purchasing, and other administrative services. During 2000, NGC paid NUSCO under this contract $1.1 million.


PART II.

An organizational chart showing the relationship of the foreign utility company to other NU system companies is provided as Exhibit H. Required financial data is provided as Exhibit I.

PART III.

(a)  NU's aggregate investment in EWGs and FUCOs, respectively, as of 12/31/00:

     EWGs:   $469.5 million
     FUCOS:  $  0.0 million

(b) Ratio of aggregate investment to aggregate retained earnings of NU's public-utility subsidiary companies as of 12/31/00: .76


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

                                                                      Page
                                                                      ----
Financial Statements filed pursuant to the Public Utility Holding Company Act of 1935

Report of Independent Public Accountants                              F-1

Signature                                                             F-2

Financial Statements as of and for the year ended
  December 31, 1999

 Northeast Utilities and Subsidiaries:

    Consolidating Balance Sheet                                    F-4--F-7
    Consolidating Statement of Income                              F-8--F-9
    Consolidating Statement of Retained Earnings                  F-10--F-11
    Consolidating Statement of Capital Surplus, Paid In           F-10--F-11
    Consolidating Statement of Cash Flows                         F-12--F-13

  The Connecticut Light and Power Company and Subsidiaries:

    Consolidating Balance Sheet                                   F-14--F-15
    Consolidating Statement of Income                                F-16
    Consolidating Statement of Retained Earnings                     F-17
    Consolidating Statement of Capital Surplus, Paid In              F-17
    Consolidating Statement of Cash Flows                            F-18

  Public Service Company of New Hampshire and Subsidiary:

    Consolidating Balance Sheet                                   F-20--F-21
    Consolidating Statement of Income                                F-22
    Consolidating Statement of Retained Earnings                     F-23
    Consolidating Statement of Capital Surplus, Paid In              F-23
    Consolidating Statement of Cash Flows                            F-24

  Western Massachusetts Electric Company and Subsidiary:

    Consolidating Balance Sheet                                   F-26--F-27
    Consolidating Statement of Income                                F-28
    Consolidating Statement of Retained Earnings                     F-29
    Consolidating Statement of Capital Surplus, Paid In              F-29
    Consolidating Statement of Cash Flows                            F-30

  Holyoke Water Power Company and Subsidiary:

    Consolidating Balance Sheet                                   F-32--F-33
    Consolidating Statement of Income                                F-34
    Consolidating Statement of Retained Earnings                     F-35
    Consolidating Statement of Capital Surplus, Paid In              F-35
    Consolidating Statement of Cash Flows                            F-36


  Yankee Energy System, Inc. and Subsidiaries:

    Consolidating Balance Sheet                                   F-38--F-41
    Consolidating Statement of Income                             F-42--F-43
    Consolidating Statement of Retained Earnings                  F-44--F-45
    Consolidating Statement of Capital Surplus, Paid In           F-44--F-45
    Consolidating Statement of Cash                               F-46--F-47

  Charter Oak Energy Incorporated and Subsidiaries:

    Consolidating Balance Sheet                                   F-48--F-49
    Consolidating Statement of Income                             F-50--F-51
    Consolidating Statement of Retained Earnings                     F-52
    Consolidating Statement of Capital Surplus, Paid In              F-52
    Consolidating Statement of Cash                               F-54--F-55

  HEC Inc. and Subsidiaries:

    Consolidating Balance Sheet                                   F-56--F-57
    Consolidating Statement of Income                                F-58
    Consolidating Statement of Retained Earnings                     F-59
    Consolidating Statement of Capital Surplus, Paid In              F-59
    Consolidating Statement of Cash Flows                         F-60--F-61

  NU Enterprises, Inc. and Subsidiaries:

    Consolidating Balance Sheet                                   F-62--F-65
    Consolidating Statement of Income                             F-66--F-67
    Consolidating Statement of Retained Earnings                  F-68--F-69
    Consolidating Statement of Capital Surplus, Paid In           F-58--F-59
    Consolidating Statement of Cash Flows                         F-70--F-71

Notes to Financial Statements                                        F-72

Exhibits                                                           E-1--E-2



                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                       ----------------------------------------


To Northeast Utilities and Subsidiaries:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Northeast Utilities (a Massachusetts trust) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity, cash flows, and income taxes for each of the three years in the period ended December 31, 2000, included in the 2000 annual report to shareholders and incorporated by reference in this Form U5S, and have issued our report thereon dated January 23, 2001 (except with respect to the matters discussed in Note 15, as to which the date is March 13, 2001). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northeast Utilities and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                 /s/ Arthur Andersen LLP
                                     Arthur Andersen LLP



Hartford, Connecticut
January 23, 2001





                                  SIGNATURE



Northeast Utilities, a registered holding company, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                              NORTHEAST UTILITIES




                      By:   /s/ John J. Roman
                            ---------------------------------
                                John J. Roman
                                Vice President and Controller



April 26, 2001




      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 2000
             (Thousands of Dollars)

                                                                 The
                                                             Connecticut   Public Service
                                                              Light and     Company of
                                                 Northeast  Power Company  New Hampshire
                                                 Utilities  (consolidated) (consolidated)
                                                 (parent)        (b)            (b)
                                                ----------- -------------- --------------
Utility Plant, at cost:
  Electric                                      $        0     $5,756,098     $1,506,168
  Other                                                  0              0          8,588
                                                ----------- -------------- --------------
                                                         0      5,756,098      1,514,756
    Less:  Accumulated provision for
           depreciation                                  0      4,210,429        714,792
                                                ----------- -------------- --------------
                                                         0      1,545,669        799,964
  Construction work in progress                          0        128,835         27,251
  Nuclear fuel, net                                      0         79,672          1,924
                                                ----------- -------------- --------------
         Total net utility plant                         0      1,754,176        829,139
                                                ----------- -------------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market              0        536,912          7,362
  Investments in regional nuclear generating
   companies, at equity                                  0         41,395          9,965
  Investments in subsidiary companies, at
   equity                                        2,687,804              0              0
  Other, at cost                                    15,025         33,708          3,475
                                                ----------- -------------- --------------
                                                 2,702,829        612,015         20,802
                                                ----------- -------------- --------------

Current Assets:
  Cash and cash equivalents                          1,058          5,461        116,482
  Special Deposits                                       0              0              0
  Investments in securitizable assets                    0         98,146              0
  Notes receivable from affiliated companies        94,400         38,000              0
  Receivables, net                                     868         29,245         71,992
  Accounts receivable from affiliated companies      3,908        103,763          2,239
  Taxes receivable from affiliated companies             0              0         10,005
  Accrued utility revenues                               0              0         41,844
  Fuel, materials, and supplies, at average cost         0         36,332         28,760
  Unrealized gains on mark-to-market transaction         0              0              0
  Prepayments and other                              3,744         32,291         14,783
                                                ----------- -------------- --------------
                                                   103,978        343,238        286,105
                                                ----------- -------------- --------------
Deferred Charges:
  Regulatory assets                                      0      1,835,967        924,847
  Accumulated deferred income taxes                      0              0              0
  Unamortized debt expense                              13         14,794          9,067
  Deferred receivable from affiliated company            0              0          3,240
  Goodwill and other purchased intangible assets         0              0              0
  Prepaid pension                                        0        170,672              0
  Other                                                321         33,336          9,096
                                                ----------- -------------- --------------
                                                       334      2,054,769        946,250
                                                ----------- -------------- --------------


       Total Assets                             $2,807,141     $4,764,198     $2,082,296
                                                =========== ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 2000
             (Thousands of Dollars)

                                                   Western
                                                Massachusetts                    Holyoke
                                                  Electric                     Water Power
                                                   Company     North Atlantic    Company
                                                (consolidated)    Energy      (consolidated)
                                                     (b)        Corporation        (b)
                                                -------------- -------------- --------------
Utility Plant, at cost:
  Electric                                         $1,112,405       $719,353       $101,117
  Other                                                     0              0              0
                                                -------------- -------------- --------------
                                                    1,112,405        719,353        101,117
    Less:  Accumulated provision for
           depreciation                               792,923        223,465         81,933
                                                -------------- -------------- --------------
                                                      319,482        495,888         19,184
  Construction work in progress                        22,813          8,710            970
  Nuclear fuel, net                                    18,296         28,369              0
                                                -------------- -------------- --------------
         Total net utility plant                      360,591        532,967         20,154
                                                -------------- -------------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market           144,921         50,863              0
  Investments in regional nuclear generating
   companies, at equity                                11,117              0              0
  Investments in subsidiary companies, at
   equity                                                   0              0              0
  Other, at cost                                        6,249              0          3,476
                                                -------------- -------------- --------------
                                                      162,287         50,863          3,476
                                                -------------- -------------- --------------

Current Assets:
  Cash and cash equivalents                               985            118          1,865
  Special Deposits                                          0              0              0
  Investments in securitizable assets                       0              0              0
  Notes receivable from affiliated companies                0         27,800         16,200
  Receivables, net                                     36,364              0            862
  Accounts receivable from affiliated companies        16,146         50,796          5,065
  Taxes receivable from affiliated companies                0            722            825
  Accrued utility revenues                             21,222              0              0
  Fuel, materials, and supplies, at average cost        1,606         14,003          4,763
  Unrealized gains on mark-to-market transaction            0              0              0
  Prepayments and other                                 4,817          2,000            768
                                                -------------- -------------- --------------
                                                       81,140         95,439         30,348
                                                -------------- -------------- --------------
Deferred Charges:
  Regulatory assets                                   392,247         48,068              0
  Accumulated deferred income taxes                         0              0              0
  Unamortized debt expense                              1,822            847            792
  Deferred receivable from affiliated company               0              0              0
  Goodwill and other purchased intangible assets            0              0              0
  Prepaid pension                                      45,473              0            771
  Other                                                 4,258            780            323
                                                -------------- -------------- --------------
                                                      443,800         49,695          1,886
                                                -------------- -------------- --------------


       Total Assets                                $1,047,818       $728,964       $ 55,864
                                                ============== ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 2000
             (Thousands of Dollars)


                                                Northeast Northeast
                                                Utilities  Nuclear  North Atlantic
                                                 Service   Energy   Energy Service
                                                 Company   Company   Corporation
                                                --------- --------- --------------
Utility Plant, at cost:
  Electric                                      $      0   $37,876        $     0
  Other                                          111,814         0              0
                                                --------- --------- --------------
                                                 111,814    37,876              0
    Less:  Accumulated provision for
           depreciation                           88,114    15,771              0
                                                --------- --------- --------------
                                                  23,700    22,105              0
  Construction work in progress                    9,937       416              0
  Nuclear fuel, net                                    0         0              0
                                                --------- --------- --------------
         Total net utility plant                  33,637    22,521              0
                                                --------- --------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market            0         0              0
  Investments in regional nuclear generating
   companies, at equity                                0         0              0
  Investments in subsidiary companies, at
   equity                                              0         0              0
  Other, at cost                                   7,158         0              0
                                                --------- --------- --------------
                                                   7,158         0              0
                                                --------- --------- --------------

Current Assets:
  Cash and cash equivalents                       45,375         0          3,095
  Special Deposits                                     0         0              0
  Investments in securitizable assets                  0         0              0
  Notes receivable from affiliated companies      79,400     9,300              0
  Receivables, net                               130,338     4,517         25,586
  Accounts receivable from
    affiliated companies                          10,156    39,894            147
  Taxes receivable from affiliated companies           0       362              0
  Accrued utility revenues                             0         0              0
  Fuel, materials, and supplies,
    at average cost                                  147    71,358             35
  Unrealized gains on mark-to-market
    transaction                                        0         0              0
  Prepayments and other                            2,638     1,188          1,058
                                                --------- --------- --------------
                                                 268,054   126,619         29,921
                                                --------- --------- --------------
Deferred Charges:
  Regulatory assets                                    0         0              0
  Accumulated deferred income taxes                    0    42,252              0
  Unamortized debt expense                             0         0              0
  Deferred receivable from
    affiliated company                                 0         0              0
  Goodwill and other purchased
    intangible assets                                  0         0              0
  Prepaid pension                                 28,352         0              0
  Other                                           37,030    33,723         35,248
                                                --------- --------- --------------
                                                  65,382    75,975         35,248
                                                --------- --------- --------------


       Total Assets                             $374,231  $225,115        $65,169
                                                ========= ========= ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 2000
             (Thousands of Dollars)


                                                                        Yankee Energy   Charter Oak
                                                   The      The Rocky   Systems, Inc.   Energy, Inc.
                                                Quinnehtuk River Realty (consolidated) (consolidated)
                                                 Company     Company         (b)            (b)
                                                ---------- ------------ -------------- --------------
Utility Plant, at cost:
  Electric                                         $    0      $     0       $      0        $    52
  Other                                             1,639       89,376        608,153              0
                                                ---------- ------------ -------------- --------------
                                                    1,639       89,376        608,153             52
    Less:  Accumulated provision for
           depreciation                             1,211       35,730        245,214             52
                                                ---------- ------------ -------------- --------------
                                                      428       53,646        362,939              0
  Construction work in progress                         1        2,456         18,723              0
  Nuclear fuel, net                                     0            0              0              0
                                                ---------- ------------ -------------- --------------
         Total net utility plant                      429       56,102        381,662              0
                                                ---------- ------------ -------------- --------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market             0            0              0              0
  Investments in regional nuclear generating
   companies, at equity                                 0            0              0              0
  Investments in subsidiary companies, at
   equity                                               0            0              0              0
  Other, at cost                                    1,140        1,929         11,411              0
                                                ---------- ------------ -------------- --------------
                                                    1,140        1,929         11,411              0
                                                ---------- ------------ -------------- --------------

Current Assets:
  Cash and cash equivalents                            44            0          6,459          3,021
  Special Deposits                                      0            0              0              0
  Investments in securitizable assets                   0            0              0              0
  Notes receivable from affiliated companies            0            0              0              0
  Receivables, net                                      0            0         58,697              0
  Accounts receivable from affiliated companies         0          314             77              0
  Taxes receivable from affiliated companies            0            0              0          1,963
  Accrued utility revenues                              0            0         38,057              0
  Fuel, materials, and supplies,
    at average cost                                     0            0          3,404              0
  Unrealized gains on mark-to-market transaction        0            0              0              0
  Prepayments and other                                 0          570         23,323              0
                                                ---------- ------------ -------------- --------------
                                                       44          884        130,017          4,984
                                                ---------- ------------ -------------- --------------
Deferred Charges:
  Regulatory assets                                     4            0         54,649              0
  Accumulated deferred income taxes                    32            0              0         14,198
  Unamortized debt expense                              0           44          1,270              0
  Deferred receivable from affiliated company           0            0              0              0
  Goodwill and other purchased intangible assets        0            0        302,614              0
  Prepaid pension                                       0            0         42,988              0
  Other                                                 0            0         14,334              0
                                                ---------- ------------ -------------- --------------
                                                       36           44        415,855         14,198
                                                ---------- ------------ -------------- --------------


       Total Assets                                $1,649      $58,959       $938,945        $19,182
                                                ========== ============ ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.





      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                     Assets
               December 31, 2000
             (Thousands of Dollars)

                                                      NU
                                                 Enterprises,
                                                     Inc.
                                                (consolidated)
                                                     (b)       Eliminations Consolidated
                                                -------------- ------------ ------------
Utility Plant, at cost:
  Electric                                           $265,761   $  128,654  $ 9,370,176
  Other                                                42,157            0      861,727
                                                -------------- ------------ ------------
                                                      307,918      128,654   10,231,903
    Less:  Accumulated provision for
           depreciation                               156,838     (474,809)   7,041,279
                                                -------------- ------------ ------------
                                                      151,080      603,463    3,190,624
  Construction work in progress                         8,220            0      228,330
  Nuclear fuel, net                                         0            0      128,261
                                                -------------- ------------ ------------
         Total net utility plant                      159,300      603,463    3,547,215
                                                -------------- ------------ ------------

Other Property and Investments:
  Nuclear decommissioning trusts, at market                 0            0      740,058
  Investments in regional nuclear generating
   companies, at equity                                     0            0       62,477
  Investments in subsidiary companies, at
   equity                                                   0    2,687,804            0
  Other, at cost                                       26,217      (27,502)     137,291
                                                -------------- ------------ ------------
                                                       26,217    2,660,302      939,826
                                                -------------- ------------ ------------

Current Assets:
  Cash and cash equivalents                            43,555       27,502      200,017
  Special Deposits                                      2,538        2,538            0
  Investments in securitizable assets                       0            0       98,146
  Notes receivable from affiliated companies              800      265,900            0
  Receivables, net                                    134,361       19,967      472,863
  Accounts receivable from affiliated companies       131,789      364,295            0
  Taxes receivable from affiliated companies                0       13,877            0
  Accrued utility revenues                                  0      (19,967)     121,090
  Fuel, materials, and supplies, at average cost        3,303            0      163,711
  Unrealized gains on mark-to-market transaction       26,876       26,876            0
  Prepayments and other                                 8,462        1,112       94,528
                                                -------------- ------------ ------------
                                                      351,684      702,100    1,150,355
                                                -------------- ------------ ------------
Deferred Charges:
  Regulatory assets                                         0     (655,019)   3,910,801
  Accumulated deferred income taxes                   282,645      339,127            0
  Unamortized debt expense                              4,828            0       33,475
  Deferred receivable from affiliated company               0        3,240            0
  Goodwill and other purchased intangible assets       21,774            0      324,389
  Prepaid pension                                       1,368      150,077      139,546
  Other                                                54,850       51,758      171,542
                                                -------------- ------------ ------------
                                                      365,465     (110,817)   4,579,753
                                                -------------- ------------ ------------

       Total Assets                                  $902,666   $3,855,048  $10,217,149
                                                ============== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 2000
             (Thousands of Dollars)

                                                                 The
                                                             Connecticut   Public Service
                                                              Light and     Company of
                                                 Northeast  Power Company  New Hampshire
                                                 Utilities  (consolidated) (consolidated)
                                                 (parent)        (b)            (b)
                                                ----------- -------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                $  693,345     $   75,849     $        1
   Capital surplus, paid in                        927,059        413,192        424,909
   Capital surplus, paid in                        215,000              0              0
   Deferred contribution plan-employee stock
     ownership plan                               (114,463)             0              0
   Retained earnings                               495,873        243,197        123,177
   Accumulated other comprehensive income            1,769            506          1,207
                                                ----------- -------------- --------------
    Total common shareholders' equity            2,218,583        732,744        549,294
  Preferred stock not subject to mandatory
    redemption                                           0        116,200              0
  Preferred stock subject to mandatory
    redemption                                           0              0              0
  Long-term debt                                   117,000      1,072,688        407,285
                                                ----------- -------------- --------------
    Total capitalization                         2,335,583      1,921,632        956,579
                                                ----------- -------------- --------------
Minority Interest in Consolidated Subsidiary             0        100,000              0
                                                ----------- -------------- --------------

Obligations Under Capital Leases                         0         39,910         91,702
                                                ----------- -------------- --------------

Current Liabilities:
  Notes payable to banks                           436,000        115,000              0
  Notes payable to affiliated company                    0              0              0
  Long-term debt and preferred stock-current
   portion                                          21,000        160,000         24,268
  Obligations under capital leases-current
   portion                                               0         89,959        537,528
  Accounts payable                                     966        153,944         45,892
  Accounts payable to affiliated companies              18        122,106         54,008
  Accrued taxes                                      1,135         32,901            657
  Accrued interest                                   6,961         13,995          4,962
  Other                                                 20         31,324         13,112
                                                ----------- -------------- --------------
                                                   466,100        719,229        680,427
                                                ----------- -------------- --------------

Deferred Credits:
  Accumulated deferred income taxes                  5,026        977,439        179,928
  Accumulated deferred investment tax credits            0         99,771         27,348
  Deferred contractual obligations                       0        160,590         41,499
  Decommissioning obligation-Millstone 1                 0        580,320              0
  Deferred pension costs                                 0              0         41,216
  Other                                                432        165,307         63,597
                                                ----------- -------------- --------------
                                                     5,458      1,983,427        353,588
                                                ----------- -------------- --------------


    Total Capitalization and Liabilities        $2,807,141     $4,764,198     $2,082,296
                                                =========== ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 2000
             (Thousands of Dollars)

                                                   Western
                                                Massachusetts                    Holyoke
                                                  Electric                     Water Power
                                                   Company     North Atlantic    Company
                                                (consolidated)    Energy      (consolidated)
                                                     (b)        Corporation        (b)
                                                -------------- -------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                   $   14,752       $      1        $ 2,400
   Capital surplus, paid in                            94,010        160,999          6,000
   Capital surplus, paid in                                 0              0              0
   Deferred contribution plan-employee stock
     ownership plan                                         0              0              0
   Retained earnings                                   62,952            (41)        (5,607)
   Accumulated other comprehensive income                 182              0             (5)
                                                -------------- -------------- --------------
    Total common shareholders' equity                 171,896        160,959          2,788
  Preferred stock not subject to mandatory
    redemption                                         20,000              0              0
  Preferred stock subject to mandatory
    redemption                                         15,000              0              0
  Long-term debt                                      139,425         65,000         38,300
                                                -------------- -------------- --------------
    Total capitalization                              346,321        225,959         41,088
                                                -------------- -------------- --------------
Minority Interest in Consolidated Subsidiary                0              0              0
                                                -------------- -------------- --------------

Obligations Under Capital Leases                        5,935              0              0
                                                -------------- -------------- --------------

Current Liabilities:
  Notes payable to banks                              110,000        200,000              0
  Notes payable to affiliated company                     600              0              0
  Long-term debt and preferred stock-current
   portion                                             61,500         70,000              0
  Obligations under capital leases-current
   portion                                             20,986              0              0
  Accounts payable                                     25,298         16,543          1,175
  Accounts payable to affiliated companies              8,611          1,389          5,071
  Accrued taxes                                         8,471              0            785
  Accrued interest                                      4,703          2,716            770
  Other                                                 7,671            276            105
                                                -------------- -------------- --------------
                                                      247,840        290,924          7,906
                                                -------------- -------------- --------------

Deferred Credits:
  Accumulated deferred income taxes                   224,711        184,763            326
  Accumulated deferred investment tax credits          17,580              0              0
  Deferred contractual obligations                     42,519              0              0
  Decommissioning obligation-Millstone 1              136,130              0              0
  Deferred pension costs                                    0              0              0
  Other                                                26,782         27,318          6,544
                                                -------------- -------------- --------------
                                                      447,722        212,081          6,870
                                                -------------- -------------- --------------


    Total Capitalization and Liabilities           $1,047,818       $728,964        $55,864
                                                ============== ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 2000
             (Thousands of Dollars)



                                                Northeast Northeast
                                                Utilities  Nuclear  North Atlantic
                                                 Service   Energy   Energy Service
                                                 Company   Company   Corporation
                                                --------- --------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                $      0  $     15        $     1
   Capital surplus, paid in                            1    15,350              9
   Capital surplus, paid in                            0         0              0
   Deferred contribution plan-employee stock
     ownership plan                                    0         0              0
   Retained earnings                                   0       439              3
   Accumulated other comprehensive income              0      (121)             0
                                                --------- --------- --------------
    Total common shareholders' equity                  1    15,683             13
  Preferred stock not subject to mandatory
    redemption                                         0         0              0
  Preferred stock subject to mandatory
    redemption                                         0         0              0
  Long-term debt                                       0         0              0
                                                --------- --------- --------------
    Total capitalization                               1    15,683             13
                                                --------- --------- --------------
Minority Interest in Consolidated Subsidiary           0         0              0
                                                --------- --------- --------------

Obligations Under Capital Leases                      31         0              0
                                                --------- --------- --------------

Current Liabilities:
  Notes payable to banks                               0         0              0
  Notes payable to affiliated company            120,500         0              0
  Long-term debt and preferred stock-current
   portion                                             0         0              0
  Obligations under capital leases-current
   portion                                             5       737              0
  Accounts payable                                61,734    36,303         18,946
  Accounts payable to affiliated companies        89,568    16,281          2,478
  Accrued taxes                                    2,134         0            481
  Accrued interest                                     0         0              0
  Other                                           21,009    53,799          6,733
                                                --------- --------- --------------
                                                 294,950   107,120         28,638
                                                --------- --------- --------------

Deferred Credits:
  Accumulated deferred income taxes                1,600         0            235
  Accumulated deferred investment tax credits          0       979              0
  Deferred contractual obligations                     0         0              0
  Decommissioning obligation-Millstone 1               0         0              0
  Deferred pension costs                               0    76,969         31,893
  Other                                           77,649    24,364          4,390
                                                --------- --------- --------------
                                                  79,249   102,312         36,518
                                                --------- --------- --------------


    Total Capitalization and Liabilities        $374,231  $225,115        $65,169
                                                ========= ========= ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 2000
             (Thousands of Dollars)



                                                                        Yankee Energy   Charter Oak
                                                   The      The Rocky   Systems, Inc.   Energy, Inc.
                                                Quinnehtuk River Realty (consolidated) (consolidated)
                                                 Company     Company         (b)            (b)
                                                ---------- ------------ -------------- --------------
Capitalization:
  Common shareholders' equity:
   Common shares                                   $  350      $    10       $      0        $     0
   Capital surplus, paid in                           155            0        484,888         83,944
   Capital surplus, paid in                             0            0              0              0
   Deferred contribution plan-employee stock
     ownership plan                                     0            0              0              0
   Retained earnings                               (2,999)         674           (733)       (65,077)
   Accumulated other comprehensive income               0            0              0              0
                                                ---------- ------------ -------------- --------------
    Total common shareholders' equity              (2,494)         684        484,155         18,867
  Preferred stock not subject to mandatory
    redemption                                          0            0              0              0
  Preferred stock subject to mandatory
    redemption                                          0            0              0              0
  Long-term debt                                        0       10,278        153,140              0
                                                ---------- ------------ -------------- --------------
    Total capitalization                           (2,494)      10,962        637,295         18,867
                                                ---------- ------------ -------------- --------------
Minority Interest in Consolidated Subsidiary            0            0              0              0
                                                ---------- ------------ -------------- --------------

Obligations Under Capital Leases                        0            0              0              0
                                                ---------- ------------ -------------- --------------

Current Liabilities:
  Notes payable to banks                                0            0         46,600              0
  Notes payable to affiliated company               3,600       20,100         18,000              0
  Long-term debt and preferred stock-current
   portion                                              0        2,223          1,050              0
  Obligations under capital leases-current
   portion                                              0            0              0              0
  Accounts payable                                      0          250         43,996             94
  Accounts payable to affiliated companies             43        1,774          2,679              5
  Accrued taxes                                       232           32         18,387             16
  Accrued interest                                      0          135          3,596              0
  Other                                                 0        1,310          4,322              0
                                                ---------- ------------ -------------- --------------
                                                    3,875       25,824        138,630            115
                                                ---------- ------------ -------------- --------------

Deferred Credits:
  Accumulated deferred income taxes                     0        1,432         71,038              0
  Accumulated deferred investment tax credits           0            0          7,476              0
  Deferred contractual obligations                      0            0              0              0
  Decommissioning obligation-Millstone 1                0            0              0              0
  Deferred pension costs                                0            0              0              0
  Other                                               268       20,741         84,506            200
                                                ---------- ------------ -------------- --------------
                                                      268       22,173        163,020            200
                                                ---------- ------------ -------------- --------------


    Total Capitalization and Liabilities           $1,649      $58,959       $938,945        $19,182
                                                ========== ============ ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.


      NORTHEAST UTILITIES AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
         Capitalization and Liabilities
               December 31, 2000
             (Thousands of Dollars)


                                                      NU
                                                 Enterprises,
                                                     Inc.
                                                (consolidated)
                                                     (b)       Eliminations Consolidated
                                                -------------- ------------ ------------
Capitalization:
  Common shareholders' equity:
   Common shares                                     $      0   $   93,379  $   693,345
   Capital surplus, paid in                           155,510    1,838,968      927,059
   Capital surplus, paid in                                 0            0      215,000
   Deferred contribution plan-employee stock
     ownership plan                                         0            0     (114,463)
   Retained earnings                                  (40,183)     315,801      495,873
   Accumulated other comprehensive income                   0        1,769        1,769
                                                -------------- ------------ ------------
    Total common shareholders' equity                 115,327    2,249,917    2,218,583
  Preferred stock not subject to mandatory
    redemption                                              0            0      136,200
  Preferred stock subject to mandatory
    redemption                                              0            0       15,000
  Long-term debt                                       55,277       28,800    2,029,593
                                                -------------- ------------ ------------
    Total capitalization                              170,604    2,278,717    4,399,376
                                                -------------- ------------ ------------
Minority Interest in Consolidated Subsidiary                0            0      100,000
                                                -------------- ------------ ------------

Obligations Under Capital Leases                            0       90,345       47,234
                                                -------------- ------------ ------------

Current Liabilities:
  Notes payable to banks                              402,377            0    1,309,977
  Notes payable to affiliated company                 103,100      265,900            0
  Long-term debt and preferred stock-current
   portion                                                  0            0      340,041
  Obligations under capital leases-current
   portion                                                  0      536,570      112,645
  Accounts payable                                    133,843            0      538,983
  Accounts payable to affiliated companies             44,965      348,996            0
  Accrued taxes                                         3,688       14,832       54,088
  Accrued interest                                      3,292            0       41,131
  Other                                                21,201       15,950      144,931
                                                -------------- ------------ ------------
                                                      712,466    1,182,248    2,541,796
                                                -------------- ------------ ------------

Deferred Credits:
  Accumulated deferred income taxes                         0       61,004    1,585,494
  Accumulated deferred investment tax credits               0            0      153,155
  Deferred contractual obligations                          0            0      244,608
  Decommissioning obligation-Millstone 1                    0       23,890      692,560
  Deferred pension costs                                    0      150,077            0
  Other                                                19,596       68,767      452,926
                                                -------------- ------------ ------------
                                                       19,596      303,738    3,128,743
                                                -------------- ------------ ------------


    Total Capitalization and Liabilities             $902,666   $3,855,048  $10,217,149
                                                ============== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.


      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 2000
             (Thousands of Dollars)



                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                                Northeast Power Company  New Hampshire
                                                Utilities (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                                --------- -------------- --------------

  Operating Revenues                            $      0     $2,935,922     $1,291,332
                                                --------- -------------- --------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
        interchange power                              0      1,665,806        853,563
      Other                                       15,319        412,230        122,268
    Maintenance                                       10        136,141         47,429
    Depreciation                                       0        117,305         43,873
    Amortization of regulatory assets, net             0         97,315         45,874
    Federal and state income taxes                 2,708        130,994         45,324
    Taxes other than income taxes                      6        137,846         42,321
                                                --------- -------------- --------------
         Total operating expenses                 18,043      2,697,637      1,200,652
                                                --------- -------------- --------------
  Operating (Loss)/Income                        (18,043)       238,285         90,680
                                                --------- -------------- --------------

  Other Income/(Loss):
    Equity in earnings of subsidiaries            23,553              0              0
    Equity in earnings of regional nuclear
      generating and transmission
      companies                                    2,553          8,246          1,535
    Nuclear related costs                              0        (14,099)        (1,000)
    Other, net                                     9,134         (7,071)        13,825
    Minority interest in loss of subsidiary            0         (9,300)             0
    Deferred nuclear plant return-other funds          0              0              0
    Income taxes                                   2,036         30,940             68
                                                --------- -------------- --------------
        Other income/(loss), net                  37,276          8,716         14,428
                                                --------- -------------- --------------
        Income before interest charges            19,233        247,001        105,108
                                                --------- -------------- --------------
  Interest Charges:
    Interest on long-term debt                    12,969         89,841         37,510
    Other interest                                34,850          9,025             47
    Deferred interest-nuclear plants                   0              0              0
                                                --------- -------------- --------------
        Interest charges, net                     47,819         98,866         37,557
                                                --------- -------------- --------------
    Net (Loss)/Income before
      extraordinary loss, net of
      tax benefit                                (28,586)       148,135         67,551

    Extraordinary loss, net of tax benefit             0              0       (214,217)
                                                --------- -------------- --------------
    Net (Loss)/Income                           $(28,586)    $  148,135      $(146,666)
                                                ========= ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 2000
             (Thousands of Dollars)



                                                   Western
                                                Massachusetts                   Holyoke
                                                  Electric                    Water Power
                                                   Company    North Atlantic    Company
                                                (consolidatd)     Energy     (consolidated)
                                                     (b)       Corporation        (b)
                                                ------------- -------------- --------------

  Operating Revenues                                $513,678       $274,319       $ 75,633
                                                ------------- -------------- --------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net interchange power      246,130         12,923         48,085
      Other                                           75,940         40,650          6,072
    Maintenance                                       33,111         20,268          6,693
    Depreciation                                      17,693         27,823          2,049
    Amortization of regulatory assets, net            47,775         85,176             (1)
    Federal and state income taxes                    21,174         35,675          2,402
    Taxes other than income taxes                     17,759          7,727          3,320
                                                ------------- -------------- --------------
         Total operating expenses                    459,582        230,242         68,620
                                                ------------- -------------- --------------
  Operating (Loss)/Income                             54,096         44,077          7,013
                                                ------------- -------------- --------------

  Other Income/(Loss):
    Equity in earnings of subsidiaries                     0              0              0
    Equity in earnings of regional nuclear
      generating and transmission
      companies                                        2,251              0              0
    Nuclear related costs                             (2,808)             0              0
    Other, net                                         1,242         (6,544)          (472)
    Minority interest in loss of subsidiary                0              0              0
    Deferred nuclear plant return-other funds              0          2,112              0
    Income taxes                                       6,029         22,792            645
                                                ------------- -------------- --------------
        Other income/(loss), net                       6,714         18,360            173
                                                ------------- -------------- --------------
        Income before interest charges                60,810         62,437          7,186
                                                ------------- -------------- --------------
  Interest Charges:
    Interest on long-term debt                        14,051         32,247          2,644
    Other interest                                    11,491          1,423            (15)
    Deferred interest-nuclear plants                       0         (3,726)             0
                                                ------------- -------------- --------------
        Interest charges, net                         25,542         29,944          2,629
                                                ------------- -------------- --------------
    Net (Loss)/Income before
      extraordinary loss,
      net of tax benefit                              35,268         32,493          4,557

    Extraordinary loss, net of tax benefit                 0              0        (19,664)
                                                ------------- -------------- --------------
    Net (Loss)/Income                               $ 35,268       $ 32,493       $(15,107)
                                                ============= ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 2000
             (Thousands of Dollars)



                                                Northeast Northeast
                                                Utilities  Nuclear  North Atlantic
                                                 Service   Energy   Energy Service
                                                 Company   Company   Corporation
                                                --------- --------- --------------

  Operating Revenues                            $278,217  $331,979       $171,349
                                                --------- --------- --------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
        interchange power                              0         0          7,509
      Other                                      242,290   209,789        102,464
    Maintenance                                   12,388   107,544         56,327
    Depreciation                                  14,978     1,119              0
    Amortization of regulatory assets, net             0         0              0
    Federal and state income taxes                  (863)   (2,022)          (339)
    Taxes other than income taxes                 11,977    11,288          4,583
                                                --------- --------- --------------
         Total operating expenses                280,770   327,718        170,544
                                                --------- --------- --------------
  Operating (Loss)/Income                         (2,553)    4,261            805
                                                --------- --------- --------------

  Other Income/(Loss):
    Equity in earnings of subsidiaries                 0         0              0
    Equity in earnings of regional nuclear
      generating and transmission
      companies                                        0         0              0
    Nuclear related costs                              0         0              0
    Other, net                                     5,103       560           (705)
    Minority interest in loss of subsidiary            0         0              0
    Deferred nuclear plant return-other funds          0         0              0
    Income taxes                                       0         0              0
                                                --------- --------- --------------
        Other income/(loss), net                   5,103       560           (705)
                                                --------- --------- --------------
        Income before interest charges             2,550     4,821            100
                                                --------- --------- --------------
  Interest Charges:
    Interest on long-term debt                         0       546              0
    Other interest                                 2,550     2,526             99
    Deferred interest-nuclear plants                   0         0              0
                                                --------- --------- --------------
        Interest charges, net                      2,550     3,072             99
                                                --------- --------- --------------
    Net (Loss)/Income before
      extraordinary loss,
      net of tax benefit                               0     1,749              1

    Extraordinary loss, net of tax benefit             0         0              0
                                                --------- --------- --------------
    Net (Loss)/Income                           $      0  $  1,749       $       1
                                                ========= ========= ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 2000
             (Thousands of Dollars)


                                                                        Yankee Energy
                                                   The      The Rocky   System, Inc.
                                                Quinnehtuk River Realty (consolidated)
                                                 Company     Company         (b)
                                                ---------- ------------ --------------

  Operating Revenues                                $ 204       $6,706       $261,687
                                                ---------- ------------ --------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
        interchange power                               0            0        135,307
      Other                                            24        1,141         54,748
    Maintenance                                         0            0          5,343
    Depreciation                                       54        2,450         23,225
    Amortization of regulatory assets, net              0            0              0
    Federal and state income taxes                   (149)          (1)         9,479
    Taxes other than income taxes                     157        1,377         16,645
                                                ---------- ------------ --------------
         Total operating expenses                      86        4,967        244,747
                                                ---------- ------------ --------------
  Operating (Loss)/Income                             118        1,739         16,940
                                                ---------- ------------ --------------

  Other Income/(Loss):
    Equity in earnings of subsidiaries                  0            0              0
    Equity in earnings of regional nuclear
      generating and transmission
      companies                                         0            0              0
    Nuclear related costs                               0            0              0
    Other, net                                         (9)         636         (7,634)
    Minority interest in loss of subsidiary             0            0              0
    Deferred nuclear plant return-other funds           0            0              0
    Income taxes                                        0            0          3,666
                                                ---------- ------------ --------------
        Other income/(loss), net                       (9)         636         (3,968)
                                                ---------- ------------ --------------
        Income before interest charges                109        2,375         12,972
                                                ---------- ------------ --------------
  Interest Charges:
    Interest on long-term debt                          0        1,132         10,295
    Other interest                                    227        1,243          3,404
    Deferred interest-nuclear plants                    0            0              0
                                                ---------- ------------ --------------
        Interest charges, net                         227        2,375         13,699
                                                ---------- ------------ --------------
    Net (Loss)/Income before
      extraordinary loss,
      net of tax benefit                             (118)           0           (727)

    Extraordinary loss, net of tax benefit              0            0              0
                                                ---------- ------------ --------------
    Net (Loss)/Income                               $(118)           0       $   (727)
                                                ========== ============ ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 2000
             (Thousands of Dollars)



                                                                     NU
                                                 Charter Oak    Enterprises,
                                                 Energy, Inc.       Inc.
                                                (consolidated) (consolidated)
                                                     (b)            (b)       Eliminations
                                                -------------- -------------- ------------

  Operating Revenues                                   $    0     $1,899,688   $2,164,096
                                                -------------- -------------- ------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net interchange power             0      1,661,276    1,309,373
      Other                                               279        151,260      584,282
    Maintenance                                             0         13,280      182,652
    Depreciation                                            0          5,898       16,668
    Amortization of regulatory assets, net                  0              0            0
    Federal and state income taxes                        (84)         2,303       16,568
    Taxes other than income taxes                           0         11,327       27,746
                                                -------------- -------------- ------------
         Total operating expenses                         195      1,845,344    2,137,289
                                                -------------- -------------- ------------
  Operating (Loss)/Income                                (195)        54,344       26,807
                                                -------------- -------------- ------------

  Other Income/(Loss):
    Equity in earnings of subsidiaries                      0              0       23,553
    Equity in earnings of regional nuclear
      generating and transmission
      companies                                             0              0            0
    Nuclear related costs                                   0              0            0
    Other, net                                             88          2,506       12,345
    Minority interest in loss of subsidiary                 0              0            0
    Deferred nuclear plant return-other funds               0              0        2,112
    Income taxes                                        2,130              0            0
                                                -------------- -------------- ------------
        Other income/(loss), net                        2,218          2,506       38,010
                                                -------------- -------------- ------------
        Income before interest charges                  2,023         56,850       64,817
                                                -------------- -------------- ------------
  Interest Charges:
    Interest on long-term debt                              7              0          546
    Other interest                                          0         49,785       18,051
    Deferred interest-nuclear plants                        0              0       (3,726)
                                                -------------- -------------- ------------
        Interest charges, net                               7         49,785       14,871
                                                -------------- -------------- ------------
    Net (Loss)/Income before
      extraordinary loss,
      net of tax benefit                                2,016          7,065       49,946

    Extraordinary loss, net of tax benefit                  0              0            0
                                                -------------- -------------- ------------
    Net (Loss)/Income                                  $2,016     $    7,065   $   49,946
                                                ============== ============== ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




      NORTHEAST UTILITIES AND SUBSIDIARIES

     Consolidating Statement of Income (a)
          Year Ended December 31, 2000
             (Thousands of Dollars)


                                                    Consolidated
                                                    ------------

  Operating Revenues                                 $5,876,620
                                                    ------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net interchange power       3,321,226
      Other                                             850,192
    Maintenance                                         255,884
    Depreciation                                        239,798
    Amortization of regulatory assets, net              276,139
    Federal and state income taxes                      230,031
    Taxes other than income taxes                       238,587
                                                    ------------
         Total operating expenses                     5,411,857
                                                    ------------
  Operating (Loss)/Income                               464,763
                                                    ------------

  Other Income/(Loss):
    Equity in earnings of subsidiaries                        0
    Equity in earnings of regional nuclear
      generating and transmission
      companies                                          14,586
    Nuclear related costs                               (17,907)
    Other, net                                           (1,689)
    Minority interest in loss of subsidiary              (9,300)
    Deferred nuclear plant return-other funds                 0
    Income taxes                                         68,306
                                                    ------------
        Other income/(loss), net                         53,996
                                                    ------------
        Income before interest charges                  518,759
                                                    ------------
  Interest Charges:
    Interest on long-term debt                          200,697
    Other interest                                       98,605
    Deferred interest-nuclear plants                          0
                                                    ------------
        Interest charges, net                           299,302
                                                    ------------
    Net (Loss)/Income before extraordinary loss,
      net of tax benefit                                219,457

    Extraordinary loss, net of tax benefit             (233,881)
                                                    ------------
    Net (Loss)/Income                                $  (14,424)
                                                    ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 2000
             (Thousands of Dollars)

                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                               Northeast  Power Company  New Hampshire
                                               Utilities  (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                               ---------- -------------- --------------

Balance at beginning of period                  $581,817       $153,254       $319,938
Additions:
  Net (loss)/income                              (28,586)       148,135       (146,666)

  Tax benefit/(expense) for 1993-1999
     from reduction of NU parent losses                0         21,461          3,952
                                               ---------- -------------- --------------
                                                 553,231        322,850        177,224
                                               ---------- -------------- --------------

Deductions:
  Dividends declared:
   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company            0          7,402              0
    Western Massachusetts Electric Company             0              0              0
    Public Service Company of New Hampshire            0              0          3,962

   Common shares:
    $.40 per share                                57,358              0              0
    $9.4944 per share                                  0         72,014              0
    $50,000.00 per share                               0              0         50,000
    $20.34 per share                                   0              0              0
    $42,000.00 per share                               0              0              0
    $10.42 per share                                   0              0              0
    $1,333.33 per share                                0              0              0
  Allocation of benefits-ESOP                          0            237             85
                                               ---------- -------------- --------------
                                                  57,358         79,653         54,047
                                               ---------- -------------- --------------
Balance at end of period                        $495,873       $243,197       $123,177
                                               ========== ============== ==============



     NORTHEAST UTILITIES AND SUBSIDIARIES

             Consolidating Statement of
              Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)


                                                               The
                                                           Connecticut   Public Service
                                                            Light and      Company of
                                               Northeast  Power Company  New Hampshire
                                               Utilities  (consolidated) (consolidated)
                                                (parent)       (b)            (b)
                                               ---------- -------------- --------------
Balance at beginning of period                  $776,290       $665,598       $424,654
Acquisition of Yankee Energy System, Inc.
Redemption of preferred stock                       (749)          (749)             0
Repurchase of common shares                            0       (253,620)             0
Cash capital contribution from                         0              0              0
   Northeast Utilities                                 0              0              0
Issuance of 11,388,032 common shares             164,443              0              0
Dividends declared on common stock:                    0              0              0
  $100,000.00 per share                                0              0              0
Allocation of benefits-ESOP                       (1,617)             0              0
Common share repurchase transaction fee          (13,786)             0              0
Capital stock expenses, net                        2,478          1,963            255
Excess paid over carrying value of                     0              0              0
  assets transferred                                   0              0              0
                                               ---------- -------------- --------------
Balance at end of period                        $927,059       $413,192       $424,909
                                               ========== ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 2000
             (Thousands of Dollars)

                                                  Western
                                               Massachusetts                    Holyoke
                                                 Electric                     Water Power
                                                  Company     North Atlantic    Company
                                               (consolidated)    Energy      (consolidated)
                                                    (b)        Corporation        (b)
                                               -------------- -------------- --------------
Balance at beginning of period                       $38,712        $12,752        $14,481
Additions:
  Net (loss)/income                                   35,268         32,493        (15,107)

  Tax benefit/(expense) for 1993-1999
     from reduction of NU parent losses                3,824         (3,286)            22
                                               -------------- -------------- --------------
                                                      77,804         41,959           (604)
                                               -------------- -------------- --------------

Deductions:
  Dividends declared:
   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company                0              0              0
    Western Massachusetts Electric Company             2,798              0              0
    Public Service Company of New Hampshire                0              0              0

   Common shares:
    $.40 per share                                         0              0              0
    $9.4944 per share                                      0              0              0
    $50,000.00 per share                                   0              0              0
    $20.34 per share                                  12,002              0              0
    $42,000.00 per share                                   0         42,000              0
    $10.42 per share                                       0              0          5,000
    $1,333.33 per share                                    0              0              0
  Allocation of benefits-ESOP                             52              0              3
                                               -------------- -------------- --------------
                                                      14,852         42,000          5,003
                                               -------------- -------------- --------------
Balance at end of period                             $62,952        $   (41)       $(5,607)
                                               ============== ============== ==============

     NORTHEAST UTILITIES AND SUBSIDIARIES

             Consolidating Statement of
              Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)


                                                  Western
                                               Massachusetts                    Holyoke
                                                 Electric                     Water Power
                                                  Company     North Atlantic    Company
                                               (consolidated)    Energy      (consolidated)
                                                    (b)        Corporation        (b)
                                               -------------- -------------- --------------
Balance at beginning of period                      $171,691       $160,999         $6,000
Acquisition of Yankee Energy System, Inc.
Redemption of preferred stock                              0              0              0
Repurchase of common shares                          (77,940)             0              0
Cash capital contribution from                             0              0              0
   Northeast Utilities                                     0              0              0
Issuance of 11,388,032 common shares                       0              0              0
Dividends declared on common stock:                        0              0              0
  $100,000.00 per share                                    0              0              0
Allocation of benefits-ESOP                                0              0              0
Common share repurchase transaction fee                    0              0              0
Capital stock expenses, net                              259              0              0
Excess paid over carrying value of                         0              0              0
  assets transferred                                       0              0              0
                                               -------------- -------------- --------------
Balance at end of period                            $ 94,010       $160,999         $6,000
                                               ============== ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 2000
             (Thousands of Dollars)

                                               Northeast
                                                Nuclear  North Atlantic       The
                                                Energy   Energy Service    Quinnehtuk
                                                Company    Corporation      Company
                                               --------- -------------- --------------
Balance at beginning of period                  $   675             $2        $(2,881)
Additions:
  Net (loss)/income                               1,749              1           (118)

  Tax benefit/(expense) for 1993-1999
     from reduction of NU parent losses              15              0              0
                                               --------- -------------- --------------
                                                  2,439              3         (2,999)
                                               --------- -------------- --------------

Deductions:
  Dividends declared:
   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company           0              0              0
    Western Massachusetts Electric Company            0              0              0
    Public Service Company of New Hampshire           0              0              0

   Common shares:
    $.40 per share                                                   0              0
    $9.4944 per share                                 0              0              0
    $50,000.00 per share                              0              0              0
    $20.34 per share                                  0              0              0
    $42,000.00 per share                              0              0              0
    $10.42 per share                                  0              0              0
    $1,333.33 per share                           2,000              0              0
  Allocation of benefits-ESOP                         0              0              0
                                               --------- -------------- --------------
                                                  2,000              0              0
                                               --------- -------------- --------------
Balance at end of period                         $  439             $3        $(2,999)
                                               ========= ============== ==============


     NORTHEAST UTILITIES AND SUBSIDIARIES

             Consolidating Statement of
              Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)


                                               Northeast   Northeast
                                               Utilities    Nuclear     North Atlantic
                                                Service     Energy      Energy Service
                                                Company     Company       Corporation
                                               --------- -------------- --------------
Balance at beginning of period                       $1        $15,350             $9
Acquisition of Yankee Energy System, Inc.                                           0
Redemption of preferred stock                         0              0              0
Repurchase of common shares                           0              0              0
Cash capital contribution from                        0              0              0
   Northeast Utilities                                0              0              0
Issuance of 11,388,032 common shares                  0              0              0
Dividends declared on common stock:                   0              0              0
  $100,000.00 per share                               0              0              0
Allocation of benefits-ESOP                           0              0              0
Common share repurchase transaction fee               0              0              0
Capital stock expenses, net                           0              0              0
Excess paid over carrying value of                    0              0              0
  assets transferred                                  0              0              0
                                               --------- -------------- --------------
Balance at end of period                             $1        $15,350             $9
                                               ========= ============== ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 2000
             (Thousands of Dollars)

                                                               Yankee Energy   Charter Oak
                                                 The Rocky    System, Inc.    Energy, Inc.
                                                River Realty  (consolidated) (consolidated)
                                                  Company          (b)            (b)
                                               -------------- -------------  --------------
Balance at beginning of period                          $674         $   0        $(67,093)
Additions:
  Net (loss)/income                                        0          (727)          2,016

  Tax benefit/(expense) for 1993-1999
     from reduction of NU parent losses                    0             0               0
                                               -------------- -------------  --------------
                                                         674          (727)        (65,077)
                                               -------------- -------------  --------------

Deductions:
  Dividends declared:
   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company                0             0               0
    Western Massachusetts Electric Company                 0             0               0
    Public Service Company of New Hampshire                0             0               0

   Common shares:
    $.40 per share                                         0             0               0
    $9.4944 per share                                      0             0               0
    $50,000.00 per share                                   0             0               0
    $20.34 per share                                       0             0               0
    $42,000.00 per share                                   0             0               0
    $10.42 per share                                       0             0               0
    $1,333.33 per share                                    0             0               0
  Allocation of benefits-ESOP                              0             6               0
                                               -------------- -------------  --------------
                                                           0             6               0
                                               -------------- -------------  --------------
Balance at end of period                                $674         $(733)       $(65,077)
                                               ============== =============  ==============



     NORTHEAST UTILITIES AND SUBSIDIARIES

             Consolidating Statement of
              Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)


                                                              Yankee Energy   Charter Oak
                                                     The      System, Inc.    Energy, Inc.
                                                  Quinnehtuk  (consolidated) (consolidated)
                                                   Company         (b)            (b)
                                               -------------- -------------  --------------
Balance at beginning of period                          $155      $      0         $90,194
Acquisition of Yankee Energy System, Inc.                  0       484,888               0
Redemption of preferred stock                              0             0               0
Repurchase of common shares                                0             0               0
Cash capital contribution from                             0             0               0
   Northeast Utilities                                     0             0           3,750
Issuance of 11,388,032 common shares                       0             0               0
Dividends declared on common stock:                        0             0               0
  $100,000.00 per share                                    0             0         (10,000)
Allocation of benefits-ESOP                                0             0               0
Common share repurchase transaction fee                    0             0               0
Capital stock expenses, net                                0             0               0
Excess paid over carrying value of                         0             0               0
  assets transferred                                       0             0               0
                                               -------------- -------------  --------------
Balance at end of period                                $155      $484,888         $83,944
                                               ============== =============  ==============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




     NORTHEAST UTILITIES AND SUBSIDIARIES

          Consolidating Statement of
             Retained Earnings (a)
         Year Ended December 31, 2000
             (Thousands of Dollars)

                                                     NU
                                                Enterprises,
                                                    Inc.
                                               (consolidated)
                                                    (b)       Eliminations Consolidated
                                               -------------- ------------ ------------

Balance at beginning of period                      $(47,223)    $423,292     $581,817
Additions:
  Net (loss)/income                                    7,065       49,948      (14,424)

  Tax benefit/(expense) for 1993-1999
     from reduction of NU parent losses                    0       25,986            0
                                               -------------- ------------ ------------
                                                     (40,158)     499,226      567,393
                                               -------------- ------------ ------------

Deductions:
  Dividends declared:
   Preferred stock (at required annual rates):
    The Connecticut Light and Power Company                0            0        7,402
    Western Massachusetts Electric Company                 0            0        2,798
    Public Service Company of New Hampshire                0            0        3,962

   Common shares:
    $.40 per share                                         0            0       57,358
    $9.4944 per share                                      0       72,014            0
    $50,000.00 per share                                   0       50,000            0
    $20.34 per share                                       0       12,002            0
    $42,000.00 per share                                   0       42,000            0
    $10.42 per share                                       0        5,000            0
    $1,333.33 per share                                    0        2,000            0
  Allocation of benefits-ESOP                             25          409            0
                                               -------------- ------------ ------------
                                                          25      183,425       71,520
                                               -------------- ------------ ------------
Balance at end of period                            $(40,183)    $315,801     $495,873
                                               ============== ============ ============




     NORTHEAST UTILITIES AND SUBSIDIARIES

             Consolidating Statement of
              Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)


                                                     NU
                                                Enterprises,
                                                    Inc.
                                               (consolidated)
                                                    (b)       Eliminations Consolidated
                                               -------------- ------------ ------------

Balance at beginning of period                      $121,745   $1,656,396     $776,290
Acquisition of Yankee Energy System, Inc.                  0      484,888            0
Redemption of preferred stock                              0         (749)        (749)
Repurchase of common shares                                0     (331,560)           0
Cash capital contribution from                             0            0            0
   Northeast Utilities                               478,900      482,650            0
Issuance of 11,388,032 common shares                       0            0      164,443
Dividends declared on common stock:                        0            0            0
  $100,000.00 per share                                    0      (10,000)           0
Allocation of benefits-ESOP                                0            0       (1,617)
Common share repurchase transaction fee                    0            0      (13,786)
Capital stock expenses, net                                0        2,478        2,478
Excess paid over carrying value of                         0            0            0
  assets transferred                                (445,135)    (445,135)           0
                                               -------------- ------------ ------------
Balance at end of period                            $155,510   $1,838,968     $927,059
                                               ============== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  See supporting statements.




           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                              The
                                                                          Connecticut   Public Service
                                                                          Light and      Company of
                                                                Northeast Power Company  New Hampshire
                                                                Utilities (consolidated) (consolidated)
                                                                (parent)       (b)            (b)
                                                             ------------ -------------- --------------
Operating Activities:
  (Loss)/income before extraordinary loss                    $   (28,586) $     148,135  $      67,551
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                       0        117,305         43,873
    Deferred income taxes and investment tax credits, net           (276)         5,672           (521)
    Amortization of regulatory assets, net                             0         97,315         45,874
    Amortization of recoverable energy costs                           0          4,155        (35,886)
    Nuclear related costs                                              0         14,099          1,000
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                                 0         21,461          3,952
    Allocation of ESOP benefits                                        0           (237)           (85)
    Equity in earnings of subsidiary companies                   (23,553)             0              0
    Cash dividends received from subsidiary companies            183,016              0              0
    Transfer/gain on sale of utility plant                             0         25,444              0
    Net other sources/(uses) of cash                               3,276       (112,915)        38,545
    Changes in working capital:
      Receivables and accrued utility revenues, net                4,200       (109,938)        20,597
      Fuel, materials and supplies                                     0          1,271          9,316
      Accounts payable                                            (7,475)       171,729         23,110
      Accrued taxes                                                1,135       (136,313)       (33,048)
      Investments in securitizable assets                              0          9,474              0
      Other working capital (excludes cash)                       (3,001)         3,204          6,646
                                                             ------------ -------------- --------------
Net cash flows provided by/(used in) operating activities        128,736        259,861        190,924
                                                             ------------ -------------- --------------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                                   0       (208,249)       (69,500)
    Nuclear fuel                                                       0        (35,709)        (1,153)
                                                             ------------ -------------- --------------
  Net cash flows used for investments in plant                         0       (243,958)       (70,653)
  Investment in NU system Money Pool                             (49,100)       (38,000)             0
  Investment in subsidiaries                                    (117,631)             0              0
  Investment in nuclear decommissioning trusts                         0        (25,133)          (686)
  Net proceeds from the sale of utility plant                          0        686,807              0
  Other investment activities, net                                 1,489         10,246          2,268
  Capital contributions from Northeast Utilities                       0              0              0
  Payment for purchase of Yankee, net of cash acquired          (260,347)             0              0
                                                             ------------ -------------- --------------
Net cash flows (used in)/provided by investing activities       (425,589)       389,962        (69,071)
                                                             ------------ -------------- --------------
Financing Activities:
  Issuance of common shares                                        4,269              0              0
  Issuance of long-term debt                                           0              0              0
  Net increase/(decrease) in short-term debt                     371,000         13,300              0
  Reacquisitions and retirements of long-term debt               (20,000)      (179,071)      (109,200)
  Reacquisitions and retirements of preferred stock                    0        (99,539)       (25,732)
  Repurchase of common shares                                          0       (300,000)             0
  Cash dividends on preferred stock                                    0         (7,402)        (3,962)
  Cash dividends on common shares                                (57,358)       (72,014)       (50,000)
                                                             ------------ -------------- --------------
Net cash flows provided by/(used in) financing activities        297,911       (644,726)      (188,894)
                                                             ------------ -------------- --------------
Net increase/(decrease) in cash for the period                     1,058          5,097        (67,041)
Cash and cash equivalents - beginning of period                        0            364        183,523
                                                             ------------ -------------- --------------
Cash and cash equivalents - end of period                    $     1,058  $       5,461  $     116,482
                                                             ============ ============== ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                       $    39,099  $      96,735  $      38,819
  Income taxes                                               $     1,430  $     226,380  $      22,575
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases            $         0  $       6,535  $           0
  Seabrook Power Contracts                                   $         0  $           0  $           0

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.




           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                Western
                                                             Massachusetts                 Holyoke
                                                                Electric       North      Water Power
                                                                 Company      Atlantic      Company
                                                              (consolidated)   Energy    (consolidated)
                                                                  (b)        Corporation      (b)
                                                             -------------- ------------ --------------
Operating Activities:
  (Loss)/income before extraordinary loss                    $      35,268  $    32,493  $       4,557
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                    17,693       27,823          2,049
    Deferred income taxes and investment tax credits, net          (11,549)     (25,579)           181
    Amortization of regulatory assets, net                          47,775       85,176             (1)
    Amortization of recoverable energy costs                         9,386            0              0
    Nuclear related costs                                            2,808            0              0
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                               3,824       (3,286)            22
    Allocation of ESOP benefits                                        (52)           0             (3)
    Equity in earnings of subsidiary companies                           0            0              0
    Cash dividends received from subsidiary companies                    0            0              0
    Transfer/gain on sale of utility plant                               0            0              0
    Net other sources/(uses) of cash                               (28,834)      13,284           (917)
    Changes in working capital:
      Receivables and accrued utility revenues, net                (24,637)     (27,956)          (308)
      Fuel, materials and supplies                                   1,491         (915)           624
      Accounts payable                                              17,727        5,432          3,142
      Accrued taxes                                                  7,882            0            614
      Investments in securitizable assets                                0            0              0
      Other working capital (excludes cash)                         (7,321)      11,148         (1,441)
                                                             -------------- ------------ --------------
Net cash flows provided by/(used in) operating activities           71,461      117,620          8,519
                                                             -------------- ------------ --------------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                               (27,267)      (6,586)        (1,083)
    Nuclear fuel                                                    (7,848)     (17,222)             0
                                                             -------------- ------------ --------------
  Net cash flows used for investments in plant                     (35,115)     (23,808)        (1,083)
  Investment in NU system Money Pool                                     0       28,600           (700)
  Investment in subsidiaries                                             0            0              0
  Investment in nuclear decommissioning trusts                      (3,437)     (10,294)             0
  Net proceeds from the sale of utility plant                      185,787            0              0
  Other investment activities, net                                   3,589            0              0
  Capital contributions from Northeast Utilities                         0            0              0
  Payment for purchase of Yankee, net of cash acquired                   0            0              0
                                                             -------------- ------------ --------------
Net cash flows (used in)/provided by investing activities          150,824       (5,502)        (1,783)
                                                             -------------- ------------ --------------
Financing Activities:
  Issuance of common shares                                              0            0              0
  Issuance of long-term debt                                             0            0              0
  Net increase/(decrease) in short-term debt                       (21,800)     200,000              0
  Reacquisitions and retirements of long-term debt                 (94,150)    (270,000)             0
  Reacquisitions and retirements of preferred stock                 (1,500)           0              0
  Repurchase of common shares                                      (90,000)           0              0
  Cash dividends on preferred stock                                 (2,798)           0              0
  Cash dividends on common shares                                  (12,002)     (42,000)        (5,000)
                                                             -------------- ------------ --------------
Net cash flows provided by/(used in) financing activities         (222,250)    (112,000)        (5,000)
                                                             -------------- ------------ --------------
Net increase/(decrease) in cash for the period                          35          118          1,736
Cash and cash equivalents - beginning of period                        950            0            129
                                                             -------------- ------------ --------------
Cash and cash equivalents - end of period                    $         985  $       118  $       1,865
                                                             ============== ============ ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                       $      26,055  $    28,349  $       2,220
  Income taxes                                               $      18,554  $    28,053  $       1,716
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases            $       1,532  $         0  $           0
  Seabrook Power Contracts                                   $           0  $         0  $           0

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.



           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                                           North
                                                                Northeast   Northeast     Atlantic
                                                                Utilities    Nuclear       Energy
                                                                 Service     Energy        Service
                                                                 Company     Company     Corporation
                                                             ------------ ------------- ------------
Operating Activities:
  (Loss)/income before extraordinary loss                    $         0  $      1,749  $         1
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                  14,978         1,119            0
    Deferred income taxes and investment tax credits, net          9,584        (4,376)          (7)
    Amortization of regulatory assets, net                             0             0            0
    Amortization of recoverable energy costs                           0             0            0
    Nuclear related costs                                              0             0            0
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                                 0            15            0
    Allocation of ESOP benefits                                        0             0            0
    Equity in earnings of subsidiary companies                         0             0            0
    Cash dividends received from subsidiary companies                  0             0            0
    Transfer/gain on sale of utility plant                             0             0            0
    Net other sources/(uses) of cash                             (25,297)       (2,624)        (108)
    Changes in working capital:
      Receivables and accrued utility revenues, net              (52,829)       34,794       (9,111)
      Fuel, materials and supplies                                    11         2,441           63
      Accounts payable                                            46,381       (11,933)      11,346
      Accrued taxes                                                1,961       (10,442)         115
      Investments in securitizable assets                              0             0            0
      Other working capital (excludes cash)                        4,796        11,771       (1,144)
                                                             ------------ ------------- ------------
Net cash flows provided by/(used in) operating activities           (415)       22,514        1,155
                                                             ------------ ------------- ------------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                              (9,431)          297            0
    Nuclear fuel                                                       0             0            0
                                                             ------------ ------------- ------------
  Net cash flows used for investments in plant                    (9,431)          297            0
  Investment in NU system Money Pool                             (21,200)       (9,300)           0
  Investment in subsidiaries                                           0             0            0
  Investment in nuclear decommissioning trusts                         0             0            0
  Net proceeds from the sale of utility plant                          0             0            0
  Other investment activities, net                                 1,659             0            0
  Capital contributions from Northeast Utilities                       0             0            0
  Payment for purchase of Yankee, net of cash acquired                 0             0            0
                                                             ------------ ------------- ------------
Net cash flows (used in)/provided by investing activities        (28,972)       (9,003)           0
                                                             ------------ ------------- ------------
Financing Activities:
  Issuance of common shares                                            0             0            0
  Issuance of long-term debt                                           0             0            0
  Net increase/(decrease) in short-term debt                      11,300        (5,500)           0
  Reacquisitions and retirements of long-term debt                     0        (6,011)           0
  Reacquisitions and retirements of preferred stock                    0             0            0
  Repurchase of common shares                                          0             0            0
  Cash dividends on preferred stock                                    0             0            0
  Cash dividends on common shares                                      0        (2,000)           0
                                                             ------------ ------------- ------------
Net cash flows provided by/(used in) financing activities         11,300       (13,511)           0
                                                             ------------ ------------- ------------
Net increase/(decrease) in cash for the period                   (18,087)            0        1,155
Cash and cash equivalents - beginning of period                   63,462             0        1,940
                                                             ------------ ------------- ------------
Cash and cash equivalents - end of period                    $    45,375  $          0  $     3,095
                                                             ============ ============= ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                       $         0  $      2,110  $         0
  Income taxes                                               $   (13,784) $     13,341  $      (359)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases            $         0  $          0  $         0
  Seabrook Power Contracts                                   $         0  $          0  $         0

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.




           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                          The Rocky    Yankee Energy
                                                                 The       River        System, Inc.
                                                              Quinnehtuk   Realty      (consolidated)
                                                               Company     Company          (b)
                                                             ----------- ------------ --------------
Operating Activities:
  (Loss)/income before extraordinary loss                    $     (118) $         0  $        (727)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                     54        2,450         23,225
    Deferred income taxes and investment tax credits, net          (176)        (115)        11,227
    Amortization of regulatory assets, net                            0            0              0
    Amortization of recoverable energy costs                          0            0              0
    Nuclear related costs                                             0            0              0
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                                0            0              0
    Allocation of ESOP benefits                                       0            0             (6)
    Equity in earnings of subsidiary companies                        0            0              0
    Cash dividends received from subsidiary companies                 0            0              0
    Transfer/gain on sale of utility plant                            0            0              0
    Net other sources/(uses) of cash                                 (1)      (1,176)       (17,286)
    Changes in working capital:
      Receivables and accrued utility revenues, net                   0        5,911          6,336
      Fuel, materials and supplies                                    0            0           (216)
      Accounts payable                                               19        1,582         26,161
      Accrued taxes                                                  26           26         (5,124)
      Investments in securitizable assets                             0            0              0
      Other working capital (excludes cash)                         219           77        (17,235)
                                                             ----------- ------------ --------------
Net cash flows provided by/(used in) operating activities            23        8,755         26,355
                                                             ----------- ------------ --------------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                                  0       (3,851)       (21,585)
    Nuclear fuel                                                      0            0              0
                                                             ----------- ------------ --------------
  Net cash flows used for investments in plant                        0       (3,851)       (21,585)
  Investment in NU system Money Pool                                  0            0              0
  Investment in subsidiaries                                          0            0              0
  Investment in nuclear decommissioning trusts                        0            0              0
  Net proceeds from the sale of utility plant                         0            0              0
  Other investment activities, net                                    1          573          6,959
  Capital contributions from Northeast Utilities                      0            0              0
  Payment for purchase of Yankee, net of cash acquired                0            0              0
                                                             ----------- ------------ --------------
Net cash flows (used in)/provided by investing activities             1       (3,278)       (14,626)
                                                             ----------- ------------ --------------
Financing Activities:
  Issuance of common shares                                           0            0              0
  Issuance of long-term debt                                          0            0              0
  Net increase/(decrease) in short-term debt                          0       (3,500)        (5,400)
  Reacquisitions and retirements of long-term debt                    0       (2,049)        (4,350)
  Reacquisitions and retirements of preferred stock                   0            0              0
  Repurchase of common shares                                         0            0              0
  Cash dividends on preferred stock                                   0            0              0
  Cash dividends on common shares                                     0            0              0
                                                             ----------- ------------ --------------
Net cash flows provided by/(used in) financing activities             0       (5,549)        (9,750)
                                                             ----------- ------------ --------------
Net increase/(decrease) in cash for the period                       24          (72)         1,979
Cash and cash equivalents - beginning of period                      20           72          4,480
                                                             ----------- ------------ --------------
Cash and cash equivalents - end of period                    $       44  $         0  $       6,459
                                                             =========== ============ ==============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                       $      226  $     2,467  $      10,371
  Income taxes                                               $     (180) $      (219) $        (352)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases            $        0  $         0  $           0
  Seabrook Power Contracts                                   $        0  $         0  $           0

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.




           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                                   NU
                                                              Charter Oak      Enterprises,
                                                              Energy, Inc.        Inc.
                                                             (consolidated)  (consolidated)
                                                                  (b)             (b)
                                                             -------------- ---------------
Operating Activities:
  (Loss)/income before extraordinary loss                    $       2,016  $        7,065
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                         0           5,898
    Deferred income taxes and investment tax credits, net            1,563          16,162
    Amortization of regulatory assets, net                               0               0
    Amortization of recoverable energy costs                             0               0
    Nuclear related costs                                                0               0
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                                   0               0
    Allocation of ESOP benefits                                          0             (25)
    Equity in earnings of subsidiary companies                           0               0
    Cash dividends received from subsidiary companies                    0               0
    Transfer/gain on sale of utility plant                               0               0
    Net other sources/(uses) of cash                                   290         (39,668)
    Changes in working capital:
      Receivables and accrued utility revenues, net                      0        (156,191)
      Fuel, materials and supplies                                       0             236
      Accounts payable                                                 (95)         72,994
      Accrued taxes                                                     16           2,154
      Investments in securitizable assets                                0               0
      Other working capital (excludes cash)                          5,053          20,129
                                                             -------------- ---------------
Net cash flows provided by/(used in) operating activities            8,843         (71,246)
                                                             -------------- ---------------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                                     0          (6,375)
    Nuclear fuel                                                         0               0
                                                             -------------- ---------------
  Net cash flows used for investments in plant                           0          (6,375)
  Investment in NU system Money Pool                                     0          21,200
  Investment in subsidiaries                                             0               0
  Investment in nuclear decommissioning trusts                           0               0
  Net proceeds from the sale of utility plant                            0        (869,794)
  Other investment activities, net                                       0         (10,226)
  Capital contributions from Northeast Utilities                     3,750         478,900
  Payment for purchase of Yankee, net of cash acquired                   0               0
                                                             -------------- ---------------
Net cash flows (used in)/provided by investing activities            3,750        (386,295)
                                                             -------------- ---------------
Financing Activities:
  Issuance of common shares                                              0               0
  Issuance of long-term debt                                             0          26,477
  Net increase/(decrease) in short-term debt                             0         471,077
  Reacquisitions and retirements of long-term debt                       0            (725)
  Reacquisitions and retirements of preferred stock                      0               0
  Repurchase of common shares                                            0               0
  Cash dividends on preferred stock                                      0               0
  Cash dividends on common shares                                  (10,000)              0
                                                             -------------- ---------------
Net cash flows provided by/(used in) financing activities          (10,000)        496,829
                                                             -------------- ---------------
Net increase/(decrease) in cash for the period                       2,593          39,288
Cash and cash equivalents - beginning of period                        428           4,267
                                                             -------------- ---------------
Cash and cash equivalents - end of period                    $       3,021  $       43,555
                                                             ============== ===============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                       $           0  $       34,543
  Income taxes                                               $      (6,162) $      (37,607)
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases            $           0  $            0
  Seabrook Power Contracts                                   $           0  $            0

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.




           NORTHEAST UTILITIES AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                              Eliminations  Consolidated
                                                             ------------- -------------
Operating Activities:
  (Loss)/income before extraordinary loss                    $     49,946  $    219,457
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                   16,668       239,798
    Deferred income taxes and investment tax credits, net          17,907       (16,117)
    Amortization of regulatory assets, net                              0       276,139
    Amortization of recoverable energy costs                        8,258       (30,603)
    Nuclear related costs                                               0        17,907
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                             25,986             0
    Allocation of ESOP benefits                                      (409)            0
    Equity in earnings of subsidiary companies                    (23,553)            0
    Cash dividends received from subsidiary companies             183,016             0
    Transfer/gain on sale of utility plant                         25,444             0
    Net other sources/(uses) of cash                              (84,875)      (88,549)
    Changes in working capital:
      Receivables and accrued utility revenues, net              (204,265)     (104,868)
      Fuel, materials and supplies                                  1,872        12,450
      Accounts payable                                            188,971       171,148
      Accrued taxes                                               (42,891)     (128,107)
      Investments in securitizable assets                               0         9,474
      Other working capital (excludes cash)                        32,647           254
                                                             ------------- -------------
Net cash flows provided by/(used in) operating activities         194,722       578,383
                                                             ------------- -------------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                                 (894)     (352,736)
    Nuclear fuel                                                     (646)      (61,286)
                                                             ------------- -------------
  Net cash flows used for investments in plant                     (1,540)     (414,022)
  Investment in NU system Money Pool                              (68,500)            0
  Investment in subsidiaries                                     (117,631)            0
  Investment in nuclear decommissioning trusts                          0       (39,550)
  Net proceeds from the sale of utility plant                       2,800             0
  Other investment activities, net                                 45,036       (28,478)
  Capital contributions from Northeast Utilities                  482,650             0
  Payment for purchase of Yankee, net of cash acquired                  0      (260,347)
                                                             ------------- -------------
Net cash flows (used in)/provided by investing activities         342,815      (742,397)
                                                             ------------- -------------
Financing Activities:
  Issuance of common shares                                             0         4,269
  Issuance of long-term debt                                            0        26,477
  Net increase/(decrease) in short-term debt                       68,500       961,977
  Reacquisitions and retirements of long-term debt                      0      (685,555)
  Reacquisitions and retirements of preferred stock                     0      (126,771)
  Repurchase of common shares                                    (390,000)            0
  Cash dividends on preferred stock                                     0       (14,162)
  Cash dividends on common shares                                (193,016)      (57,358)
                                                             ------------- -------------
Net cash flows provided by/(used in) financing activities        (514,516)      108,877
                                                             ------------- -------------
Net increase/(decrease) in cash for the period                     23,021       (55,137)
Cash and cash equivalents - beginning of period                     4,481       255,154
                                                             ------------- -------------
Cash and cash equivalents - end of period                    $     27,502  $    200,017
                                                             ============= =============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                       $     11,259  $    269,735
  Income taxes                                               $          0  $    253,383
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases            $          0  $      8,067
  Seabrook Power Contracts                                   $          0  $          0

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.


   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 2000
           (Thousands of Dollars)

                                                   The
                                               Connecticut      CL&P
                                                Light and   Receivables     CL&P
                                              Power Company Corporation Capital,L.P.
                                              ------------- ----------- ------------
Utility Plant, at original cost:
  Electric                                      $5,756,096    $      0     $      0

    Less:  Accumulated provision for
            depreciation                         4,210,429           0            0
                                              ------------- ----------- ------------
                                                 1,545,667           0            0
  Construction work in progress                    128,835           0            0
  Nuclear fuel, net                                 79,672           0            0
                                              ------------- ----------- ------------
         Total net utility plant                 1,754,174           0            0
                                              ------------- ----------- ------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market        536,912           0            0
  Investments in regional nuclear
   generating companies, at equity                  41,395           0            0
  Investments in subsidiary companies,
   at equity                                        31,194           0            0
  Other, at cost                                    33,701           0            0
                                              ------------- ----------- ------------
                                                   643,202           0            0
                                              ------------- ----------- ------------
Long-term Loan Receivable                                0           0      103,100
                                              ------------- ----------- ------------
Current Assets:
  Cash and special deposits                          4,948         168          288
  Investments in securitizable assets               21,719     268,146            0
  Notes receivable from affiliated companies        38,000           0            0
  Receivables, net                                  29,245           0            0
  Accounts receivable from
   affiliated companies                            149,896      30,720            0
  Fuel, materials, and supplies, at
   average cost                                     36,332           0            0
  Prepayments and other                             32,291           0            0
                                              ------------- ----------- ------------
                                                   312,431     299,034          288
                                              ------------- ----------- ------------
Deferred Charges:
  Regulatory assets                              1,835,967           0            0
  Unamortized debt expense                          14,794           0            0
  Prepaid pensions                                 170,672           0            0
  Other                                             33,336           0            0
                                              ------------- ----------- ------------
                                                 2,054,769           0            0
                                              ------------- ----------- ------------

       Total Assets                             $4,764,576    $299,034     $103,388
                                              ============= =========== ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  The Connecticut Transmission
    Corporation, The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.



   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 2000
           (Thousands of Dollars)

                                                          The City and
                                               Electric     Suburban     Research
                                                Power,    Electric and     Park,
                                             Incorporated  Gas Company Incorporated
                                              (inactive)   (inactive)   (inactive)
                                             ------------ ------------ ------------
Utility Plant, at original cost:
  Electric                                            $2           $0          $ 0

    Less:  Accumulated provision for
            depreciation                               0            0            0
                                             ------------ ------------ ------------
                                                       2            0            0
  Construction work in progress                        0            0            0
  Nuclear fuel, net                                    0            0            0
                                             ------------ ------------ ------------
         Total net utility plant                       2            0            0
                                             ------------ ------------ ------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market            0            0            0
  Investments in regional nuclear
   generating companies, at equity                     0            0            0
  Investments in subsidiary companies,
   at equity                                           0            0            0
  Other, at cost                                       0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------
Long-term Loan Receivable                              0            0            0
                                             ------------ ------------ ------------
Current Assets:
  Cash and special deposits                            0            1           56
  Investments in securitizable assets                  0            0            0
  Notes receivable from affiliated companies           0            0            0
  Receivables, net                                     0            0            0
  Accounts receivable from
   affiliated companies                                0            0            0
  Fuel, materials, and supplies, at
   average cost                                        0            0            0
  Prepayments and other                                0            0            0
                                             ------------ ------------ ------------
                                                       0            1           56
                                             ------------ ------------ ------------
Deferred Charges:
  Regulatory assets                                    0            0            0
  Unamortized debt expense                             0            0            0
  Prepaid pensions                                     0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------

       Total Assets                                   $2           $1          $56
                                             ============ ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  The Connecticut
    Transmission Corporation, The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.



   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
                   Assets
              December 31, 2000
           (Thousands of Dollars)


                                             Eliminations Consolidated
                                             ------------ ------------
Utility Plant, at original cost:
  Electric                                      $      0   $5,756,098

    Less:  Accumulated provision for
            depreciation                               0    4,210,429
                                             ------------ ------------
                                                       0    1,545,669
  Construction work in progress                        0      128,835
  Nuclear fuel, net                                    0       79,672
                                             ------------ ------------
         Total net utility plant                       0    1,754,176
                                             ------------ ------------
Other Property and Investments:
  Nuclear decommissioning trusts, at market            0      536,912
  Investments in regional nuclear
   generating companies, at equity                     0       41,395
  Investments in subsidiary companies,
   at equity                                      31,194            0
  Other, at cost                                      (7)      33,708
                                             ------------ ------------
                                                  31,187      612,015
                                             ------------ ------------
Long-term Loan Receivable                        103,100            0
                                             ------------ ------------
Current Assets:
  Cash and special deposits                            0        5,461
  Investments in securitizable assets            191,719       98,146
  Notes receivable from affiliated companies           0       38,000
  Receivables, net                                     0       29,245
  Accounts receivable from
   affiliated companies                           76,853      103,763
  Fuel, materials, and supplies, at
   average cost                                        0       36,332
  Prepayments and other                                0       32,291
                                             ------------ ------------
                                                 268,572      343,238
                                             ------------ ------------
Deferred Charges:
  Regulatory assets                                    0    1,835,967
  Unamortized debt expense                             0       14,794
  Prepaid pensions                                     0      170,672
  Other                                                0       33,336
                                             ------------ ------------
                                                       0    2,054,769
                                             ------------ ------------

       Total Assets                             $402,859   $4,764,198
                                             ============ ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: The Connecticut Transmission Corporation, The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.



   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)

                                                  The
                                              Connecticut      CL&P
                                               Light and   Receivables     CL&P
                                             Power Company Corporation Capital,L.P.
                                             ------------- ----------- ------------
  Common stockholder's equity:
   Common stock                                $   75,849    $      0     $      0
   Capital surplus, paid in                       413,192      70,829        3,100
   Retained earnings                              243,197      27,968            0
   Accumulated other comprehensive income             506           0            0
                                             ------------- ----------- ------------
    Total common stockholder's equity             732,744      98,797        3,100
  Preferred stock not subject to mandatory
    redemption                                    116,200           0            0
  MIPS Preferred stock                                  0           0      100,000
  Long-term debt                                1,175,788           0            0
                                             ------------- ----------- ------------
    Total capitalization                        2,024,732      98,797      103,100
                                             ------------- ----------- ------------


Minority Interest in Common Equity
 of Subsidiary                                          0           0            0
                                             ------------- ----------- ------------

Obligations Under Capital Leases                   39,910           0            0
                                             ------------- ----------- ------------
Current Liabilities:
  Notes payable to banks                          115,000     170,000            0
  Notes payable to affiliated companies                 0           0            0
  Long-term debt and preferred stock-
   current portion                                160,000           0            0
  Obligations under capital leases-
   current portion                                 89,959           0            0
  Accounts payable                                153,944           0            0
  Accounts payable to affiliated companies        122,106           0          288
  Accrued taxes                                    30,179       2,722            0
  Accrued interest                                 13,995      27,515            0
  Other                                            31,324           0            0
                                             ------------- ----------- ------------
                                                  716,507     200,237          288
                                             ------------- ----------- ------------
Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes               977,439           0            0
  Accumulated deferred investment
   tax credits                                     99,771           0            0
  Deferred contractual obligations                160,590           0            0
  Decommissioning obligation-Millstone 1          580,320           0            0
  Other                                           165,307           0            0
                                             ------------- ----------- ------------
                                                1,983,427           0            0
                                             ------------- ----------- ------------

    Total Capitalization and Liabilities       $4,764,576    $299,034     $103,388
                                             ============= =========== ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  The Connecticut Transmission
    Corporation, The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.



   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)

                                                          The City and
                                               Electric     Suburban     Research
                                                Power,    Electric and     Park,
                                             Incorporated  Gas Company Incorporated
                                              (inactive)   (inactive)   (inactive)
                                             ------------ ------------ ------------
  Common stockholder's equity:
   Common stock                                       $1           $1          $ 5
   Capital surplus, paid in                            0            0            0
   Retained earnings                                   0            0           51
   Accumulated other comprehensive income              0            0            0
                                             ------------ ------------ ------------
    Total common stockholder's equity                  1            1           56
  Preferred stock not subject to mandatory
    redemption                                         0            0            0
  MIPS Preferred stock                                 0            0            0
  Long-term debt                                       0            0            0
                                             ------------ ------------ ------------
    Total capitalization                               1            1           56
                                             ------------ ------------ ------------


Minority Interest in Common Equity
 of Subsidiary                                         0            0            0
                                             ------------ ------------ ------------

Obligations Under Capital Leases                       0            0            0
                                             ------------ ------------ ------------
Current Liabilities:
  Notes payable to banks                               0            0            0
  Notes payable to affiliated companies                1            0            0
  Long-term debt and preferred stock-
   current portion                                     0            0            0
  Obligations under capital leases-
   current portion                                     0            0            0
  Accounts payable                                     0            0            0
  Accounts payable to affiliated companies             0            0            0
  Accrued taxes                                        0            0            0
  Accrued interest                                     0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       1            0            0
                                             ------------ ------------ ------------
Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                    0            0            0
  Accumulated deferred investment
   tax credits                                         0            0            0
  Deferred contractual obligations                     0            0            0
  Decommissioning obligation-Millstone 1               0            0            0
  Other                                                0            0            0
                                             ------------ ------------ ------------
                                                       0            0            0
                                             ------------ ------------ ------------

    Total Capitalization and Liabilities              $2           $1          $56
                                             ============ ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  The Connecticut Transmission
    Corporation, The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.



   THE CONNECTICUT LIGHT AND POWER COMPANY
            AND SUBSIDIARIES (a)

       Consolidating Balance Sheet (b)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)



                                             Eliminations Consolidated
                                             ------------ ------------
  Common stockholder's equity:
   Common stock                                 $      7   $   75,849
   Capital surplus, paid in                       73,929      413,192
   Retained earnings                              28,019      243,197
   Accumulated other comprehensive income              0          506
                                             ------------ ------------
    Total common stockholder's equity            101,955      732,744
  Preferred stock not subject to mandatory
    redemption                                         0      116,200
  MIPS Preferred stock                           100,000            0
  Long-term debt                                 103,100    1,072,688
                                             ------------ ------------
    Total capitalization                         305,055    1,921,632
                                             ------------ ------------


Minority Interest in Common Equity
 of Subsidiary                                  (100,000)     100,000
                                             ------------ ------------

Obligations Under Capital Leases                       0       39,910
                                             ------------ ------------
Current Liabilities:
  Notes payable to banks                         170,000      115,000
  Notes payable to affiliated companies                1            0
  Long-term debt and preferred stock-
   current portion                                     0      160,000
  Obligations under capital leases-
   current portion                                     0       89,959
  Accounts payable                                     0      153,944
  Accounts payable to affiliated companies           288      122,106
  Accrued taxes                                        0       32,901
  Accrued interest                                27,515       13,995
  Other                                                0       31,324
                                             ------------ ------------
                                                 197,804      719,229
                                             ------------ ------------
Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                    0      977,439
  Accumulated deferred investment
   tax credits                                         0       99,771
  Deferred contractual obligations                     0      160,590
  Decommissioning obligation-Millstone 1               0      580,320
  Other                                                0      165,307
                                             ------------ ------------
                                                       0    1,983,427
                                             ------------ ------------

    Total Capitalization and Liabilities        $402,859   $4,764,198
                                             ============ ============


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: The Connecticut Transmission Corporation, The Connecticut Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.



   THE CONNECTICUT LIGHT AND POWER COMPANY
             AND SUBSIDIARIES(a)

    Consolidating Statement of Income(b)
        Year Ended December 31, 2000
           (Thousands of Dollars)

                                                 The
                                             Connecticut                            Research
                                              Light and      CL&P                    Park,
                                                Power    Receivables     CL&P     Incorporated
                                               Company   Corporation Capital,L.P.  (Inactive)
                                             ----------- ----------- ------------ ------------
  Operating Revenues                         $2,935,922     $     0       $    0           $0
                                             ----------- ----------- ------------ ------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                      1,665,806           0            0            0
      Other                                     411,732         498            0            0
    Maintenance                                 136,141           0            0            0
    Depreciation                                117,305           0            0            0
    Amortization of regulatory assets, net       97,315           0            0            0
    Federal and state income taxes              126,438       4,556            0            0
    Taxes other than income taxes               137,846           0            0            0
                                             ----------- ----------- ------------ ------------
         Total operating expenses             2,692,583       5,054            0            0
                                             ----------- ----------- ------------ ------------
  Operating Income/(Loss)                       243,339      (5,054)           0            0
                                             ----------- ----------- ------------ ------------

  Other Income:
    Equity in earnings of regional nuclear
      generating and transmission companies       8,246           0            0            0
    Nuclear related costs                       (14,099)          0            0            0
    Other, net                                   (2,537)     22,937        9,588            0
    Minority interest in loss of subsidiary      (9,300)          0            0            0
    Income taxes                                 30,940           0            0            0
                                             ----------- ----------- ------------ ------------
        Other income, net                        13,250      22,937        9,588            0
                                             ----------- ----------- ------------ ------------
        Income before interest charges          256,589      17,883        9,588            0
                                             ----------- ----------- ------------ ------------

  Interest Charges:
    Interest on long-term debt                   89,841           0            0            0
    Other interest                               18,613      11,013            0            0
                                             ----------- ----------- ------------ ------------
        Interest charges, net                   108,454      11,013            0            0
                                             ----------- ----------- ------------ ------------
    Net Income                               $  148,135     $ 6,870       $9,588           $0
                                             =========== =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  Electric Power, Incorporated,
    The City and Suburban Electric and Gas Company, The Connecticut Steam Company and
    The Nutmeg Power Company.

(b) Not covered by auditors' report.


   THE CONNECTICUT LIGHT AND POWER COMPANY
             AND SUBSIDIARIES(a)

    Consolidating Statement of Income(b)
        Year Ended December 31, 2000
           (Thousands of Dollars)


                                             Eliminations Consolidated
                                             ------------ ------------

  Operating Revenues                             $     0   $2,935,922
                                             ------------ ------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                               0    1,665,806
      Other                                            0      412,230
    Maintenance                                        0      136,141
    Depreciation                                       0      117,305
    Amortization of regulatory assets, net             0       97,315
    Federal and state income taxes                     0      130,994
    Taxes other than income taxes                      0      137,846
                                             ------------ ------------
         Total operating expenses                      0    2,697,637
                                             ------------ ------------
  Operating Income/(Loss)                              0      238,285
                                             ------------ ------------

  Other Income:
    Equity in earnings of regional nuclear
      generating and transmission companies            0        8,246
    Nuclear related costs                              0      (14,099)
    Other, net                                    37,059       (7,071)
    Minority interest in loss of subsidiary            0       (9,300)
    Income taxes                                       0       30,940
                                             ------------ ------------
        Other income, net                         37,059        8,716
                                             ------------ ------------
        Income before interest charges            37,059      247,001
                                             ------------ ------------

  Interest Charges:
    Interest on long-term debt                         0       89,841
    Other interest                                20,601        9,025
                                             ------------ ------------
        Interest charges, net                     20,601       98,866
                                             ------------ ------------
    Net Income                                   $16,458    $  148,135
                                             ============ ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries: Electric Power, Incorporated, The City and Suburban Electric and Gas Company, The Connecticut Steam Company and The Nutmeg Power Company.

(b) Not covered by auditors' report.



      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

  Consolidating Statement of Retained Earnings (b)
            Year Ended December 31, 2000
               (Thousands of Dollars)

                                                         The
                                                     Connecticut
                                                      Light and      CL&P
                                                        Power    Receivables     CL&P
                                                       Company   Corporation Capital,L.P.
                                                    ------------ ----------- ------------
Balance at beginning of period                         $153,254     $21,098       $    0
Addition:  Net income                                   148,135       6,870        9,588
           Tax benefit for 1993-1999 from
           reduction of NU parent
           losses                                        21,461           0            0
                                                    ------------ ----------- ------------
                                                        322,850      27,968        9,588
Deductions:                                         ------------ ----------- ------------
  Dividends declared:

    Preferred stock (at required
     annual rates)                                        7,402           0            0

    Common stock $9.4944 per share                       72,014           0            0

  MIPS Partnership distribution                               0           0        9,300

  Cash distribution to The Connecticut Light
    and Power Company                                         0           0          288

Allocation of benefits-ESOP                                 237           0            0
                                                    ------------ ----------- ------------
        Total deductions                                 79,653           0        9,588
                                                    ------------ ----------- ------------
Balance at end of period                               $243,197     $27,968       $    0
                                                    ============ =========== ============


      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

            Consolidating Statement of
            Capital Surplus, Paid In (b)
            Year Ended December 31, 2000
               (Thousands of Dollars)

                                                         The
                                                     Connecticut
                                                      Light and      CL&P
                                                        Power    Receivables     CL&P
                                                       Company   Corporation Capital,L.P.
                                                    ------------ ----------- ------------
Balance at beginning of period                         $665,598     $70,829       $3,100

Repurchase of common stock                             (253,620)          0            0

Redemption of preferred stock                              (749)          0            0

                                                          1,963           0            0
Capital stock expenses, net                         ------------ ----------- ------------
                                                       $413,192     $70,829       $3,100
Balance at end of period                            ============ =========== ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  Electric Power, Incorporated,
    The City and Suburban Electric and Gas Company, The Connecticut Steam Company and The
    Nutmeg Power Company.
(b) Not covered by auditors' report.



      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

  Consolidating Statement of Retained Earnings (b)
            Year Ended December 31, 2000
               (Thousands of Dollars)

                                                      Research
                                                        Park,
                                                    Incorporated
                                                     (Inactive)  Eliminations Consolidated
                                                    ------------ ------------ ------------
Balance at beginning of period                              $51      $21,149     $153,254
Addition:  Net income                                         0       16,459      148,135
           Tax benefit for 1993-1999 from
           reduction of NU parent
           losses                                             0            0       21,461
                                                    ------------ ------------ ------------
                                                             51       37,608      322,850
Deductions:                                         ------------ ------------ ------------
  Dividends declared:

    Preferred stock (at required
     annual rates)                                            0            0        7,402

    Common stock $9.4944 per share                            0            0       72,014

  MIPS Partnership distribution                               0        9,300            0

  Cash distribution to The Connecticut Light
    and Power Company                                         0          288            0

Allocation of benefits-ESOP                                   0            0          237
                                                    ------------ ------------ ------------
        Total deductions                                      0        9,588       79,653
                                                    ------------ ------------ ------------
Balance at end of period                                    $51      $28,020     $243,197
                                                    ============ ============ ============


      THE CONNECTICUT LIGHT AND POWER COMPANY
                AND SUBSIDIARIES (a)

            Consolidating Statement of
            Capital Surplus, Paid In (b)
            Year Ended December 31, 2000
               (Thousands of Dollars)

                                                      Research
                                                        Park,
                                                    Incorporated
                                                     (Inactive)  Eliminations Consolidated
                                                    ------------ ------------ ------------
Balance at beginning of period                               $0      $73,929     $665,598

Repurchase of common stock                                    0            0     (253,620)

Redemption of preferred stock                                 0            0         (749)

                                                              0            0        1,963
Capital stock expenses, net                         ------------ ------------ ------------
                                                             $0      $73,929     $413,192
Balance at end of period                            ============ ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  Electric Power,Incorporated, The
    City and Suburban Electric and Gas Company, The Connecticut Steam Company and The Nutmeg
    Power Company.
(b) Not covered by auditors' report.



THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)(b)
                  Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                        The
                                                                    Connecticut       CL&P
                                                                     Light and    Receivables      CL&P
                                                                   Power Company  Corporation  Capital, LP
                                                                   ------------- ------------ -------------
Operating Activities:
  Income after interest charges                                   $     148,135  $     6,870  $      9,588
  Adjustments to reconcile to net cash
   provided by operating activities:
    Depreciation                                                        117,305            0             0
    Deferred income taxes and investment tax credits, net                 5,672            0             0
    Amortization of regulatory assets, net                               97,315            0             0
    Amortization of recoverable energy costs                              4,155            0             0
    Nuclear related costs                                                14,099            0             0
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                                   21,461            0             0
    Allocation of ESOP benefits                                            (237)           0             0
    Gain on sale of utility plant                                        25,444            0             0
    Net other uses of cash                                             (112,915)           0             0
    Changes in working capital:
      Receivables                                                      (131,778)     (21,602)            0
      Fuel, materials and supplies                                        1,271            0             0
      Accounts payable                                                  173,470       (1,740)            0
      Accrued taxes                                                    (132,466)      (3,847)            0
      Investment in securitizable assets                                 32,429        9,474             0
      Other working capital (excludes cash)                               3,204       11,013        (9,588)
                                                                  -------------- ------------ -------------
Net cash flows provided by operating activities                         266,564          168             0
                                                                  -------------- ------------ -------------
Investing Activities:
  Investments in plant:
    Electric utility plant                                             (208,249)           0             0
    Nuclear fuel                                                        (35,709)           0             0
                                                                  -------------- ------------ -------------
  Net cash flows used for investments in plant                         (243,958)           0             0
  Investment in NU system Money Pool                                    (38,000)           0             0
  Investments in nuclear decommissioning trusts                         (25,133)           0             0
  Other investment activities, net                                        3,375            0             0
  Net proceeds from the transfer of utility plant                       686,807            0             0
                                                                  -------------- ------------ -------------
Net cash flows provided by/(used in) investing activities               383,091            0             0
                                                                  -------------- ------------ -------------
Financing Activities:
  Net increase in short-term debt                                        13,300            0             0
  Reacquisitions and retirements of long-term debt                     (179,071)           0             0
  Reacquisitions and retirements of preferred stock                     (99,539)           0             0
  Repurchase of common shares                                          (300,000)           0             0
  MIPS partnership distribution                                               0            0             0
  Cash distribution to CL&P                                                   0            0             0
  Cash dividends on preferred stock                                      (7,402)           0             0
  Cash dividends on common shares                                       (72,014)           0             0
                                                                  -------------- ------------ -------------
Net cash flows used in financing activities                            (644,726)           0             0
                                                                  -------------- ------------ -------------

Net increase in cash for the period                                       4,929          168             0
Cash - beginning of period                                                   19            0           288
                                                                  -------------- ------------ -------------
Cash - end of period                                              $       4,948  $       168  $        288
                                                                  ============== ============ =============

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                            $     106,323  $         0  $          0
                                                                  ============== ============ =============
  Income taxes                                                    $     217,977  $     8,403  $          0
                                                                  ============== ============ =============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                 $       6,535  $         0  $          0
                                                                  ============== ============ =============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  Electric Power, Incorporated, The City and
    Suburban Electric and Gas Company, The Connecticut Transmission Corporation, The Connecticut
    Steam Company and The Nutmeg Power Company.
(b) Not covered by auditors' report.



THE CONNECTICUT LIGHT AND POWER COMPANY AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)(b)
                  Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                     Research
                                                                       Park,
                                                                   Incorporated  Eliminations  Consolidated
                                                                  ------------- ------------- --------------
Operating Activities:
  Income after interest charges                                   $          0  $     16,458  $     148,135
  Adjustments to reconcile to net cash
   provided by operating activities:
    Depreciation                                                             0             0        117,305
    Deferred income taxes and investment tax credits, net                    0             0          5,672
    Amortization of regulatory assets, net                                   0             0         97,315
    Amortization of recoverable energy costs                                 0             0          4,155
    Nuclear related costs                                                    0             0         14,099
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                                       0             0         21,461
    Allocation of ESOP benefits                                              0             0           (237)
    Gain on sale of utility plant                                            0             0         25,444
    Net other uses of cash                                                   0             0       (112,915)
    Changes in working capital:
      Receivables                                                            0       (43,442)      (109,938)
      Fuel, materials and supplies                                           0             0          1,271
      Accounts payable                                                       0             0        171,729
      Accrued taxes                                                          0             0       (136,313)
      Investment in securitizable assets                                     0        32,430          9,474
      Other working capital (excludes cash)                                  0         1,425          3,204
                                                                  ------------- ------------- --------------
Net cash flows provided by operating activities                              0         6,871        259,861
                                                                  ------------- ------------- --------------
Investing Activities:
  Investments in plant:
    Electric utility plant                                                   0             0       (208,249)
    Nuclear fuel                                                             0             0        (35,709)
                                                                  ------------- ------------- --------------
  Net cash flows used for investments in plant                               0             0       (243,958)
  Investment in NU system Money Pool                                         0             0        (38,000)
  Investments in nuclear decommissioning trusts                              0             0        (25,133)
  Other investment activities, net                                           0        (6,871)        10,246
  Net proceeds from the transfer of utility plant                            0             0        686,807
                                                                  ------------- ------------- --------------
Net cash flows provided by/(used in) investing activities                    0        (6,871)       389,962
                                                                  ------------- ------------- --------------
Financing Activities:
  Net increase in short-term debt                                            0             0         13,300
  Reacquisitions and retirements of long-term debt                           0             0       (179,071)
  Reacquisitions and retirements of preferred stock                          0             0        (99,539)
  Repurchase of common shares                                                0             0       (300,000)
  MIPS partnership distribution                                              0             0              0
  Cash distribution to CL&P                                                  0             0              0
  Cash dividends on preferred stock                                          0             0         (7,402)
  Cash dividends on common shares                                            0             0        (72,014)
                                                                  ------------- ------------- --------------
Net cash flows used in financing activities                                  0             0       (644,726)
                                                                  ------------- ------------- --------------

Net increase in cash for the period                                          0             0          5,097
Cash - beginning of period                                                  56             0            364
                                                                  ------------- ------------- --------------
Cash - end of period                                              $         56  $          0  $       5,461
                                                                  ============= ============= ==============

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                            $          0  $      9,588  $      96,735
                                                                  ============= ============= ==============
  Income taxes                                                    $          0  $          0  $     226,380
                                                                  ============= ============= ==============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                 $          0  $          0  $       6,535
                                                                  ============= ============= ==============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included are the following inactive subsidiaries:  Electric Power, Incorporated, The City and Suburban
    Electric and Gas Company, The Connecticut Transmission Corporation, The Connecticut Steam Company and The
    Nutmeg Power Company.
(b) Not covered by auditors' report.



PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)
    Consolidating Balance Sheet (b)
                 Assets
           December 31, 2000
         (Thousands of Dollars)

                                        Public Service
                                          Company of   Properties,
                                        New Hampshire      Inc.    Eliminations Consolidated
                                        -------------- ----------- ------------ ------------
Utility Plant, at cost:
  Electric                                 $1,505,967      $  201       $    0   $1,506,168
  Other                                             0       8,588            0        8,588
                                        -------------- ----------- ------------ ------------
                                            1,505,967       8,789            0    1,514,756
    Less:  Accumulated provision for
            depreciation                      711,340       3,452            0      714,792
                                        -------------- ----------- ------------ ------------
                                              794,627       5,337            0      799,964
  Construction work in progress                27,251           0            0       27,251
  Nuclear fuel, net                             1,924           0            0        1,924
                                        -------------- ----------- ------------ ------------
         Total net utility plant              823,802       5,337            0      829,139
                                        -------------- ----------- ------------ ------------

Other Property and Investments:
  Nuclear decommissioning trusts,
   at market                                    7,362           0            0        7,362
  Investments in regional nuclear
   generating companies, at equity             16,293           0        6,328        9,965
  Investments in subsidiary companies,
  Other, at cost                                3,225         250            0        3,475
                                        -------------- ----------- ------------ ------------
                                               26,880         250        6,328       20,802
                                        -------------- ----------- ------------ ------------

Current Assets:
  Cash and cash equivalents                   115,135       1,347            0      116,482
  Receivables, net                             71,992           0            0       71,992
  Accounts receivable from affiliated
   companies                                    2,798         153          712        2,239
  Taxes receivable from affiliated
   companies                                    9,983          22            0       10,005
  Accrued utility revenues                     41,844           0            0       41,844
  Fuel, materials, and supplies,
   at average cost                             28,760           0            0       28,760
  Prepayments and other                        14,750          33            0       14,783
                                        -------------- ----------- ------------ ------------
                                              285,262       1,555          712      286,105
                                        -------------- ----------- ------------ ------------


Deferred Charges:
  Regulatory assets                           924,847           0            0      924,847
  Unamortized debt expense                      9,067           0            0        9,067
  Deferred receivable from affiliated
   company                                      3,240           0            0        3,240
  Other                                         9,096           0            0        9,096
                                        -------------- ----------- ------------ ------------
                                              946,250           0            0      946,250
                                        -------------- ----------- ------------ ------------

       Total Assets                        $2,082,194      $7,142       $7,040   $2,082,296
                                        ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b) Not covered by auditors' report.



PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
          AND SUBSIDIARIES (a)
    Consolidating Balance Sheet (b)
     Capitalization and Liabilities
           December 31, 2000
         (Thousands of Dollars)

                                        Public Service
                                          Company of   Properties,
                                        New Hampshire      Inc.    Eliminations Consolidated
                                        -------------- ----------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                            $        1      $    1       $    1   $        1
   Capital surplus, paid in                   424,909           0            0      424,909
   Retained earnings                          123,177       3,532        3,532      123,177
   Accumulated other comprehensive
    income                                      1,207           0            0        1,207
                                        -------------- ----------- ------------ ------------
    Total common stockholder's equity         549,294       3,533        3,533      549,294
  Long-term debt                              407,285       2,795        2,795      407,285
                                        -------------- ----------- ------------ ------------
    Total capitalization                      956,579       6,328        6,328      956,579
                                        -------------- ----------- ------------ ------------

Obligations Under Seabrook Power
 Contracts and Other Capital Leases            91,702           0            0       91,702
                                        -------------- ----------- ------------ ------------
Current Liabilities:
  Long-term debt and preferred stock-
   current portion                             24,268           0            0       24,268
  Obligations under Seabrook Power
   Contracts and other capital
   leases-current portion                     537,528           0            0      537,528
  Accounts payable                             45,847          45            0       45,892
  Accounts payable to affiliated
   companies                                   54,157         563          712       54,008
  Accrued taxes                                   656           1            0          657
  Accrued interest                              4,962           0            0        4,962
  Other                                        13,112           0            0       13,112
                                        -------------- ----------- ------------ ------------
                                              680,530         609          712      680,427
                                        -------------- ----------- ------------ ------------
Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes           179,723         205            0      179,928
  Accumulated deferred investment
   tax credits                                 27,348           0            0       27,348
  Deferred contractual obligations             41,499           0            0       41,499
  Deferred revenue from affiliated
   company                                      3,240           0            0        3,240
  Deferred pension costs                       41,216           0            0       41,216
  Other                                        60,357           0            0       60,357
                                        -------------- ----------- ------------ ------------
                                              353,383         205            0      353,588
                                        -------------- ----------- ------------ ------------

    Total Capitalization and Liabilities   $2,082,194      $7,142       $7,040   $2,082,296
                                        ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included is New Hampshire Electric Company which is an inactive subsidiary.

(b) Not covered by auditors' report.



PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
           AND SUBSIDIARIES

 Consolidating Statement of Income (a)
      Year Ended December 31, 2000
         (Thousands of Dollars)


                                        Public Service
                                          Company of    Properties,
                                         New Hampshire     Inc.     Eliminations Consolidated
                                        --------------- ----------- ------------ ------------
  Operating Revenues                        $1,291,280      $1,127       $1,075   $1,291,332
                                        --------------- ----------- ------------ ------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                       853,563           0            0      853,563
      Other                                    123,337           6        1,075      122,268
    Maintenance                                 47,429           0            0       47,429
    Depreciation                                43,873           0            0       43,873
    Amortization of regulatory
     assets, net                                45,874           0            0       45,874
    Federal and state income taxes              45,080         244            0       45,324
    Taxes other than income taxes               42,194         127            0       42,321
                                        --------------- ----------- ------------ ------------
         Total operating expenses            1,201,350         377        1,075    1,200,652
                                        --------------- ----------- ------------ ------------
  Operating Income                              89,930         750            0       90,680
                                        --------------- ----------- ------------ ------------

  Other Income/(Loss):
    Equity in earnings of regional nuclear
      nuclear generating companies and
      subsidiary company                         1,896           0          361        1,535
    Nuclear related costs                       (1,000)          0            0       (1,000)
    Other, net                                  14,214        (147)         242       13,825
    Income taxes                                    68           0            0           68
                                        --------------- ----------- ------------ ------------
        Other income/(loss), net                15,178        (147)         603       14,428
                                        --------------- ----------- ------------ ------------
        Income before interest charges         105,108         603          603      105,108
                                        --------------- ----------- ------------ ------------

  Interest Charges:
    Interest on long-term debt                  37,510           0            0       37,510
    Other interest                                  47         242          242           47
                                        --------------- ----------- ------------ ------------
        Interest charges, net                   37,557         242          242       37,557
                                        --------------- ----------- ------------ ------------
  Income before extraordinary loss,
    net of tax benefit                          67,551         361          361       67,551
  Extraordinary loss, net of tax benefit      (214,217)          0            0     (214,217)
                                        --------------- ----------- ------------ ------------
    Net (Loss)/Income                       $ (146,666)     $  361       $  361   $ (146,666)
                                        =============== =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                AND SUBSIDIARIES

Consolidating Statement of Retained Earnings (a)
          Year Ended December 31, 2000
             (Thousands of Dollars)


                                         Public Service
                                           Company of   Properties,
                                         New Hampshire     Inc.     Eliminations Consolidated
                                         -------------- ----------- ------------ ------------
Balance at beginning of period                $319,938      $3,171       $3,171     $319,938
Addition:  Net income                         (146,666)        361          361     (146,666)
           Tax benefit for 1993-1999
           from reduction of NU
           parent losses                         3,952           0            0        3,952
                                         -------------- ----------- ------------ ------------
                                               177,224       3,532        3,532      177,224
                                         -------------- ----------- ------------ ------------
Deductions:
  Dividends declared:
   Preferred stock                               3,962           0            0        3,962
   Common stock $50,000.00 per share            50,000           0            0       50,000

  Allocation of benefits-ESOP                       85           0            0           85
                                         -------------- ----------- ------------ ------------
        Total deductions                        54,047           0            0       54,047
                                         -------------- ----------- ------------ ------------


Balance at end of period                      $123,177      $3,532       $3,532     $123,177
                                         ============== =========== ============ ============



     PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                AND SUBSIDIARIES

Consolidating Statement of Capital Surplus, Paid In (a)
          Year Ended December 31, 1999
             (Thousands of Dollars)


                                         Public Service
                                           Company of   Properties,
                                         New Hampshire     Inc.     Eliminations Consolidated
                                         -------------- ----------- ------------ ------------
Balance at beginning of period                $424,654          $0           $0     $424,654

Capital stock expenses, net                        255           0            0          255
                                         -------------- ----------- ------------ ------------
Balance at end of period                      $424,909          $0           $0     $424,909
                                         ============== =========== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.



PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a) (b)
               Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                          Public Service
                                                            Company of    Properties,
                                                          New Hampshire      Inc.
                                                         --------------- -------------
Operating Activities:
  Income before extraordinary loss                       $       67,551  $        361
  Adjustments to reconcile to net cash
   provided by operating activities:
    Depreciation                                                 43,873             0
    Deferred income taxes and investment tax credits, net          (512)          (10)
    Amortization of recoverable energy costs                    (35,886)            0
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                            3,952             0
    Amortization of regulatory assets, net                       45,874             0
    Allocation of ESOP benefits                                     (85)            0
    Net other sources of cash                                    38,694           852
    Changes in working capital:
      Receivables and accrued utility revenues                   20,569           (29)
      Fuel, materials and supplies                                9,316             0
      Accounts payable                                           23,090            77
      Accrued taxes                                             (32,787)         (260)
      Other working capital (excludes cash)                       6,645             1
                                                         --------------- -------------
Net cash flows provided by operating activities                 190,294           992
                                                         --------------- -------------
Investing Activities:
  Investment in plant:
    Electric utility plant                                      (69,500)            0
    Nuclear fuel                                                 (1,153)            0
                                                         --------------- -------------
  Net cash flows used for investments in plant                  (70,653)            0
  Investment in NU system money pool                                  0             0
  Investment in nuclear decommissioning trusts                     (686)            0
  Other investment activities, net                                2,486             0
                                                         --------------- -------------
Net cash flows (used in)/provided by investing activities       (68,853)            0
                                                         --------------- -------------
Financing Activities:
  Reacquisitions and retirements of long-term debt             (109,200)         (580)
  Reacquisitions and retirements of preferred stock             (25,732)            0
  Cash dividends on preferred stock                              (3,962)            0
  Cash dividends on common shares                               (50,000)            0
                                                         --------------- -------------
Net cash flows used in financing activities                    (188,894)         (580)
                                                         --------------- -------------
Net (decrease)/increase in cash for the period                  (67,453)          412
Cash and cash equivalents - beginning of period                 182,588           935
                                                         --------------- -------------
Cash and cash equivalents - end of period                $      115,135  $      1,347
                                                         =============== =============

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                   $       38,819  $        242
                                                         =============== =============
  Income taxes                                           $       22,070  $        505
                                                         =============== =============
Increase in obligations:
  Seabrook Power Contracts and other capital leases      $      (96,208) $          0
                                                         =============== =============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.
(a) Not included is New Hampshire Electric Company which is an inactive subsidiary.
(b) Not covered by auditors' report.



PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE AND SUBSIDIARIES
         Consolidating Statement of Cash Flows (a) (b)
               Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                          Eliminations   Consolidated
                                                         -------------  -------------
Operating Activities:
  Income before extraordinary loss                       $        361   $     67,551
  Adjustments to reconcile to net cash
   provided by operating activities:
    Depreciation                                                    0         43,873
    Deferred income taxes and investment tax credits, net           0           (521)
    Amortization of recoverable energy costs                        0        (35,886)
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                              0          3,952
    Amortization of regulatory assets, net                          0         45,874
    Allocation of ESOP benefits                                     0            (85)
    Net other sources of cash                                       0         39,545
    Changes in working capital:
      Receivables and accrued utility revenues                    (57)        20,597
      Fuel, materials and supplies                                  0          9,316
      Accounts payable                                             57         23,110
      Accrued taxes                                                 0        (33,048)
      Other working capital (excludes cash)                         0          6,646
                                                         -------------  -------------
Net cash flows provided by operating activities                   361        190,924
                                                         -------------  -------------
Investing Activities:
  Investment in plant:
    Electric utility plant                                          0        (69,500)
    Nuclear fuel                                                    0         (1,153)
                                                         -------------  -------------
  Net cash flows used for investments in plant                      0        (70,653)
  Investment in NU system money pool                                0              0
  Investment in nuclear decommissioning trusts                      0           (686)
  Other investment activities, net                                219          2,268
                                                         -------------  -------------
Net cash flows (used in)/provided by investing activities         219        (69,071)
                                                         -------------  -------------
Financing Activities:
  Reacquisitions and retirements of long-term debt               (580)      (109,200)
  Reacquisitions and retirements of preferred stock                 0        (25,732)
  Cash dividends on preferred stock                                 0         (3,962)
  Cash dividends on common shares                                   0        (50,000)
                                                         -------------  -------------
Net cash flows used in financing activities                      (580)      (188,894)
                                                         -------------  -------------
Net (decrease)/increase in cash for the period                      0        (67,041)
Cash and cash equivalents - beginning of period                     0        183,523
                                                         -------------  -------------
Cash and cash equivalents - end of period                $          0   $    116,482
                                                         =============  =============

Supplemental Cash Flow Information:
Cash paid during the year for:
  Interest, net of amounts capitalized                   $        242   $     38,819
                                                         =============  =============
  Income taxes                                           $          0   $     22,575
                                                         =============  =============
Increase in obligations:
  Seabrook Power Contracts and other capital leases      $    (96,208)  $          0
                                                         =============  =============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not included is New Hampshire Electric Company which is an inactive subsidiary.
(b) Not covered by auditors' report.



 WESTERN MASSACHUSETTS ELECTRIC COMPANY
             AND SUBSIDIARY
    Consolidating Balance Sheet (a)
                 Assets
           December 31, 2000
         (Thousands of Dollars)

                                          Western
                                        Massachusetts    WMECO
                                          Electric    Receivables
                                           Company    Corporation Eliminations Consolidated
                                        ------------- ----------- ------------ ------------
Utility Plant, at cost:
  Electric                                $1,112,405         $ 0         $  0   $1,112,405
    Less:  Accumulated provision for
            depreciation                     792,923           0            0      792,923
                                        ------------- ----------- ------------ ------------
                                             319,482           0            0      319,482
  Construction work in progress               22,813           0            0       22,813
  Nuclear fuel, net                           18,296           0            0       18,296
                                        ------------- ----------- ------------ ------------
         Total net utility plant             360,591           0            0      360,591
                                        ------------- ----------- ------------ ------------
Other Property and Investments:
  Nuclear decommissioning trusts,
   at market                                 144,921           0            0      144,921
  Investments in regional nuclear
   generating companies, at equity            11,117           0            0       11,117
  Investments in subsidiary companies,
   at equity                                     (11)          0          (11)           0
  Other, at cost                               6,249           0            0        6,249
                                        ------------- ----------- ------------ ------------
                                             162,276           0          (11)     162,287
                                        ------------- ----------- ------------ ------------
Current Assets:
  Cash and special deposits                      887          98            0          985
  Receivables, net                            36,364           0            0       36,364
  Accounts receivable from affiliated
   companies                                  16,252           0          106       16,146
  Accrued utility revenue                     21,222           0            0       21,222
  Fuel, materials, and supplies,
   at average cost                             1,606           0            0        1,606
  Prepayments and other                        4,817           0            0        4,817
                                        ------------- ----------- ------------ ------------
                                              81,148          98          106       81,140
                                        ------------- ----------- ------------ ------------

Deferred Charges:
  Regulatory assets                          392,247           0            0      392,247
  Unamortized debt expense                     1,822           0            0        1,822
  Prepaid pension                             45,473           0            0       45,473
  Other                                        4,258           0            0        4,258
                                        ------------- ----------- ------------ ------------
                                             443,800           0            0      443,800
                                        ------------- ----------- ------------ ------------

       Total Assets                       $1,047,815         $98         $ 95   $1,047,818
                                        ============= =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.



 WESTERN MASSACHUSETTS ELECTRIC COMPANY
             AND SUBSIDIARY
    Consolidating Balance Sheet (a)
     Capitalization and Liabilities
           December 31, 2000
         (Thousands of Dollars)

                                          Western
                                        Massachusetts    WMECO
                                          Electric    Receivables
                                           Company    Corporation Eliminations Consolidated
                                        ------------- ----------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                           $   14,752        $  0         $  0   $   14,752
   Capital surplus, paid in                   94,010          60           60       94,010
   Retained earnings                          62,952         (71)         (71)      62,952
   Accumulated other comprehensive
    income                                       182           0            0          182
                                        ------------- ----------- ------------ ------------
    Total common stockholder's equity        171,896         (11)         (11)     171,896
  Preferred stock not subject to
    mandatory redemption                      20,000           0            0       20,000
  Preferred stock subject to mandatory
   redemption                                 15,000           0            0       15,000
  Long-term debt                             139,425           0            0      139,425
                                        ------------- ----------- ------------ ------------
    Total capitalization                     346,321         (11)         (11)     346,321
                                        ------------- ----------- ------------ ------------
Obligations Under Capital Leases               5,935           0            0        5,935
                                        ------------- ----------- ------------ ------------
Current Liabilities:
  Notes payable to banks                     110,000           0            0      110,000
  Notes payable to affiliated companies          600           0            0          600
  Long-term debt and preferred stock-
   current portion                            61,500           0            0       61,500
  Obligations under capital leases-
   current portion                            20,986           0            0       20,986
  Accounts payable                            25,298         106          106       25,298
  Accounts payable to affiliated
   companies                                   8,611           0            0        8,611
  Accrued taxes                                8,468           3            0        8,471
  Accrued interest                             4,703           0            0        4,703
  Other                                        7,671           0            0        7,671
                                        ------------- ----------- ------------ ------------
                                             247,837         109          106      247,840
                                        ------------- ----------- ------------ ------------
Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes          224,711           0            0      224,711
  Accumulated deferred investment
   tax credits                                17,580           0            0       17,580
  Deferred contractual obligations            42,519           0            0       42,519
  Decommissioning obligation-
   Millstone 1                               136,130           0            0      136,130
  Other                                       26,782           0            0       26,782
                                        ------------- ----------- ------------ ------------
                                             447,722           0            0      447,722
                                        ------------- ----------- ------------ ------------
    Total Capitalization and Liabilities  $1,047,815        $ 98         $ 95   $1,047,818
                                        ============= =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



  WESTERN MASSACHUSETTS ELECTRIC COMPANY
              AND SUBSIDIARY

  Consolidating Statement of Income (a)
       Year Ended December 31, 2000
          (Thousands of Dollars)

                                            Western
                                          Massachusetts    WMECO
                                            Electric    Receivables
                                             Company    Corporation Eliminations Consolidated
                                          ------------- ----------- ------------ ------------
  Operating Revenues                          $513,678          $0           $0     $513,678
                                          ------------- ----------- ------------ ------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                       246,130           0            0      246,130
      Other                                     75,940           0            0       75,940
    Maintenance                                 33,111           0            0       33,111
    Depreciation                                17,693           0            0       17,693
    Amortization of regulatory assets, net      47,775           0            0       47,775
    Federal and state income taxes              21,174           0            0       21,174
    Taxes other than income taxes               17,759           0            0       17,759
                                          ------------- ----------- ------------ ------------
         Total operating expenses              459,582           0            0      459,582
                                          ------------- ----------- ------------ ------------
  Operating Income                              54,096           0            0       54,096
                                          ------------- ----------- ------------ ------------

  Other Income/(Loss):
    Equity in earnings of regional nuclear
      generating companies                       2,251           0            0        2,251
    Nuclear related costs                       (2,808)          0            0       (2,808)
    Other, net                                   1,242           0            0        1,242
    Income taxes                                 6,029           0            0        6,029
                                          ------------- ----------- ------------ ------------
        Other income, net                        6,714           0            0        6,714
                                          ------------- ----------- ------------ ------------
        Income before interest charges          60,810           0            0       60,810
                                          ------------- ----------- ------------ ------------

  Interest Charges:
    Interest on long-term debt                  14,051           0            0       14,051
    Other interest                              11,491           0            0       11,491
                                          ------------- ----------- ------------ ------------
        Interest charges, net                   25,542           0            0       25,542
                                          ------------- ----------- ------------ ------------

  Net Income                                  $ 35,268          $0           $0     $ 35,268
                                          ============= =========== ============ ============

The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.



     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                 AND SUBSIDIARY

Consolidating Statement of Retained Earnings (a)
          Year Ended December 31, 2000
             (Thousands of Dollars)

                                         Western
                                       Massachusetts    WMECO
                                         Electric    Receivables
                                          Company    Corporation Eliminations Consolidated
                                       ------------- ----------- ------------ ------------
Balance at beginning of period              $38,712        $(71)        $(71)     $38,712
Addition:  Net income                        35,268           0            0       35,268
           Tax benefit for 1993-1999 from
           reduction of NU parent
           losses                             3,824           0            0        3,824
                                       ------------- ----------- ------------ ------------
                                             77,804         (71)         (71)      77,804
                                       ------------- ----------- ------------ ------------
Deductions:
  Dividends declared:
   Preferred stock                            2,798           0            0        2,798
   Common stock $20.34 per share             12,002           0            0       12,002

  Allocation of benefits-ESOP                    52           0            0           52
                                       ------------- ----------- ------------ ------------
        Total deductions                     14,852           0            0       14,852
                                       ------------- ----------- ------------ ------------

Balance at end of period                    $62,952        $(71)        $(71)     $62,952
                                       ============= =========== ============ ============


     WESTERN MASSACHUSETTS ELECTRIC COMPANY
                 AND SUBSIDIARY

Consolidating Statement of Capital Surplus, Paid In (a)
          Year Ended December 31, 2000
             (Thousands of Dollars)

                                         Western
                                       Massachusetts    WMECO
                                         Electric    Receivables
                                          Company    Corporation Eliminations Consolidated
                                       ------------- ----------- ------------ ------------
Balance at beginning of period             $171,691         $60          $60     $171,691

Repurchase of common stock                  (77,940)          0            0      (77,940)
Capital stock expenses, net                     259           0            0          259
                                       ------------- ----------- ------------ ------------
Balance at end of period                   $ 94,010         $60          $60     $ 94,010
                                       ============= =========== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.




    WESTERN MASSACHUSETTS ELECTRIC COMPANY AND SUBSIDIARY
             Consolidating Statement of Cash Flows (a)
                 Year Ended December 31, 2000
                 (Thousands of Dollars)

                                                                       Western
                                                                    Massachusetts     WMECO
                                                                       Electric    Receivables
                                                                       Company     Corporation
                                                                  --------------- ------------
Operating Activities:
  Income after interest charges                                   $       35,268  $         0
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                          17,693            0
    Deferred income taxes and investment tax credits, net                (11,549)           0
    Amortization of regulatory assets, net                                47,775            0
    Amortization of recoverable energy costs, net                          9,386            0
    Nuclear related costs                                                  2,808            0
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                                     3,824            0
    Allocation of ESOP benefits                                              (52)           0
    Net other uses of cash                                               (28,834)           0
    Changes in working capital:
      Receivables and accrued utility revenues                           (24,637)           0
      Fuel, materials and supplies                                         1,491            0
      Accounts payable                                                    17,727            0
      Accrued taxes                                                        7,895          (13)
      Other working capital (excludes cash)                               (7,321)           0
                                                                  --------------- ------------
Net cash flows provided by/(used in) operating activities                 71,474          (13)
                                                                  --------------- ------------

Investing Activities:
  Investments in plant:
    Electric utility plant                                               (27,267)           0
    Nuclear fuel                                                          (7,848)           0
                                                                  --------------- ------------
  Net cash flows used for investments in plant                           (35,115)           0
  Investments in nuclear decommissioning trusts                           (3,437)           0
  Other investment activities, net                                         3,589            0
  Net proceeds from the transfer of utility plant                        185,787            0
                                                                  --------------- ------------
Net cash flows provided by investing activities                          150,824            0
                                                                  --------------- ------------

Financing Activities:
  Net decrease in short-term debt                                        (21,800)           0
  Reacquisitions and retirements of long-term debt                       (94,150)           0
  Reacquisitions and retirements of preferred stock                       (1,500)           0
  Repurchase of common shares                                            (90,000)           0
  Cash dividends on preferred stock                                       (2,798)           0
  Cash dividends on common shares                                        (12,002)           0
                                                                  --------------- ------------
Net cash flows used in financing activities                             (222,250)           0
                                                                  --------------- ------------

Net increase/(decrease) in cash for the period                                48          (13)
Cash - beginning of period                                                   839          111
                                                                  --------------- ------------
Cash - end of period                                              $          887  $        98
                                                                  =============== ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                            $       26,055  $         0
                                                                  =============== ============
  Income taxes                                                    $       18,542  $        12
                                                                  =============== ============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                 $        1,532  $         0
                                                                  =============== ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



    WESTERN MASSACHUSETTS ELECTRIC COMPANY AND SUBSIDIARY
             Consolidating Statement of Cash Flows (a)
                 Year Ended December 31, 2000
                 (Thousands of Dollars)

                                                                   Eliminations  Consolidated
                                                                  ------------- -------------
Operating Activities:
  Income after interest charges                                   $          0  $     35,268
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                             0        17,693
    Deferred income taxes and investment tax credits, net                    0       (11,549)
    Amortization of regulatory assets, net                                   0        47,775
    Amortization of recoverable energy costs, net                            0         9,386
    Nuclear related costs                                                    0         2,808
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                                       0         3,824
    Allocation of ESOP benefits                                              0           (52)
    Net other uses of cash                                                   0       (28,834)
    Changes in working capital:
      Receivables and accrued utility revenues                               0       (24,637)
      Fuel, materials and supplies                                           0         1,491
      Accounts payable                                                       0        17,727
      Accrued taxes                                                          0         7,882
      Other working capital (excludes cash)                                  0        (7,321)
                                                                  ------------- -------------
Net cash flows provided by/(used in) operating activities                    0        71,461
                                                                  ------------- -------------

Investing Activities:
  Investments in plant:
    Electric utility plant                                                   0       (27,267)
    Nuclear fuel                                                             0        (7,848)
                                                                  ------------- -------------
  Net cash flows used for investments in plant                               0       (35,115)
  Investments in nuclear decommissioning trusts                              0        (3,437)
  Other investment activities, net                                           0         3,589
  Net proceeds from the transfer of utility plant                            0       185,787
                                                                  ------------- -------------
Net cash flows provided by investing activities                              0       150,824
                                                                  ------------- -------------

Financing Activities:
  Net decrease in short-term debt                                            0       (21,800)
  Reacquisitions and retirements of long-term debt                           0       (94,150)
  Reacquisitions and retirements of preferred stock                          0        (1,500)
  Repurchase of common shares                                                0       (90,000)
  Cash dividends on preferred stock                                          0        (2,798)
  Cash dividends on common shares                                            0       (12,002)
                                                                  ------------- -------------
Net cash flows used in financing activities                                  0      (222,250)
                                                                  ------------- -------------

Net increase/(decrease) in cash for the period                               0            35
Cash - beginning of period                                                   0           950
                                                                  ------------- -------------
Cash - end of period                                              $          0  $        985
                                                                  ============= =============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                            $          0  $     26,055
                                                                  ============= =============
  Income taxes                                                    $          0  $     18,554
                                                                  ============= =============
Increase in obligations:
  Niantic Bay Fuel Trust and other capital leases                 $          0  $      1,532
                                                                  ============= =============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



      HOLYOKE WATER POWER COMPANY
             AND SUBSIDIARY

     Consolidating Balance Sheet (a)
                 Assets
            December 31, 2000
         (Thousands of Dollars)

                                                 Holyoke   Holyoke
                                                  Water   Power and
                                                  Power   Electric
                                                 Company   Company  Eliminations Consolidated
                                                 -------- --------- ------------ ------------
Utility Plant, at cost:
  Electric                                       $99,699    $1,418       $    0     $101,117

    Less:  Accumulated provision for
            depreciation                          80,901     1,032            0       81,933
                                                 -------- --------- ------------ ------------
                                                  18,798       386            0       19,184
  Construction work in progress                      970         0            0          970
                                                 -------- --------- ------------ ------------
         Total net utility plant                  19,768       386            0       20,154
                                                 -------- --------- ------------ ------------
Other Property and Investments:
  Investments in subsidiary company, at
   equity                                            939         0          939            0
  Other, at cost                                   3,476         0            0        3,476
                                                 -------- --------- ------------ ------------
                                                   4,415         0          939        3,476
                                                 -------- --------- ------------ ------------
Current Assets:
  Cash                                                 0     1,865            0        1,865
  Notes receivables from affiliated companies     16,200         0            0       16,200
  Receivables, net                                   862         0            0          862
  Accounts receivable from affiliated companies    4,708     4,165        3,807        5,065
  Taxes receivable                                   825         0            0          825
  Fuel, materials, and supplies, at average cost   4,763         0            0        4,763
  Prepayments and other                              768         0            0          768
                                                 -------- --------- ------------ ------------
                                                  28,126     6,030        3,807       30,348
                                                 -------- --------- ------------ ------------
Deferred Charges:
  Unamortized debt expense                           792         0            0          792
  Accumulated deferred income taxes                    0        35           35            0
  Prepaid pension                                    771         0            0          771
  Other                                              323         0            0          323
                                                 -------- --------- ------------ ------------
                                                   1,886        35           35        1,886
                                                 -------- --------- ------------ ------------
       Total Assets                              $54,195    $6,451       $4,781      $55,864
                                                 ======== ========= ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.



      HOLYOKE WATER POWER COMPANY
             AND SUBSIDIARY

     Consolidating Balance Sheet (a)
     Capitalization and Liabilities
            December 31, 2000
         (Thousands of Dollars)

                                                 Holyoke   Holyoke
                                                  Water   Power and
                                                  Power   Electric
                                                 Company   Company  Eliminations Consolidated
                                                 -------- --------- ------------ ------------
Capitalization:
  Common stockholder's equity:
   Common stock                                  $ 2,400    $  485       $  485      $ 2,400
   Capital surplus, paid in                        6,000         0            0        6,000
   Retained earnings                              (5,607)      (95)         (95)      (5,607)
   Accumulated other comprehensive income             (5)        0            0           (5)
                                                 -------- --------- ------------ ------------
    Total common stockholder's equity              2,788       390          390        2,788

  Long-term debt                                  38,300       424          424       38,300
                                                 -------- --------- ------------ ------------
    Total capitalization                          41,088       814          814       41,088
                                                 -------- --------- ------------ ------------
Current Liabilities:
  Accounts payable                                 1,173         2            0        1,175
  Accounts payable to affiliated companies         3,414     5,465        3,807        5,071
  Accrued taxes                                      756        29            0          785
  Accrued interest                                   770         0            0          770
  Other                                               89        16            0          105
                                                 -------- --------- ------------ ------------
                                                   6,202     5,512        3,807        7,906
                                                 -------- --------- ------------ ------------

Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                  361         0           35          326
  Other                                            6,544       125          125        6,544
                                                 -------- --------- ------------ ------------
                                                   6,905       125          160        6,870
                                                 -------- --------- ------------ ------------

    Total Capitalization and Liabilities         $54,195    $6,451       $4,781      $55,864
                                                 ======== ========= ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.
(a)  Not covered by auditors' report.



         HOLYOKE WATER POWER COMPANY
                AND SUBSIDIARY

    Consolidating Statement of Income (a)
         Year Ended December 31, 2000
            (Thousands of Dollars)

                                              Holyoke   Holyoke
                                               Water   Power and
                                               Power   Electric
                                              Company   Company  Eliminations Consolidated
                                              -------- --------- ------------ ------------
  Operating Revenues                          $54,736   $68,231      $47,334      $75,633
                                              -------- --------- ------------ ------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                       27,194    68,136       47,245       48,085
      Other                                     6,059       102           89        6,072
    Maintenance                                 6,693         0            0        6,693
    Depreciation                                2,025        24            0        2,049
    Amortization of regulatory assets, net         (1)        0            0           (1)
    Federal and state income taxes              2,418       (16)           0        2,402
    Taxes other than income taxes               3,282        38            0        3,320
                                              -------- --------- ------------ ------------
         Total operating expenses              47,670    68,284       47,334       68,620
                                              -------- --------- ------------ ------------
  Operating Income/(Loss)                       7,066       (53)           0        7,013
                                              -------- --------- ------------ ------------
  Other Income/(Loss):
    Other, net                                   (518)        0          (46)        (472)
    Income taxes                                  638         7            0          645
                                              -------- --------- ------------ ------------
        Other income/(loss), net                  120         7          (46)         173
                                              -------- --------- ------------ ------------
        Income/(loss) before interest charges   7,186       (46)         (46)       7,186
                                              -------- --------- ------------ ------------
  Interest Charges:
    Interest on long-term debt                  2,644         0            0        2,644
    Other interest                                (15)       21           21          (15)
                                              -------- --------- ------------ ------------
        Interest charges, net                   2,629        21           21        2,629
                                              -------- --------- ------------ ------------
  Income/(loss) before extraordinary loss,
    net of tax benefit                          4,557       (67)         (67)       4,557
  Extraordinary loss, net of tax benefit      (19,664)        0            0      (19,664)
                                              -------- --------- ------------ ------------
  Net Loss                                    $15,107) $    (67)     $   (67)    $(15,107)
                                              ======== ========= ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.



 HOLYOKE WATER POWER COMPANY AND SUBSIDIARY

Consolidating Statement of Retained Earnings(a)
        Year Ended December 31, 2000
           (Thousands of Dollars)


                                            Holyoke   Holyoke
                                             Water   Power and
                                             Power   Electric
                                            Company   Company  Eliminations Consolidated
                                            -------- --------- ------------ ------------
Balance at beginning of period              $14,481      $(28)        $(28)     $14,481
Addition:  Net loss                         (15,107)      (67)         (67)     (15,107)
           Tax benefit for 1993-1999 from
           reduction of NU parent
           losses                                22         0            0           22
                                            -------- --------- ------------ ------------
                                               (604)      (95)         (95)        (604)
Deductions:                                 -------- --------- ------------ ------------
  Common stock dividend
    declared:
     $10.42 per share                         5,000         0            0        5,000
  Allocation of benefits-ESOP                     3         0            0            3
                                            -------- --------- ------------ ------------
     Total deductions                         5,003         0            0        5,003


Balance at end of period                    $(5,607)     $(95)        $(95)     $(5,607)
                                            ======== ========= ============ ============


HOLYOKE WATER POWER COMPANY AND SUBSIDIARY

Consolidating Statement of Capital Surplus, Paid In (a)
        Year Ended December 31, 2000
           (Thousands of Dollars)

                                            Holyoke   Holyoke
                                             Water   Power and
                                             Power   Electric
                                            Company   Company  Eliminations Consolidated
                                            -------- --------- ------------ ------------
Balance at beginning of period               $6,000         0            0       $6,000

                                            -------- --------- ------------ ------------
Balance at end of period                     $6,000         0            0       $6,000
                                            ======== ========= ============ ============

Note:  Individual companies may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.



       HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
      Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 2000
                 (Thousands of Dollars)

                                                                             Holyoke
                                                               Holyoke      Power and
                                                             Water Power    Electric
                                                               Company       Company
                                                            ------------- ------------
Operating Activities:
  Income/(loss) before extraordinary loss                   $      4,557  $       (67)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                   2,025           24
    Deferred income taxes, net                                       175            6
    Amortization of regulatory assets, net                            (1)           0
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                                22            0
    Allocation of ESOP benefits                                       (3)           0
    Net other (uses)/sources of cash                                (917)          22
    Changes in working capital:
      Receivables, net                                             1,270        1,340
      Fuel, materials and supplies                                   624            0
      Accounts payable                                              (234)         458
      Accrued taxes                                                  585           29
      Other working capital (excludes cash)                       (1,495)          53
                                                            ------------- ------------
Net cash flows provided by/(used in) operating activities          6,608        1,865
                                                            ------------- ------------
Investing Activities:
  Investment in plant:
    Electric utility plant                                        (1,083)           0
    Investment in NU system Money Pool                              (700)           0
    Other investment activities, net                                  46            0
                                                            ------------- ------------
Net cash flows (used in)/provided by investing activities         (1,737)           0
                                                            ------------- ------------
Financing Activities:
  Cash dividends on common shares                                 (5,000)           0
                                                            ------------- ------------
Net cash flows used in financing activities                       (5,000)           0
                                                            ------------- ------------
Net (decrease)/increase in cash for the period                      (129)       1,865
Cash - beginning of period                                           129            0
                                                            ------------- ------------
Cash - end of period                                        $          0  $     1,865
                                                            ============= ============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $      2,220  $        21
                                                            ============= ============
  Income taxes                                              $      1,809  $       (93)
                                                            ============= ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.


       HOLYOKE WATER POWER COMPANY AND SUBSIDIARY
      Consolidating Statement of Cash Flows (a)
          Year Ended December 31, 2000
                 (Thousands of Dollars)

                                                             Eliminations  Consolidated
                                                            ------------- -------------
Operating Activities:
  Income/(loss) before extraordinary loss                   $        (67) $      4,557
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                       0         2,049
    Deferred income taxes, net                                         0           181
    Amortization of regulatory assets, net                             0            (1)
    Tax benefit for 1993-1999 from reduction of
      NU parent losses                                                 0            22
    Allocation of ESOP benefits                                        0            (3)
    Net other (uses)/sources of cash                                  21          (917)
    Changes in working capital:
      Receivables, net                                             2,919          (308)
      Fuel, materials and supplies                                     0           624
      Accounts payable                                            (2,919)        3,142
      Accrued taxes                                                    0           614
      Other working capital (excludes cash)                            0        (1,441)
                                                            ------------- -------------
Net cash flows provided by/(used in) operating activities            (46)        8,519
                                                            ------------- -------------
Investing Activities:
  Investment in plant:
    Electric utility plant                                             0        (1,083)
    Investment in NU system Money Pool                                 0          (700)
    Other investment activities, net                                  46             0
                                                            ------------- -------------
Net cash flows (used in)/provided by investing activities             46        (1,783)
                                                            ------------- -------------
Financing Activities:
  Cash dividends on common shares                                      0        (5,000)
                                                            ------------- -------------
Net cash flows used in financing activities                            0        (5,000)
                                                            ------------- -------------
Net (decrease)/increase in cash for the period                         0         1,736
Cash - beginning of period                                             0           129
                                                            ------------- -------------
Cash - end of period                                        $          0  $      1,865
                                                            ============= =============

Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $         21  $      2,220
                                                            ============= =============
  Income taxes                                              $          0  $      1,716
                                                            ============= =============

Note: Individual columns may not add to Consolidated due to rounding.
      The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.




         YANKEE ENERGY SYSTEM, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 2000
           (Thousands of Dollars)

                                                 Yankee
                                                 Energy     Yankee Gas    NorConn
                                                 System,     Services   Properties,
                                                  Inc.        Company       Inc.
                                              ------------- ----------- ------------
Utility Plant, at cost:
  Gas                                             $       0    $608,153       $    0
    Less:  Accumulated provision for
            depreciation                                 0     245,214            0
                                              ------------- ----------- ------------
                                                         0     362,939            0

  Construction work in progress                          0      18,723            0
                                              ------------- ----------- ------------
         Total net utility plant                         0     381,662            0
                                              ------------- ----------- ------------

Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                       484,795           0            0
  Other, at cost                                         0         294        1,966
                                              ------------- ----------- ------------
                                                   484,795         294        1,966
                                              ------------- ----------- ------------

Current Assets:
  Cash                                                 535       4,824            0
  Notes receivable form affiliated companies         5,280           0            0
  Receivables, net                                       0      54,386            0
  Receivables from affiliated companies              1,110       9,246          181
  Taxes receivable                                     697           0            0
  Accrued utility revenue                                0      38,057            0
  Fuel, materials, and supplies, at
   average cost                                          0       3,194            0
  Prepayments and other                                  0      23,315            0
                                              ------------- ----------- ------------
                                                     7,622     133,022          181
                                              ------------- ----------- ------------

Deferred Charges:
  Regulatory assets                                      0      54,649            0
  Accumulated deferred income taxes                      0           0          143
  Unamortized debt expense                               0       1,267            3
  Goodwill and other purchased
   intangible assets                                     0     294,442            0
  Prepaid pension                                        0      42,649            0
  Other                                                764           0            0
                                              ------------- ----------- ------------
                                                       764     393,007          146
                                              ------------- ----------- ------------

       Total Assets                               $493,181    $907,985       $2,293
                                              ============= =========== ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



         YANKEE ENERGY SYSTEM, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 2000
           (Thousands of Dollars)

                                                               Yankee        Yankee
                                                               Energy        Energy
                                               Housatonic    Financial      Services
                                              Corporation     Services       Company
                                             -------------- ------------ ---------------
Utility Plant, at cost:
  Gas                                                $   0       $    0         $     0
    Less:  Accumulated provision for
            depreciation                                 0            0               0
                                             -------------- ------------ ---------------
                                                         0            0               0

  Construction work in progress                          0            0               0
                                             -------------- ------------ ---------------
         Total net utility plant                         0            0               0
                                             -------------- ------------ ---------------


Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                             0            0               2
  Other, at cost                                         0          132           4,847
                                             -------------- ------------ ---------------
                                                         0          132           4,849
                                             -------------- ------------ ---------------

Current Assets:
  Cash                                                   0            8               0
  Notes receivable form affiliated companies             0            0               0
  Receivables, net                                     127        3,046             415
  Receivables from affiliated companies                  3            2              11
  Taxes receivable                                       0            0           1,672
  Accrued utility revenue                                0            0               0
  Fuel, materials, and supplies, at
   average cost                                          0            0             210
  Prepayments and other                                  0            8               0
                                             -------------- ------------ ---------------
                                                       130        3,064           2,308
                                             -------------- ------------ ---------------

Deferred Charges:
  Regulatory assets                                      0            0               0
  Accumulated deferred income taxes                      0           29           1,298
  Unamortized debt expense                               0            0               0
  Goodwill and other purchased
   intangible assets                                     0            0             427
  Prepaid pension                                        0            0               0
  Other                                                257           68          14,176
                                             -------------- ------------ ---------------
                                                       257           97          15,901
                                             -------------- ------------ ---------------

       Total Assets                                   $387       $3,293         $23,058
                                             ============== ============ ===============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



         YANKEE ENERGY SYSTEM, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 2000
           (Thousands of Dollars)


                                                  R.M.
                                                Services
                                                 Company     Eliminations  Consolidated
                                             --------------- ------------- ------------
Utility Plant, at cost:
  Gas                                               $     0      $      0     $608,153
    Less:  Accumulated provision for
            depreciation                                  0             0      245,214
                                             --------------- ------------- ------------
                                                          0             0      362,939

  Construction work in progress                           0             0       18,723
                                             --------------- ------------- ------------
         Total net utility plant                          0             0      381,662
                                             --------------- ------------- ------------


Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                              0       484,796            0
  Other, at cost                                      4,173             0       11,411
                                             --------------- ------------- ------------
                                                      4,173       484,796       11,411
                                             --------------- ------------- ------------

Current Assets:
  Cash                                                1,091             0        6,459
  Notes receivable form affiliated companies              0         5,280            0
  Receivables, net                                      723             0       58,697
  Receivables from affiliated companies                 222        10,696           77
  Taxes receivable                                        0         2,370            0
  Accrued utility revenue                                 0             0       38,057
  Fuel, materials, and supplies, at
   average cost                                           0             0        3,404
  Prepayments and other                                   0             0       23,323
                                             --------------- ------------- ------------
                                                      2,036        18,346      130,017
                                             --------------- ------------- ------------

Deferred Charges:
  Regulatory assets                                       0             0       54,649
  Accumulated deferred income taxes                      55         1,525            0
  Unamortized debt expense                                0             0        1,270
  Goodwill and other purchased
   intangible assets                                  7,745             0      302,614
  Prepaid pension                                       339             0       42,988
  Other                                                   0           932       14,334
                                             --------------- ------------- ------------
                                                      8,139         2,457      415,855
                                             --------------- ------------- ------------

       Total Assets                                 $14,348      $505,599     $938,945
                                             =============== ============= ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.


         YANKEE ENERGY SYSTEM, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)

                                                Yankee
                                                Energy     Yankee Gas    NorConn
                                                System,     Services   Properties,
                                                 Inc.        Company       Inc.
                                             ------------- ----------- ------------
  Common stockholder's equity:
   Common stock                                  $      0    $      5       $    1
   Capital surplus, paid in                       484,888     466,048            9
   Retained earnings                                 (733)      1,149          207
                                             ------------- ----------- ------------
    Total common stockholder's equity             484,155     467,202          217

  Long-term debt                                        0     151,640        1,500
                                             ------------- ----------- ------------
    Total capitalization                          484,155     618,842        1,717
                                             ------------- ----------- ------------

Current Liabilities:
  Notes payable to banks                                0      46,600            0
  Notes payable to affiliated companies                 0       3,000           57
  Long-term debt and preferred stock-current
   portion                                              0         950          100
  Accounts payable                                      0      43,661           27
  Accounts payable to affiliated companies          9,026       2,828           15
  Accrued taxes                                         0      19,622          369
  Accrued interest                                      0       3,587            8
  Other                                                 0       4,087            0
                                             ------------- ----------- ------------
                                                    9,026     124,335          576
                                             ------------- ----------- ------------

Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                     0      72,562            0
  Accumulated deferred investment tax credit            0       7,476            0
  Other                                                 0      84,770            0
                                             ------------- ----------- ------------
                                                        0     164,808            0
                                             ------------- ----------- ------------



    Total Capitalization and Liabilities         $493,181    $907,985       $2,293
                                             ============= =========== ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.




         YANKEE ENERGY SYSTEM, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)

                                                                Yankee        Yankee
                                                                Energy        Energy
                                                Housatonic    Financial      Services
                                               Corporation     Services       Company
                                              -------------- ------------ ---------------
  Common stockholder's equity:
   Common stock                                        $ 10       $    1         $     1
   Capital surplus, paid in                               2        2,352           7,881
   Retained earnings                                     15           58          (1,187)
                                              -------------- ------------ ---------------
    Total common stockholder's equity                    27        1,300           6,695

  Long-term debt                                          0            0               0
                                              -------------- ------------ ---------------
    Total capitalization                                 27        1,300           6,695
                                              -------------- ------------ ---------------

Current Liabilities:
  Notes payable to banks                                  0            0               0
  Notes payable to affiliated companies                 349        1,782          15,634
  Long-term debt and preferred stock-current
   portion                                                0            0               0
  Accounts payable                                       10           68              54
  Accounts payable to affiliated companies                0           18             426
  Accrued taxes                                           0           57               0
  Accrued interest                                        1            0               0
  Other                                                   0            1             156
                                              -------------- ------------ ---------------
                                                        360        1,926          16,270
                                              -------------- ------------ ---------------

Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                       0            0               0
  Accumulated deferred investment tax credit              0            0               0
  Other                                                   0           67              93
                                              -------------- ------------ ---------------
                                                          0           67              93
                                              -------------- ------------ ---------------

    Total Capitalization and Liabilities               $387       $3,293         $23,058
                                              ============== ============ ===============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.


         YANKEE ENERGY SYSTEM, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)

                                                  R.M.
                                                Services
                                                 Company     Eliminations  Consolidated
                                             --------------- ------------- ------------
  Common stockholder's equity:
   Common stock                                     $     1      $     19     $      0
   Capital surplus, paid in                           9,298       484,477      484,888
   Retained earnings                                     59           301         (733)
                                             --------------- ------------- ------------
    Total common stockholder's equity                 9,358       484,797      484,155

  Long-term debt                                          0             0      153,140
                                             --------------- ------------- ------------
    Total capitalization                              9,358       484,797      637,295
                                             --------------- ------------- ------------

Current Liabilities:
  Notes payable to banks                                  0             0       46,600
  Notes payable to affiliated companies               2,458         5,279       18,000
  Long-term debt and preferred stock-current
   portion                                                0             0        1,050
  Accounts payable                                      175             0       43,996
  Accounts payable to affiliated companies            1,063        10,696        2,679
  Accrued taxes                                         708         2,370       18,387
  Accrued interest                                        0             0        3,596
  Other                                                  78             0        4,322
                                             --------------- ------------- ------------
                                                      4,482        18,345      138,630
                                             --------------- ------------- ------------

Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                       0         1,525       71,038
  Accumulated deferred investment tax credit              0             0        7,476
  Other                                                 508           932       84,506
                                             --------------- ------------- ------------
                                                        508         2,457      163,020
                                             --------------- ------------- ------------

    Total Capitalization and Liabilities            $14,348      $505,599     $938,945
                                             =============== ============= ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.


 YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES


    Consolidating Statement of Income (a)
        Year Ended December 31, 2000
           (Thousands of Dollars)

                                               Yankee
                                               Energy    Yankee Gas  NorConn
                                               System,    Services  Properties,
                                                Inc.      Company      Inc.
                                             ----------- ---------- ----------
  Operating Revenues                             $    0   $251,233       $950
                                             ----------- ---------- ----------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                              0    135,306          0
      Other                                         743     45,303        132
    Maintenance                                       0      5,343          0
    Depreciation                                      0     21,688        212
    Federal and state income taxes                    0      9,477          0
    Taxes other than income taxes                     0     16,604          0
                                             ----------- ---------- ----------
         Total operating expenses                   743    233,721        344
                                             ----------- ---------- ----------
  Operating (Loss)/Income                          (743)    17,512        606
                                             ----------- ---------- ----------

  Other Income/(Loss):
    Equity in earnings of subsidiaries            1,524          0          0
    Other, net                                     (425)    (7,091)         0
    Income taxes                                    130      2,974       (141)
                                             ----------- ---------- ----------
        Other income/(loss), net                  1,229     (4,117)      (141)
                                             ----------- ---------- ----------
        Income before interest charges              486     13,395        465
                                             ----------- ---------- ----------
  Interest Charges:
  Interest on long-term debt                          0     10,023        272
  Other interest                                  1,213      2,217        (14)
                                             ----------- ---------- ----------
  Interest Charges, Net                           1,213     12,240        258
                                             ----------- ---------- ----------
    Net (Loss)/Income                            $ (727)   $ 1,155       $207
                                             =========== ========== ==========

Yankee Energy System, Inc. and Subsidiary merged with Northeast Utilities on
March 1, 2000.

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.


 YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES


    Consolidating Statement of Income (a)
        Year Ended December 31, 2000
           (Thousands of Dollars)


                                                              Yankee
                                                              Energy        Yankee
                                                            Financial       Energy
                                              Housatonic     Services      Services
                                              Corporation    Company        Company
                                             ------------- ------------ ---------------
  Operating Revenues                               $1,250         $208          $4,089
                                             ------------- ------------ ---------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                                0            0               0
      Other                                         1,205           61           4,606
    Maintenance                                         0            0               0
    Depreciation                                        0          198             460
    Federal and state income taxes                      0            0               0
    Taxes other than income taxes                       0            0               0
                                             ------------- ------------ ---------------
         Total operating expenses                   1,205          259           5,066
                                             ------------- ------------ ---------------
  Operating (Loss)/Income                              45          (51)           (977)
                                             ------------- ------------ ---------------

  Other Income/(Loss):
    Equity in earnings of subsidiaries                  0            0               0
    Other, net                                          0          178            (134)
    Income taxes                                        0           (6)            911
                                             ------------- ------------ ---------------
        Other income/(loss), net                        0          172             777
                                             ------------- ------------ ---------------
        Income before interest charges                 45          121            (200)
                                             ------------- ------------ ---------------

  Interest Charges:
  Interest on long-term debt                            0            0               0
  Other interest                                       30           63             987
                                             ------------- ------------ ---------------
  Interest Charges, Net                                30           63             987
                                             ------------- ------------ ---------------
    Net (Loss)/Income                              $   15         $ 58         $(1,187)
                                             ============= ============ ===============

Yankee Energy System, Inc. and Subsidiary merged with Northeast Utilities on March 1, 2000.

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



 YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES

    Consolidating Statement of Income (a)
        Year Ended December 31, 2000
           (Thousands of Dollars)


                                                 R.M.
                                              Services,
                                                 Inc.     Eliminations Consolidated
                                             ------------ ------------ ------------
  Operating Revenues                              $6,705       $2,747     $261,687
                                             ------------ ------------ ------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                               0            0      135,307
      Other                                        5,445        2,747       54,748
    Maintenance                                        0            0        5,343
    Depreciation                                     668            0       23,225
    Federal and state income taxes                     2            0        9,479
    Taxes other than income taxes                     42            0       16,645
                                             ------------ ------------ ------------
         Total operating expenses                  6,157        2,747      244,747
                                             ------------ ------------ ------------
  Operating (Loss)/Income                            548            0       16,940
                                             ------------ ------------ ------------

  Other Income/(Loss):
    Equity in earnings of subsidiaries                 0        1,524            0
    Other, net                                      (163)           0       (7,634)
    Income taxes                                    (202)           0        3,666
                                             ------------ ------------ ------------
        Other income/(loss), net                    (365)       1,524       (3,968)
                                             ------------ ------------ ------------
        Income before interest charges               183        1,524       12,972
                                             ------------ ------------ ------------

  Interest Charges:
  Interest on long-term debt                           0            0       10,295
  Other interest                                     124        1,217        3,404
                                             ------------ ------------ ------------
  Interest Charges, Net                              124        1,217       13,699
                                             ------------ ------------ ------------
    Net (Loss)/Income                             $   59       $  307     $   (727)
                                             ============ ============ ============

Yankee Energy System, Inc. and Subsidiary merged with Northeast Utilities on March 1, 2000.

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.


    YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES

   Consolidating Statement of Retained Earnings (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)

                                                        Yankee
                                                       Energy    Yankee Gas    NorConn
                                                      System,     Services   Properties,
                                                        Inc.       Company       Inc.
                                                    ------------ ----------- ------------
Balance at beginning of period                            $   0      $    0         $  0

Additions: Net (loss)/income                               (727)      1,155          207
                                                    ------------ ----------- ------------
                                                           (727)      1,155          207
                                                    ------------ ----------- ------------
Deductions:
  Allocation of benefits-ESOP                                 6           6            0
                                                    ------------ ----------- ------------
        Total deductions                                      6           6            0
                                                    ------------ ----------- ------------
Balance at end of period                                  $(733)     $1,149         $207
                                                    ============ =========== ============

    YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES

            Consolidating Statement of
            Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)

                                                       Yankee
                                                       Energy    Yankee Gas    NorConn
                                                      System,     Services   Properties,
                                                        Inc.       Company       Inc.
                                                    ------------ ----------- ------------
Balance at beginning of period                         $      0    $      0           $0

Acquisition of Yankee Energy System, Inc.               484,888     471,048            9
Dividend declared on common shares:
  $5,000.00 per share                                         0      (5,000)           0

                                                    ------------ ----------- ------------
Balance at end of period                               $484,888    $466,048           $9
                                                    ============ =========== ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



    YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES


  Consolidating Statement of Retained Earnings (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)

                                                                    Yankee
                                                                    Energy       Yankee
                                                                  Financial      Energy
                                                     Housatonic    Services     Services
                                                    Corporation    Company      Company
                                                    ------------ ------------ ------------
Balance at beginning of period                              $ 0          $ 0      $     0

Additions: Net (loss)/income                                 15           58       (1,187)
                                                    ------------ ------------ ------------
                                                             15           58       (1,187)
                                                    ------------ ------------ ------------
Deductions:
  Allocation of benefits-ESOP                                 0            0            0
                                                    ------------ ------------ ------------
        Total deductions                                      0            0            0
                                                    ------------ ------------ ------------
Balance at end of period                                    $15          $58      $(1,187)
                                                    ============ ============ ============

    YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES


            Consolidating Statement of
            Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)

                                                                    Yankee
                                                                    Energy       Yankee
                                                                  Financial      Energy
                                                     Housatonic    Services     Services
                                                    Corporation    Company      Company
                                                    ------------ ------------ ------------
Balance at beginning of period                               $0       $    0       $    0

Acquisition of Yankee Energy System, Inc.                     2        1,241        7,881
Dividend declared on common shares:
  $5,000.00 per share                                         0            0            0

                                                    ------------ ------------ ------------
Balance at end of period                                     $2       $1,241       $7,881
                                                    ============ ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



    YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES


  Consolidating Statement of Retained Earnings (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)

                                                         R.M.
                                                      Services,
                                                         Inc.      Eliminations Consolidated
                                                    -------------- ------------ ------------
Balance at beginning of period                                $ 0         $  0        $   0

Additions: Net (loss)/income                                   59          307         (727)
                                                    -------------- ------------ ------------
                                                               59          307         (727)
                                                    -------------- ------------ ------------
Deductions:
  Allocation of benefits-ESOP                                   0            6            6
                                                    -------------- ------------ ------------
        Total deductions                                        0            6            6
                                                    -------------- ------------ ------------
Balance at end of period                                      $59         $301        $(733)
                                                    ============== ============ ============

    YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES


            Consolidating Statement of
            Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)


                                                         R.M.
                                                      Services,
                                                         Inc.      Eliminations Consolidated
                                                    -------------- ------------ ------------
Balance at beginning of period                             $    0     $      0     $      0

Acquisition of Yankee Energy System, Inc.                   9,298      489,477      484,888
Dividend declared on common shares:
  $5,000.00 per share                                           0       (5,000)           0

                                                    -------------- ------------ ------------
Balance at end of period                                   $9,298     $484,477     $484,888
                                                    ============== ============ ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



     YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                               Yankee
                                                               Energy    Yankee Gas    NorConn
                                                              System,     Services   Properties,
                                                                 Inc.     Company       Inc.
                                                             ---------  ----------- ------------
Operating Activities:
  (Loss)/income after interest charges                       $   (727)  $    1,155  $       207
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                    0       21,688          212
    Deferred income taxes and investment tax credits, net           0       11,227            0
    Allocation of ESOP benefits                                    (6)          (6)           0
    Net other sources/(uses) of cash                            9,384      (15,645)      (1,270)
    Changes in working capital:
      Accounts receivable                                      (1,110)      (4,052)         (93)
      Fuel, materials and supplies                                  0         (464)           0
      Accounts payable                                            (42)      29,257           29
      Accrued taxes                                               568       (3,968)         161
      Other working capital (excludes cash)                      (794)     (15,883)         (17)
                                                             ---------  ----------- ------------
Net cash flows provided/(used in) by operating activities       7,273       23,309         (771)
                                                             ---------  ----------- ------------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                                0      (21,585)           0
                                                             ---------  ----------- ------------
  Net cash flows used for investments in plant                      0      (21,585)           0
  Investment in NU system Money Pool                           18,249        2,500            0
  Other Investments                                                 0            0        4,170
                                                             ---------  ----------- ------------
Net cash flows provided by/(used in) investing activities      18,249      (19,085)       4,170
                                                             ---------  ----------- ------------

Financing Activities:
  Net (decrease)/increase in short-term debt                  (27,500)       4,600            1
  Cash dividends on common shares                                   0       (5,000)           0
  Reacquisitions and retirements of long-term debt                  0         (950)      (3,400)
                                                             ---------  ----------- ------------
Net cash flows (used in)/provided by financing activities     (27,500)      (1,350)      (3,399)
                                                             ---------  ----------- ------------
Net (decrease)/increase in cash for the period                 (1,978)       2,874            0
Cash - beginning of period                                      2,513        1,950            0
                                                             ---------  ----------- ------------
Cash - end of period                                         $    535   $    4,824  $         0
                                                             =========  =========== ============
Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                       $  1,213   $    8,924  $       241
                                                             =========  =========== ============
  Income taxes                                               $      0   $     (352) $         0
                                                             =========  =========== ============

Yankee Energy System, Inc. and Subsidiaries merged with Northeast Utilities on March 1, 2000.

Note:  Individual columns may not add to Consolidated due to rounding.

The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



     YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                           Yankee
                                                                           Energy     Yankee
                                                                          Financial   Energy
                                                             Housatonic   Services   Services
                                                             Corporation   Company    Company
                                                            ------------ ---------- ----------
Operating Activities:
  (Loss)/income after interest charges                      $        15  $      58  $  (1,187)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                      0        198        460
    Deferred income taxes and investment tax credits, net             0          0          0
    Allocation of ESOP benefits                                       0          0          0
    Net other sources/(uses) of cash                               (277)      (345)    (4,862)
    Changes in working capital:
      Accounts receivable                                           573     (1,194)     7,783
      Fuel, materials and supplies                                    0          0        248
      Accounts payable                                              (16)       (20)      (333)
      Accrued taxes                                                   0         25        455
      Other working capital (excludes cash)                           1          0     (2,706)
                                                            ------------ ---------- ----------
Net cash flows provided/(used in) by operating activities           296     (1,278)      (142)
                                                            ------------ ---------- ----------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                                  0          0          0
                                                            ------------ ---------- ----------
  Net cash flows used for investments in plant                        0          0          0
  Investment in NU system Money Pool                                  0          0          0
  Other Investments                                                   0        177      4,598
                                                            ------------ ---------- ----------
Net cash flows provided by/(used in) investing activities             0        177      4,598
                                                            ------------ ---------- ----------

Financing Activities:
  Net (decrease)/increase in short-term debt                       (296)     1,099     (4,456)
  Cash dividends on common shares                                     0          0          0
  Reacquisitions and retirements of long-term debt                    0          0          0
                                                            ------------ ---------- ----------
Net cash flows (used in)/provided by financing activities          (296)     1,099     (4,456)
                                                            ------------ ---------- ----------
Net (decrease)/increase in cash for the period                        0         (2)         0
Cash - beginning of period                                            0         10          0
                                                            ------------ ---------- ----------
Cash - end of period                                        $         0  $       8  $       0
                                                            ============ ========== ==========
Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $        29  $      70  $     987
                                                            ============ ========== ==========
  Income taxes                                              $         0  $       0  $       0
                                                            ============ ========== ==========

Yankee Energy System, Inc. and Subsidiaries merged with Northeast Utilities on March 1, 2000.

Note:  Individual columns may not add to Consolidated due to rounding.

       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



     YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                               R.M.
                                                            Services,
                                                              Inc.     Eliminations  Consolidated
                                                            --------- ------------- -------------
Operating Activities:
  (Loss)/income after interest charges                      $     59  $        307  $       (727)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                 668             0        23,225
    Deferred income taxes and investment tax credits, net          0             0        11,227
    Allocation of ESOP benefits                                    0            (6)           (6)
    Net other sources/(uses) of cash                            (606)        3,661       (17,286)
    Changes in working capital:
      Accounts receivable                                        680        (3,746)        6,336
      Fuel, materials and supplies                                 0             0          (216)
      Accounts payable                                           463         3,177        26,161
      Accrued taxes                                              188         2,555        (5,124)
      Other working capital (excludes cash)                     (213)       (2,379)      (17,235)
                                                            --------- ------------- -------------
Net cash flows provided/(used in) by operating activities      1,239         3,569        26,355
                                                            --------- ------------- -------------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                               0             0       (21,585)
                                                            --------- ------------- -------------
  Net cash flows used for investments in plant                     0             0       (21,585)
  Investment in NU system Money Pool                               0        20,749             0
  Other Investments                                           (1,135)          854         6,959
                                                            --------- ------------- -------------
Net cash flows provided by/(used in) investing activities     (1,135)       21,603       (14,626)
                                                            --------- ------------- -------------

Financing Activities:
  Net (decrease)/increase in short-term debt                     980       (20,172)       (5,400)
  Cash dividends on common shares                                  0        (5,000)            0
  Reacquisitions and retirements of long-term debt                 0             0        (4,350)
                                                            --------- ------------- -------------
Net cash flows (used in)/provided by financing activities        980       (25,172)       (9,750)
                                                            --------- ------------- -------------
Net (decrease)/increase in cash for the period                 1,084             0         1,979
Cash - beginning of period                                         7             0         4,480
                                                            --------- ------------- -------------
Cash - end of period                                        $  1,091  $          0  $      6,459
                                                            ========= ============= =============
Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $    124  $      1,217  $     10,371
                                                            ========= ============= =============
  Income taxes                                              $      0  $          0  $       (352)
                                                            ========= ============= =============

Yankee Energy System, Inc. and Subsidiaries merged with Northeast Utilities on March 1, 2000.

Note:  Individual columns may not add to Consolidated due to rounding.

       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.


        CHARTER OAK ENERGY INCORPORATED
               AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                    Assets
               December 31, 2000
            (Thousands of Dollars)

                                               Charter Oak  COE Development COE Argentina II
                                               Energy, Inc.   Corporation         Corp.
                                               ------------ --------------- ----------------
Utility Plant, at cost:
  Electric                                         $    40          $   11              $ 0

    Less:  Accumulated provision for
            depreciation                                40              11                0
                                               ------------ --------------- ----------------
         Total net utility plant                         0               0                0
                                               ------------ --------------- ----------------


Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                        17,672               0                0
                                               ------------ --------------- ----------------
Current Assets:
  Cash                                                 262             247               29
  Receivables, net                                       0             214                0
  Accounts receivable from affiliated companies      2,500           1,169                0
  Taxes receivable                                      34               0                0
                                               ------------ --------------- ----------------
                                                     2,796           1,630               29
                                               ------------ --------------- ----------------

Deferred Charges:
  Accumulated deferred income taxes                     81               0                0
                                               ------------ --------------- ----------------

    Total Assets                                   $20,549          $1,630              $29
                                               ============ =============== ================

Note:  Individual columns may not add to Consolidated due to rounding.

       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.


        CHARTER OAK ENERGY INCORPORATED
               AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
                    Assets
               December 31, 2000
            (Thousands of Dollars)

                                                COE Ave Fenix
                                                 Corporation  Eliminations Consolidated
                                                ------------- ------------ ------------
Utility Plant, at cost:
  Electric                                           $     0      $     0      $    52

    Less:  Accumulated provision for
            depreciation                                   0            0           52
                                                ------------- ------------ ------------
         Total net utility plant                           0            0            0
                                                ------------- ------------ ------------


Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                               0       17,672            0
                                                ------------- ------------ ------------
Current Assets:
  Cash                                                 2,484            0        3,021
  Receivables, net                                         0          214            0
  Accounts receivable from affiliated companies            0        3,669            0
  Taxes receivable                                     1,928            0        1,963
                                                ------------- ------------ ------------
                                                       4,412        3,883        4,984
                                                ------------- ------------ ------------

Deferred Charges:
  Accumulated deferred income taxes                   14,118            0       14,198
                                                ------------- ------------ ------------

    Total Assets                                     $18,530      $21,555      $19,182
                                                ============= ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.




        CHARTER OAK ENERGY INCORPORATED
               AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
        Capitalization and Liabilities
               December 31, 2000
            (Thousands of Dollars)

                                               Charter Oak  COE Development COE Argentina II
                                               Energy, Inc.   Corporation         Corp.
                                               ------------ --------------- ----------------
Capitalization:
 Common stockholder's equity:
  Common stock                                     $     0         $     0           $    0
  Capital surplus, paid in                          83,944          17,373            1,571
  Retained earnings                                (65,077)        (15,759)          (1,542)
                                               ------------ --------------- ----------------
    Total common stockholder's equity               18,867           1,614               29

                                               ------------ --------------- ----------------
    Total capitalization                            18,867           1,614               29
                                               ------------ --------------- ----------------

Current Liabilities:
  Accounts payable                                     308               0                0
  Accounts payable to affiliated
   companies                                         1,174               0                0
  Accrued taxes                                          0              16                0
                                               ------------ --------------- ----------------
                                                     1,482              16                0
                                               ------------ --------------- ----------------

Other deferred credits                                 200               0                0
                                               ------------ --------------- ----------------

   Total Capitalization and Liabilities            $20,549         $ 1,630           $   29
                                               ============ =============== ================


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.



        CHARTER OAK ENERGY INCORPORATED
               AND SUBSIDIARIES

        Consolidating Balance Sheet (a)
        Capitalization and Liabilities
               December 31, 2000
            (Thousands of Dollars)

                                                COE Ave Fenix
                                                 Corporation  Eliminations Consolidated
                                                ------------- ------------ ------------
Capitalization:
 Common stockholder's equity:
  Common stock                                       $     0      $     0      $     0
  Capital surplus, paid in                            55,884       74,827       83,944
  Retained earnings                                  (39,855)     (57,155)     (65,077)
                                                ------------- ------------ ------------
    Total common stockholder's equity                 16,029       17,672       18,867

                                                ------------- ------------ ------------
    Total capitalization                              16,029       17,672       18,867
                                                ------------- ------------ ------------

Current Liabilities:
  Accounts payable                                         1          214           94
  Accounts payable to affiliated
   companies                                           2,500        3,669            5
  Accrued taxes                                            0            0           16
                                                ------------- ------------ ------------
                                                       2,501        3,883          115
                                                ------------- ------------ ------------

Other deferred credits                                     0            0          200
                                                ------------- ------------ ------------

   Total Capitalization and Liabilities              $18,530      $21,555      $19,182
                                                ============= ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.




          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 2000
           (Thousands of Dollars)

                                                            COE
                                            Charter Oak  Development COE Argentina II
                                            Energy, Inc. Corporation      Corp.
                                            ------------ ----------- ---------------
  Operating Revenues                             $    0         $ 0              $0
                                            ------------ ----------- ---------------
  Operating Expenses:
    Operation-Other                                 310         (34)              0
    Federal and state income taxes                 (100)         17               0
                                            ------------ ----------- ---------------
         Total operating expenses                   210         (17)              0
                                            ------------ ----------- ---------------
  Operating (Loss)/Income                          (210)         17               0
                                            ------------ ----------- ---------------

  Other Income:
    Equity in earnings of subsidiaries            2,168           0               0
    Other, net                                       65           7               0
    Income taxes                                      0           0               0
                                            ------------ ----------- ---------------
         Other income, net                        2,233           7               0
                                            ------------ ----------- ---------------
        Income before
          interest charges                        2,023          24               0
                                            ------------ ----------- ---------------
  Interest Charges                                    7           0               0
                                            ------------ ----------- ---------------


  Net Income                                     $2,016         $24              $0
                                            ============ =========== ===============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.


          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 2000
           (Thousands of Dollars)


                                             COE Ave Fenix
                                              Corporation    EliminationsConsolidated
                                            ---------------- ----------- -------------
  Operating Revenues                                 $    0      $    0        $    0
                                            ---------------- ----------- -------------
  Operating Expenses:
    Operation-Other                                       3           0           279
    Federal and state income taxes                        0           0           (84)
                                            ---------------- ----------- -------------
         Total operating expenses                         3           0           195
                                            ---------------- ----------- -------------
  Operating (Loss)/Income                                (3)          0          (195)
                                            ---------------- ----------- -------------

  Other Income:
    Equity in earnings of subsidiaries                    0       2,168             0
    Other, net                                           17           0            88
    Income taxes                                      2,130           0         2,130
                                            ---------------- ----------- -------------
         Other income, net                            2,147       2,168         2,218
                                            ---------------- ----------- -------------
        Income before
          interest charges                            2,144       2,168         2,023
                                            ---------------- ----------- -------------
  Interest Charges                                        0           0             7
                                            ---------------- ----------- -------------


  Net Income                                         $2,144      $2,168        $2,016
                                            ================ =========== =============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.


          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
       Year Ended December 31, 2000
           (Thousands of Dollars)

                                                            COE
                                            Charter Oak  Development  COE Argentina II
                                            Energy, Inc. Corporation       Corp.
                                            ------------ -----------  ----------------
Balance at beginning of period                 $(67,093)   $(15,783)          $(1,542)
Addition:  Net income                             2,016          24                 0
                                            ------------ -----------  ----------------


Balance at end of period                       $(65,077)   $(15,759)          $(1,542)
                                            ============ ===========  ================


          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
       Year Ended December 31, 2000
           (Thousands of Dollars)

                                                            COE
                                            Charter Oak  Development  COE Argentina II
                                            Energy, Inc. Corporation       Corp.
                                            ------------ -----------  ----------------
Balance at beginning of period                  $90,194     $17,523            $1,571

Capital contributions from
  Northeast Utilities                             3,750           0                 0
  Charter Oak Energy, Inc.                            0           0                 0

Dividend declared on common stock:
  $100,000.00 per share                         (10,000)          0                 0
  $1,500.00 per share                                 0        (150)                0
  $8,500.00 per share                                 0           0                 0

Balance at end of period                    ------------ -----------  ----------------

Balance at end of period                        $83,944     $17,373            $1,571
                                            ============ ===========  ================

Note:  Individual companies may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.



          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
           Retained Earnings (a)
       Year Ended December 31, 2000
           (Thousands of Dollars)

                                              COE Ave Fenix
                                               Corporation  Eliminations Consolidated
                                              ------------- ------------ ------------
Balance at beginning of period                    $(41,999)    $(59,323)    $(67,093)
Addition:  Net income                                2,144        2,168        2,016
                                              ------------- ------------ ------------


Balance at end of period                          $(39,855)    $(57,155)    $(65,077)
                                              ============= ============ ============


          CHARTER OAK ENERGY, INC.
              AND SUBSIDIARIES

        Consolidating Statement of
        Capital Surplus, Paid In (a)
       Year Ended December 31, 2000
           (Thousands of Dollars)

                                              COE Ave Fenix
                                               Corporation  Eliminations Consolidated
                                              ------------- ------------ ------------
Balance at beginning of period                     $56,734      $75,827      $90,194

Capital contributions from
  Northeast Utilities                                    0            0        3,750
  Charter Oak Energy, Inc.                               0            0            0

Dividend declared on common stock:
  $100,000.00 per share                                  0            0      (10,000)
  $1,500.00 per share                                    0         (150)           0
  $8,500.00 per share                                 (850)        (850)           0

Balance at end of period                      ------------- ------------ ------------

Balance at end of period                           $55,884      $74,827      $83,944
                                              ============= ============ ============

Note:  Individual companies may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.


            CHARTER OAK ENERGY AND SUBSIDIARIES
           Consolidating Statement of Cash Flows (a)
                Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                             Charter Oak
                                                              Charter Oak    Development
                                                              Energy, Inc.   Corporation
                                                             -------------  ------------
Operating Activities:
  Income after interest charges                              $      2,016   $        24
  Adjustments to reconcile to net cash
   provided by operating activities:
    Deferred income taxes                                             (80)            0
    Net other sources/(uses) of cash                                  289             0
    Changes in working capital:
      Accounts receivable                                          (1,750)            0
      Accounts payable                                                (29)            0
      Accrued taxes                                                     0            16
      Other working capital (excludes cash)                         7,124            68
                                                             -------------  ------------
Net cash flows provided by operating activities                     7,570           108
                                                             -------------  ------------
Investing Activities:
  Investment in plant:
    Other investments                                              (1,168)            0
    Capital contributions                                           3,750             0
                                                             -------------  ------------
Net cash flows provided by/(used in) investing activities           2,582             0
                                                             -------------  ------------
Financing Activities:
  Cash dividends on common shares                                 (10,000)         (150)
                                                             -------------  ------------
Net cash flows used in financing activities                       (10,000)         (150)
                                                             -------------  ------------
Net increase/(decrease) in cash for the period                        152           (42)
Cash - beginning of period                                            110           289
                                                             -------------  ------------
Cash - end of period                                         $        262   $       247
                                                             =============  ============

Supplemental Cash Flow Information:
Cash refunded during the year for:
  Interest, net of amounts capitalized                       $          0   $         0
                                                             =============  ============
  Income taxes                                               $       (709)  $       (68)
                                                             =============  ============

 Note:  Individual columns may not add to Consolidated due to rounding.
        The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



            CHARTER OAK ENERGY AND SUBSIDIARIES
           Consolidating Statement of Cash Flows (a)
                Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                   COE          COE Ave
                                                              Argentina II     Fenix
                                                                 Corp.          Corp.
                                                             -------------  ------------
Operating Activities:
  Income after interest charges                              $          0   $     2,144
  Adjustments to reconcile to net cash
   provided by operating activities:
    Deferred income taxes                                               0         1,643
    Net other sources/(uses) of cash                                    0            (1)
    Changes in working capital:
      Accounts receivable                                               0             0
      Accounts payable                                                  0         1,686
      Accrued taxes                                                     0             0
      Other working capital (excludes cash)                             0        (2,138)
                                                             -------------  ------------
Net cash flows provided by operating activities                         0         3,334
                                                             -------------  ------------
Investing Activities:
  Investment in plant:
    Other investments                                                   0             0
    Capital contributions                                               0             0
                                                             -------------  ------------
Net cash flows provided by/(used in) investing activities               0             0
                                                             -------------  ------------
Financing Activities:
  Cash dividends on common shares                                       0          (850)
                                                             -------------  ------------
Net cash flows used in financing activities                             0          (850)
                                                             -------------  ------------
Net increase/(decrease) in cash for the period                          0         2,484
Cash - beginning of period                                             29             0
                                                             -------------  ------------
Cash - end of period                                         $         29   $     2,484
                                                             =============  ============

Supplemental Cash Flow Information:
Cash refunded during the year for:
  Interest, net of amounts capitalized                       $          0   $         0
                                                             =============  ============
  Income taxes                                               $          0   $    (5,385)
                                                             =============  ============


Note: Individual columns may not add to Consolidated due to rounding.
      The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.



            CHARTER OAK ENERGY AND SUBSIDIARIES
           Consolidating Statement of Cash Flows (a)
                Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                              Eliminations  Consolidated
                                                             ------------- -------------
Operating Activities:
  Income after interest charges                              $      2,168  $      2,016
  Adjustments to reconcile to net cash
   provided by operating activities:
    Deferred income taxes                                               0         1,563
    Net other sources/(uses) of cash                                   (1)          290
    Changes in working capital:
      Accounts receivable                                          (1,750)            0
      Accounts payable                                              1,750           (95)
      Accrued taxes                                                     0            16
      Other working capital (excludes cash)                             1         5,053
                                                             ------------- -------------
Net cash flows provided by operating activities                     2,168         8,843
                                                             ------------- -------------
Investing Activities:
  Investment in plant:
    Other investments                                              (1,168)            0
    Capital contributions                                               0         3,750
                                                             ------------- -------------
Net cash flows provided by/(used in) investing activities          (1,168)        3,750
                                                             ------------- -------------
Financing Activities:
  Cash dividends on common shares                                  (1,000)      (10,000)
                                                             ------------- -------------
Net cash flows used in financing activities                        (1,000)      (10,000)
                                                             ------------- -------------
Net increase/(decrease) in cash for the period                          0         2,593
Cash - beginning of period                                              0           428
                                                             ------------- -------------
Cash - end of period                                         $          0  $      3,021
                                                             ============= =============

Supplemental Cash Flow Information:
Cash refunded during the year for:
  Interest, net of amounts capitalized                       $          0  $          0
                                                             ============= =============
  Income taxes                                               $          0  $     (6,162)
                                                             ============= =============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.
(a) Not covered by auditors' report.




         HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 2000
           (Thousands of Dollars)

                                                                           Southwest
                                                          Select Energy   HEC Energy
                                                          Contracting,  Services L.L.C.
                                               HEC Inc.       Inc.            (b)
                                             ------------ ------------- ---------------
Utility Plant, at cost:
  Other                                          $ 5,731       $23,738              $0
    Less:  Accumulated provision for
            depreciation                           3,695         3,331               0
                                             ------------ ------------- ---------------
       Total net utility plant                     2,036        20,407               0
                                             ------------ ------------- ---------------
Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                      18,720             0               0
  Other, at cost                                       1             0               0
                                             ------------ ------------- ---------------
                                                  18,721             0               0
                                             ------------ ------------- ---------------
Current Assets:
  Cash                                             1,018         1,684               0
  Receivables, net                                 3,882        11,382               0
  Accounts receivable from
   affiliated companies                            8,876           364               0
  Other material and supplies,
   at average cost                                     0           495               0
  Prepayments and other                              367           262               0
                                             ------------ ------------- ---------------
                                                  14,143        14,187               0
                                             ------------ ------------- ---------------
Deferred Charges:
  Other                                           20,652             0               0
                                             ------------ ------------- ---------------

    Total Assets                                 $55,552       $34,594              $0
                                             ============ ============= ===============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Southwest HEC Energy Services L.L.C. was dissolved on November 21, 2000.
     The business was transferred to HEC Inc.



         HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 2000
           (Thousands of Dollars)

                                              HEC Energy  Reeds Ferry  HEC/Tobyhanna
                                              Consulting  Supply Co.,     Energy
                                             Canada, Inc.     Inc.     Project, Inc.
                                             ------------ ------------ --------------
Utility Plant, at cost:
  Other                                              $ 9         $295        $     0
    Less:  Accumulated provision for
            depreciation                               9           28              0
                                             ------------ ------------ --------------
       Total net utility plant                         0          267              0
                                             ------------ ------------ --------------
Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                           0            0              0
  Other, at cost                                       0            0              0
                                             ------------ ------------ --------------
                                                       0            0              0
                                             ------------ ------------ --------------
Current Assets:
  Cash                                                23            7          3,102
  Receivables, net                                     0            0            417
  Accounts receivable from
   affiliated companies                                0           77            191
  Other material and supplies,
   at average cost                                     0            0              0
  Prepayments and other                                0            0              0
                                             ------------ ------------ --------------
                                                      23           84          3,710
                                             ------------ ------------ --------------
Deferred Charges:
  Other                                                0            0         23,708
                                             ------------ ------------ --------------

    Total Assets                                     $23         $351        $27,418
                                             ============ ============ ==============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Southwest HEC Energy Services L.L.C. was dissolved on November 21, 2000.
     The business was transferred to HEC Inc.



         HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 2000
           (Thousands of Dollars)



                                             Eliminations Consolidated
                                             ------------ ------------
Utility Plant, at cost:
  Other                                          $     0      $29,773
    Less:  Accumulated provision for
            depreciation                               0        7,063
                                             ------------ ------------
       Total net utility plant                         0       22,710
                                             ------------ ------------
Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                      18,720            0
  Other, at cost                                       1            0
                                             ------------ ------------
                                                  18,721            0
                                             ------------ ------------
Current Assets:
  Cash                                                 0        5,834
  Receivables, net                                   287       15,394
  Accounts receivable from
   affiliated companies                            9,193          316
  Other material and supplies,
   at average cost                                     0          495
  Prepayments and other                                0          629
                                             ------------ ------------
                                                   9,480       22,668
                                             ------------ ------------
Deferred Charges:
  Other                                            1,042       43,318
                                             ------------ ------------

    Total Assets                                 $29,243      $88,696
                                             ============ ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b) Southwest HEC Energy Services L.L.C. was dissolved on November 21, 2000. The business was transferred to HEC Inc.




          HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)

                                                                           Southwest
                                                          Select Energy   HEC Energy
                                                          Contracting,  Services L.L.C.
                                               HEC Inc.       Inc.            (b)
                                             ------------ ------------- ---------------
Capitalization:
 Common stockholder's equity:
  Common stock                                   $     0       $     0              $0
  Capital surplus, paid in                        24,900        14,910               0
  Retained earnings                                  575          (144)              0
                                             ------------ ------------- ---------------
    Total common stockholder's equity             25,475        14,766               0
  Long-term debt                                       0             0               0
                                             ------------ ------------- ---------------
    Total capitalization                          25,475        14,766               0
                                             ------------ ------------- ---------------
Current Liabilities:
  Notes payable to affiliated company             15,300         3,790               0
  Accounts payable                                 2,687         3,439               0
  Accounts payable to affiliated companies           952         8,583               0
  Accrued taxes                                        0           307               0
  Accrued interest                                     0             0               0
  Other                                           10,956         2,521               0
                                             ------------ ------------- ---------------
                                                  29,895        18,640               0
                                             ------------ ------------- ---------------
Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                  182           148               0
  Other                                                0         1,040               0
                                             ------------ ------------- ---------------
                                                     182         1,188               0
                                             ------------ ------------- ---------------
   Total Capitalization and Liabilities          $55,552       $34,594              $0
                                             ============ ============= ===============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Southwest HEC Energy Services L.L.C. was dissolved on November 21, 2000.
     The business was transferred to HEC Inc.



          HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)

                                              HEC Energy  Reeds Ferry  HEC/Tobyhanna
                                              Consulting  Supply Co.,     Energy
                                             Canada, Inc.     Inc.     Project, Inc.
                                             ------------ ------------ --------------
Capitalization:
 Common stockholder's equity:
  Common stock                                       $ 0         $  4         $    0
  Capital surplus, paid in                             7            3              0
  Retained earnings                                   (6)         (28)           183
                                             ------------ ------------ --------------
    Total common stockholder's equity                  1          (21)           183
  Long-term debt                                       0            0         26,477
                                             ------------ ------------ --------------
    Total capitalization                               1          (21)        26,660
                                             ------------ ------------ --------------
Current Liabilities:
  Notes payable to affiliated company                  0            0              0
  Accounts payable                                     0           77              0
  Accounts payable to affiliated companies            14          295              0
  Accrued taxes                                        0            0              0
  Accrued interest                                     0            0            757
  Other                                                8            0              1
                                             ------------ ------------ --------------
                                                      22          372            758
                                             ------------ ------------ --------------
Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                    0            0              0
  Other                                                0            0              0
                                             ------------ ------------ --------------
                                                       0            0              0
                                             ------------ ------------ --------------
   Total Capitalization and Liabilities              $23         $351        $27,418
                                             ============ ============ ==============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Southwest HEC Energy Services L.L.C. was dissolved on November 21, 2000.
     The business was transferred to HEC Inc.



          HEC INC. AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)


                                             Eliminations Consolidated
                                             ------------ ------------
Capitalization:
 Common stockholder's equity:
  Common stock                                   $     4      $     0
  Capital surplus, paid in                        14,920       24,900
  Retained earnings                                    5          575
                                             ------------ ------------
    Total common stockholder's equity             14,929       25,475
  Long-term debt                                       0       26,477
                                             ------------ ------------
    Total capitalization                          14,929       51,952
                                             ------------ ------------
Current Liabilities:
  Notes payable to affiliated company              3,790       15,300
  Accounts payable                                   (16)       6,219
  Accounts payable to affiliated companies         9,193          652
  Accrued taxes                                      307            0
  Accrued interest                                     0          757
  Other                                                0       13,486
                                             ------------ ------------
                                                  13,274       36,414
                                             ------------ ------------
Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                    0          330
  Other                                            1,040            0
                                             ------------ ------------
                                                   1,040          330
                                             ------------ ------------
   Total Capitalization and Liabilities          $29,243      $88,696
                                             ============ ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Southwest HEC Energy Services L.L.C. was dissolved on
     November 21, 2000. The business was transferred to HEC Inc.




     HEC INC. AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 2000
           (Thousands of Dollars)



                                                                   Southwest
                                                         Select    HEC Energy
                                                         Energy     Services
                                                      Contracting,   L.L.C.
                                            HEC Inc.      Inc.        (b)
                                            --------- ------------ ----------

  Operating Revenues                         $43,939      $38,024     $1,961
                                            --------- ------------ ----------
  Operating Expenses:
    Operation-Other                           41,713       34,958      2,127
    Maintenance                                   37          417          7
    Depreciation                                 187        1,392         16
    Federal and state income taxes               593          417          0
    Taxes other than income taxes                474          426         42
                                            --------- ------------ ----------
         Total operating expenses             43,004       37,610      2,192
                                            --------- ------------ ----------
  Operating Income/(Loss)                        935          414       (231)
                                            --------- ------------ ----------
  Other Income/(Loss)                            132           69         28
                                            --------- ------------ ----------
     Income/(loss) before
      interest charges/(income)                1,067          483       (203)
                                            --------- ------------ ----------
  Interest Charges/(Income)                      354          701       (115)
                                            --------- ------------ ----------

  Net Income/(Loss)                          $   713      $  (218)    $  (88)
                                            ========= ============ ==========


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b) Southwest HEC Energy Services L.L.C. was dissolved on November 21, 2000. The business was transferred to HEC Inc.



     HEC INC. AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 2000
           (Thousands of Dollars)


                                                                   HEC/
                                            HEC Energy   Reeds   Tobyhanna
                                            Consulting   Ferry    Energy
                                             Canada,    Supply   Project,
                                               Inc.    Co., Inc.   Inc.
                                            ---------- --------- ---------

  Operating Revenues                              $ 0      $776    $    0
                                            ---------- --------- ---------
  Operating Expenses:
    Operation-Other                                 7       776         0
    Maintenance                                     0         0         0
    Depreciation                                    0        20         0
    Federal and state income taxes                 (1)        0         1
    Taxes other than income taxes                   0         0         0
                                            ---------- --------- ---------
         Total operating expenses                   6       796         1
                                            ---------- --------- ---------
  Operating Income/(Loss)                          (6)      (20)       (1)
                                            ---------- --------- ---------
  Other Income/(Loss)                               1         0     1,039
                                            ---------- --------- ---------
     Income/(loss) before
      interest charges/(income)                    (5)      (20)    1,038
                                            ---------- --------- ---------
  Interest Charges/(Income)                         2         0       855
                                            ---------- --------- ---------

  Net Income/(Loss)                               $(7)     $(20)   $  183
                                            ========== ========= =========


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b) Southwest HEC Energy Services L.L.C. was dissolved on November 21, 2000. The business was transferred to HEC Inc.



     HEC INC. AND SUBSIDIARIES

   Consolidating Statement of Income (a)
        Year Ended December 31, 2000
           (Thousands of Dollars)


                                            Eliminations Consolidated
                                            ------------ -------------

  Operating Revenues                             $2,116       $82,583
                                            ------------ -------------
  Operating Expenses:
    Operation-Other                               2,116        77,464
    Maintenance                                       0           461
    Depreciation                                      0         1,614
    Federal and state income taxes                    0         1,010
    Taxes other than income taxes                     0           942
                                            ------------ -------------
         Total operating expenses                 2,116        81,491
                                            ------------ -------------
  Operating Income/(Loss)                             0         1,092
                                            ------------ -------------
  Other Income/(Loss)                              (127)        1,395
                                            ------------ -------------
     Income/(loss) before
      interest charges/(income)                    (127)        2,487
                                            ------------ -------------
  Interest Charges/(Income)                          23         1,774
                                            ------------ -------------

  Net Income/(Loss)                              $ (150)      $   713
                                            ============ =============


Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b)  Southwest HEC Energy Services L.L.C. was dissolved on November 21,
     2000.

     The business was transferred to HEC Inc.



  HEC INC. AND SUBSIDIARIES

  Consolidating Statement of
     Retained Earnings (a)
 Year Ended December 31, 2000
    (Thousands of Dollars)


                                                      Southwest
                                            Select    HEC Energy HEC Energy
                                            Energy     Services  Consulting
                                         Contracting,   L.L.C.    Canada,
                                HEC Inc.     Inc.        (b)        Inc.
                                -------- ------------ ---------- ----------

Balance at beginning of period    $(132)       $  77       $(248)      $ 1

Addition:  Net income/(loss)        713         (218)       (88)        (7)
                                -------- ------------ ---------- ----------
                                    581         (141)      (336)        (6)
                                -------- ------------ ---------- ----------
Deductions:
Close out of retained earnings
  due to transferring
  subsidiary to HEC Inc.              0            0       (336)         0
Allocation of benefits-ESOP           6            3          0          0
                                -------- ------------ ---------- ----------
        Total deductions              6            3       (336)         0
                                -------- ------------ ---------- ----------
Balance at end of period          $ 575        $(144)      $  0        $(6)
                                ======== ============ ========== ==========



  HEC INC. AND SUBSIDIARIES

  Consolidating Statement of
 Capital Surplus, Paid In (a)
 Year Ended December 31, 2000
    (Thousands of Dollars)


                                                      Southwest
                                                      HEC Energy HEC Energy
                                         Select Energy Services  Consulting
                                         Contracting,   L.L.C.    Canada,
                                HEC Inc.     Inc.        (b)        Inc.
                                -------- ------------ ---------- ----------

Balance at beginning of period  $19,000      $ 9,010         $0         $7

Capital contributions from:
  NU Enterprises, Inc.            5,900            0          0          0
  HEC Inc.                            0        5,900          0          0
                                -------- ------------ ---------- ----------
Balance at end of period        $24,900      $14,910         $0         $7
                                ======== ============ ========== ==========

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b) Subsidiary was dissolved on November 21, 2000 and transferred to HEC Inc.


  HEC INC. AND SUBSIDIARIES

  Consolidating Statement of
     Retained Earnings (a)
 Year Ended December 31, 2000
    (Thousands of Dollars)

                                           HEC/
                                 Reeds   Tobyhanna
                                 Ferry    Energy
                                 Supply  Project,
                                Co., Inc.  Inc.    Eliminations Consolidated
                                -------- --------- ------------ ------------

Balance at beginning of period     $ (8)     $  0        $(178)       $(132)

Addition:  Net income/(loss)        (20)      183         (150)         713
                                -------- --------- ------------ ------------
                                    (28)      183         (328)         581
                                -------- --------- ------------ ------------
Deductions:
Close out of retained earnings
  due to transferring
  subsidiary to HEC Inc.              0         0         (336)           0
Allocation of benefits-ESOP           0         0            3            6
                                -------- --------- ------------ ------------
        Total deductions              0         0         (333)           6
                                -------- --------- ------------ ------------
Balance at end of period           $(28)     $183        $   5        $ 575
                                ======== ========= ============ ============





  HEC INC. AND SUBSIDIARIES

  Consolidating Statement of
 Capital Surplus, Paid In (a)
 Year Ended December 31, 2000
    (Thousands of Dollars)


                                           HEC/
                                 Reeds   Tobyhanna
                                 Ferry    Energy
                                 Supply  Project,
                                Co., Inc.  Inc.    Eliminations Consolidated
                                -------- --------- ------------ ------------

Balance at beginning of period       $3        $0      $ 9,020      $19,000

Capital contributions from:
  NU Enterprises, Inc.                0         0            0        5,900
  HEC Inc.                            0         0        5,900            0
                                -------- --------- ------------ ------------
Balance at end of period             $3        $0      $14,920      $24,900
                                ======== ========= ============ ============

Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a)  Not covered by auditors' report.
(b) Subsidiary was dissolved on November 21, 2000 and transferred to HEC Inc.



                HEC INC. AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 2000
                 (Thousands of Dollars)

                                                                      Select    Southwest
                                                                      Energy    HEC Energy
                                                                    Contracting  Services
                                                          HEC Inc.     Inc.       L.L.C.
                                                          --------- ---------- ----------
Operating Activities:
  Income/(loss) after interest charges                    $    713  $    (218) $     (88)
  Adjustments to reconcile to net cash
   used in by operating activities:
    Depreciation                                               187      1,392         16
    Deferred income taxes and investment tax credits, net     (209)         0          0
    Allocation of ESOP benefits                                 (6)        (3)         0
    Other (uses)/sources of cash                           (14,423)    (6,980)       444
    Changes in working capital:
      Receivables and accrued utility revenues              (5,807)    (8,757)       380
      Fuel, materials and supplies                               0       (306)         0
      Accounts payable                                      (1,288)    10,148       (648)
      Accrued taxes                                           (450)       307          0
      Other working capital (excludes cash)                  8,699       (126)      (155)
                                                          --------- ---------- ----------
Net cash flows used in operating activities                (12,584)    (4,543)       (51)
                                                          --------- ---------- ----------
Investing Activities:
  Investment in plant:
    Electric utility plant                                       0       (688)         0
                                                          --------- ---------- ----------
  Net cash flows used for investments in plant                   0       (688)         0
  Investment in subsidiaries                                (5,835)         0          0
  Capital contributions                                      5,900      5,900          0
                                                          --------- ---------- ----------
Net cash flows provided by investing activities                 65      5,212          0
                                                          --------- ---------- ----------

Financing Activities:
  Issuance of long term debt                                     0          0          0
  Net increase in short-term debt                           11,800          1          0
  Reacquisitions and retirements
    of long term debt                                            0          0       (725)
                                                          --------- ---------- ----------
Net cash flows provided by/(used in) financing activities   11,800          1       (725)
                                                          --------- ---------- ----------
Net (decrease)/increase in cash for the period                (719)       670       (776)
Cash - beginning of period                                   1,737      1,014        776
                                                          --------- ---------- ----------
Cash - end of period                                      $  1,018  $   1,684  $       0
                                                          ========= ========== ==========


Supplemental Cash Flow Information:
Cash (refunded)/paid during the year for:
  Interest, net of amounts capitalized                    $   (407) $       0  $       0
                                                          ========= ========== ==========
  Income taxes                                            $  1,235  $       6  $       0
                                                          ========= ========== ==========

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.





                HEC INC. AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 2000
                 (Thousands of Dollars)

                                                                                   HEC/
                                                           HEC Energy   Reeds    Tobyhanna
                                                           Consulting   Ferry     Energy
                                                             Canada,    Supply   Project,
                                                              Inc.     Co. Inc.    Inc.
                                                          ----------- --------- ----------
Operating Activities:
  Income/(loss) after interest charges                    $      (7)  $    (20) $     183
  Adjustments to reconcile to net cash
   used in by operating activities:
    Depreciation                                                  0         20          0
    Deferred income taxes and investment tax credits, net         0          0          0
    Allocation of ESOP benefits                                   0          0          0
    Other (uses)/sources of cash                                  0          0    (23,708)
    Changes in working capital:
      Receivables and accrued utility revenues                    0         63       (608)
      Fuel, materials and supplies                                0          0          0
      Accounts payable                                          (46)         0          0
      Accrued taxes                                               0        (63)         0
      Other working capital (excludes cash)                      (1)         0        758
                                                          ----------  --------- ----------
Net cash flows used in operating activities                     (54)         0    (23,375)
                                                          ----------  --------- ----------
Investing Activities:
  Investment in plant:
    Electric utility plant                                        0          0          0
                                                          ----------  --------- ----------
  Net cash flows used for investments in plant                    0          0          0
  Investment in subsidiaries                                      0          0          0
  Capital contributions                                           0          0          0
                                                          ----------  --------- ----------
Net cash flows provided by investing activities                   0          0          0
                                                          ----------  --------- ----------

Financing Activities:
  Issuance of long term debt                                      0          0     26,477
  Net increase in short-term debt                                 0          0          0
  Reacquisitions and retirements
    of long term debt                                             0          0          0
                                                          ----------  --------- ----------
Net cash flows provided by/(used in) financing activities         0          0     26,477
                                                          ----------  --------- ----------
Net (decrease)/increase in cash for the period                  (54)         0      3,102
Cash - beginning of period                                       77          7          0
                                                          ----------  --------- ----------
Cash - end of period                                      $      23   $      7  $   3,102
                                                          ==========  ========= ==========


Supplemental Cash Flow Information:
Cash (refunded)/paid during the year for:
  Interest, net of amounts capitalized                    $       0   $      0  $       0
                                                          ==========  ========= ==========
  Income taxes                                            $       0   $      0  $       0
                                                          ==========  ========= ==========

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.


                HEC INC. AND SUBSIDIARIES
          Consolidating Statement of Cash Flows (a)
               Year Ended December 31, 2000
                 (Thousands of Dollars)

                                                           Eliminations Consolidated
                                                          ------------- ------------
Operating Activities:
  Income/(loss) after interest charges                    $       (150) $    713
  Adjustments to reconcile to net cash
   used in by operating activities:
    Depreciation                                                     0     1,614
    Deferred income taxes and investment tax credits, net            0      (209)
    Allocation of ESOP benefits                                     (3)       (6)
    Other (uses)/sources of cash                                    84   (44,750)
    Changes in working capital:
      Receivables and accrued utility revenues                  (8,046)   (6,683)
      Fuel, materials and supplies                                   0      (306)
      Accounts payable                                           7,804       362
      Accrued taxes                                                244      (450)
      Other working capital (excludes cash)                          1     9,174
                                                          ------------- ---------
Net cash flows used in operating activities                        (66)  (40,541)
                                                          ------------- ---------
Investing Activities:
  Investment in plant:
    Electric utility plant                                           0      (688)
                                                          ------------- ---------
  Net cash flows used for investments in plant                       0      (688)
  Investment in subsidiaries                                    (5,835)        0
  Capital contributions                                          5,900     5,900
                                                          ------------- ---------
Net cash flows provided by investing activities                     65     5,212
                                                          ------------- ---------

Financing Activities:
  Issuance of long term debt                                         0    26,477
  Net increase in short-term debt                                    1    11,800
  Reacquisitions and retirements
    of long term debt                                                0      (725)
                                                          ------------- ---------
Net cash flows provided by/(used in) financing activities            1    37,552
                                                          ------------- ---------
Net (decrease)/increase in cash for the period                       0     2,223
Cash - beginning of period                                           0     3,611
                                                          ------------- ---------
Cash - end of period                                      $          0  $  5,834
                                                          ============= =========


Supplemental Cash Flow Information:
Cash (refunded)/paid during the year for:
  Interest, net of amounts capitalized                    $          0  $   (406)
                                                          ============= =========
  Income taxes                                            $          0  $  1,241
                                                          ============= =========

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.




            NU ENTERPRISES, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 2000
           (Thousands of Dollars)

                                                                         Northeast
                                                   NU        Northeast   Generation
                                              Enterprises,  Generation    Services
                                                  Inc.        Company     Company
                                              ------------- ----------- ------------
Utility Plant, at cost:
  Electric                                        $      0    $264,855      $     0
  Other                                                  0           0        1,741
                                              ------------- ----------- ------------
                                                         0      264855        1,741
    Less:  Accumulated provision for
            depreciation                                 0     147,216          764
                                              ------------- ----------- ------------
                                                         0     117,639          977
  Construction work in progress                          0       8,094         (168)
                                              ------------- ----------- ------------
         Total net utility plant                         0     125,733          809
                                              ------------- ----------- ------------
Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                       579,232           0            0
  Other, at cost                                    10,000           0            0
                                              ------------- ----------- ------------
                                                   589,232           0            0
                                              ------------- ----------- ------------

Current Assets:
  Cash                                                   0      37,177          128
  Special deposits                                       0           0            0
  Notes receivable form affiliated companies             0           0            0
  Receivables, net                                       0           0        2,040
  Accounts receivable from
   affiliated companies                                  0      11,419        9,422
  Taxes receivable                                      41           0            0
  Fuel, materials, and supplies, at
   average cost                                          0       1,935          215
  Unrealized gains on mark-to-market
   transactions                                          0           0            0
  Prepayments and other                                  0       1,626          666
                                              ------------- ----------- ------------
                                                        41      52,157       12,471
                                              ------------- ----------- ------------

Deferred Charges:
  Accumulated deferred income taxes                     66     278,320            0
  Unamortized debt expense                               0       4,828            0
  Intangibles                                            0           0            0
  Prepaid pension                                        0           0            0
  Other                                                  0          23           97
                                              ------------- ----------- ------------
                                                        66     283,171           97
                                              ------------- ----------- ------------
       Total Assets                               $589,339    $461,061      $13,377
                                              ============= =========== ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.


            NU ENTERPRISES, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 2000
           (Thousands of Dollars)

                                                 Select
                                                 Energy                      Mode 1
                                                Portland       Select    Communications,
                                             Pipeline, Inc. Energy, Inc.      Inc.
                                             -------------- ------------ ---------------
Utility Plant, at cost:
  Electric                                          $    0      $     0         $   906
  Other                                                  0       10,643               0
                                             -------------- ------------ ---------------
                                                         0       10,643             906
    Less:  Accumulated provision for
            depreciation                                 0        1,771              25
                                             -------------- ------------ ---------------
                                                         0        8,872             881
  Construction work in progress                          0          241              53
                                             -------------- ------------ ---------------
         Total net utility plant                         0        9,113             934
                                             -------------- ------------ ---------------
Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                             0            0               0
  Other, at cost                                     3,268            0          12,949
                                             -------------- ------------ ---------------
                                                     3,268            0          12,949
                                             -------------- ------------ ---------------

Current Assets:
  Cash                                                 355            0              61
  Special deposits                                       0        2,538               0
  Notes receivable form affiliated companies             0            0             800
  Receivables, net                                       0      116,388             607
  Accounts receivable from
   affiliated companies                                  0      126,920               0
  Taxes receivable                                     151        5,409               0
  Fuel, materials, and supplies, at
   average cost                                          0            0               0
  Unrealized gains on mark-to-market
   transactions                                          0       26,876               0
  Prepayments and other                                  0       32,940               0
                                             -------------- ------------ ---------------
                                                       506      311,071           1,468
                                             -------------- ------------ ---------------

Deferred Charges:
  Accumulated deferred income taxes                  1,613        5,890               0
  Unamortized debt expense                               0            0               0
  Intangibles                                            0       21,774               0
  Prepaid pension                                        0        1,368               0
  Other                                                  0        1,166              33
                                             -------------- ------------ ---------------
                                                     1,613       30,198              33
                                             -------------- ------------ ---------------
       Total Assets                                 $5,387     $350,382         $15,384
                                             ============== ============ ===============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.



            NU ENTERPRISES, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
                   Assets
              December 31, 2000
           (Thousands of Dollars)

                                                HEC Inc.
                                             (consolidated)
                                                   (b)       Eliminations  Consolidated
                                             --------------- ------------- ------------
Utility Plant, at cost:
  Electric                                          $     0      $      0     $265,761
  Other                                              29,773             0       42,157
                                             --------------- ------------- ------------
                                                     29,773             0      307,918
    Less:  Accumulated provision for
            depreciation                              7,063             0      156,838
                                             --------------- ------------- ------------
                                                     22,710             0      151,080
  Construction work in progress                           0             0        8,220
                                             --------------- ------------- ------------
         Total net utility plant                     22,710             0      159,300
                                             --------------- ------------- ------------
Other Property and Investments:
  Investments in subsidiary companies,
   at equity                                              0       579,232            0
  Other, at cost                                          0             0       26,217
                                             --------------- ------------- ------------
                                                          0       579,232       26,217
                                             --------------- ------------- ------------

Current Assets:
  Cash                                                5,834             0       43,555
  Special deposits                                        0             0        2,538
  Notes receivable form affiliated companies              0             0          800
  Receivables, net                                   15,394            69      134,361
  Accounts receivable from
   affiliated companies                                 316        16,288      131,789
  Taxes receivable                                        0         5,601            0
  Fuel, materials, and supplies, at
   average cost                                         495          (658)       3,303
  Unrealized gains on mark-to-market
   transactions                                           0             0       26,876
  Prepayments and other                                 629        27,399        8,462
                                             --------------- ------------- ------------
                                                     22,668        48,699      351,684
                                             --------------- ------------- ------------

Deferred Charges:
  Accumulated deferred income taxes                       0         3,244      282,645
  Unamortized debt expense                                0             0        4,828
  Intangibles                                             0             0       21,774
  Prepaid pension                                         0             0        1,368
  Other                                              43,318       (10,215)      54,850
                                             --------------- ------------- ------------
                                                     43,318        (6,971)     365,465
                                             --------------- ------------- ------------
       Total Assets                                 $88,696      $620,960     $902,666
                                             =============== ============= ============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.



            NU ENTERPRISES, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)

                                                                        Northeast
                                                  NU        Northeast   Generation
                                             Enterprises,  Generation    Services
                                                 Inc.        Company     Company
                                             ------------- ----------- ------------
  Common stockholder's equity:
   Common stock                                  $      0    $      0      $     0
   Capital surplus, paid in                       600,645      24,375        2,010
   Retained earnings                              (40,183)     23,260       (1,360)
                                             ------------- ----------- ------------
    Total common stockholder's equity             560,462      47,635          650
  Long-term debt                                   28,800           0            0
                                             ------------- ----------- ------------
    Total capitalization                          589,262      47,635          650
                                             ------------- ----------- ------------


Current Liabilities:
  Notes payable to banks                                0     402,377            0
  Notes payable to affiliated companies                 0           0        3,100
  Advance from parent, non-interest bearing             0           0            0
  Accounts payable                                     59       1,771        2,742
  Accounts payable to affiliated companies             18         732        4,997
  Accrued taxes                                         0       5,840        1,795
  Accrued interest                                      0       1,893            0
  Other                                                 0         813           60
                                             ------------- ----------- ------------
                                                       77     413,426       12,694
                                             ------------- ----------- ------------


Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                     0           0            0
  Other                                                 0           0           33
                                             ------------- ----------- ------------
                                                        0           0           33
                                             ------------- ----------- ------------


    Total Capitalization and Liabilities         $589,339    $461,061      $13,377
                                             ============= =========== ============

 Note:  Individual columns may not add to Consolidated due to rounding.
        The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.




            NU ENTERPRISES, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)

                                                  Select
                                                  Energy                      Mode 1
                                                 Portland       Select    Communications,
                                              Pipeline, Inc. Energy, Inc.      Inc.
                                              -------------- ------------ ---------------
  Common stockholder's equity:
   Common stock                                      $    0     $      0         $     0
   Capital surplus, paid in                           9,257       90,151          14,357
   Retained earnings                                 (3,871)     (74,678)         (4,278)
                                              -------------- ------------ ---------------
    Total common stockholder's equity                 5,386       15,473          10,079
  Long-term debt                                          0            0               0
                                              -------------- ------------ ---------------
    Total capitalization                              5,386       15,473          10,079
                                              -------------- ------------ ---------------


Current Liabilities:
  Notes payable to banks                                  0            0               0
  Notes payable to affiliated companies                   0       84,700               0
  Advance from parent, non-interest bearing               0       29,400               0
  Accounts payable                                        0      123,053               0
  Accounts payable to affiliated companies                1       54,750             102
  Accrued taxes                                           0        1,706              17
  Accrued interest                                        0          642               0
  Other                                                   0       23,463               1
                                              -------------- ------------ ---------------
                                                          1      317,714             120
                                              -------------- ------------ ---------------


Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                       0            0           2,914
  Other                                                   0       17,195           2,271
                                              -------------- ------------ ---------------
                                                          0       17,195           5,185
                                              -------------- ------------ ---------------



    Total Capitalization and Liabilities             $5,387     $350,382         $15,384
                                              ============== ============ ===============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.




            NU ENTERPRISES, INC.
              AND SUBSIDIARIES

       Consolidating Balance Sheet (a)
       Capitalization and Liabilities
              December 31, 2000
           (Thousands of Dollars)


                                                HEC Inc.
                                             (consolidated)
                                                   (b)       Eliminations  Consolidated
                                             --------------- ------------- ------------
  Common stockholder's equity:
   Common stock                                     $     0      $      1     $      0
   Capital surplus, paid in                          24,900       610,184      155,510
   Retained earnings                                    575       (60,353)     (40,183)
                                             --------------- ------------- ------------
    Total common stockholder's equity                25,475       549,832      115,327
  Long-term debt                                     26,477             0       55,277
                                             --------------- ------------- ------------
    Total capitalization                             51,952       549,832      170,604
                                             --------------- ------------- ------------



Current Liabilities:
  Notes payable to banks                                  0             0      402,377
  Notes payable to affiliated companies              15,300             0      103,100
  Advance from parent, non-interest bearing               0        29,400            0
  Accounts payable                                    6,219             0      133,843
  Accounts payable to affiliated companies              652        16,288       44,965
  Accrued taxes                                           0         5,670        3,688
  Accrued interest                                      757             0        3,292
  Other                                              13,486        16,622       21,201
                                             --------------- ------------- ------------
                                                     36,414        67,980      712,466
                                             --------------- ------------- ------------


Deferred Credits and Other
 Long-term Liabilities:
  Accumulated deferred income taxes                     330         3,245            0
  Other                                                   0           (97)      19,596
                                             --------------- ------------- ------------
                                                        330         3,148       19,596
                                             --------------- ------------- ------------



    Total Capitalization and Liabilities            $88,696      $620,960     $902,666
                                             =============== ============= ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.




    NU ENTERPRISES, INC. AND SUBSIDIARIES


    Consolidating Statement of Income(a)
        Year Ended December 31, 2000
           (Thousands of Dollars)

                                                                     Northeast
                                                  NU      Northeast  Generation
                                             Enterprises, Generation  Service,
                                                 Inc.      Company    Company
                                             ------------ ---------- ----------

  Operating Revenues                              $    0   $108,473    $44,395
                                             ------------ ---------- ----------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                               0          0      1,760
      Other                                          322     11,855     29,518
    Maintenance                                        0      9,092     12,839
    Depreciation                                       0      2,417         79
    Federal and state income taxes                  (129)    17,522       (139)
    Taxes other than income taxes                      0      5,690        321
                                             ------------ ---------- ----------
         Total operating expenses                    193     46,576     44,378
                                             ------------ ---------- ----------
  Operating (Loss)/Income                           (193)    61,897         17
                                             ------------ ---------- ----------

  Other Income/(Loss):
    Equity in earnings of subsidiaries             7,263          0          0
    Other, net                                         4      1,061        (44)
                                             ------------ ---------- ----------
        Other income/(loss), net                   7,267      1,061        (44)
                                             ------------ ---------- ----------
        Income/(Loss) before interest charges      7,074     62,958        (27)
                                             ------------ ---------- ----------
  Interest Charges
    borrowed funds                                     9     36,542        205
                                             ------------ ---------- ----------
    Net Income/(Loss)                             $7,065   $ 26,416    $  (232)
                                             ============ ========== ==========

 Note: Individual columns may not add to Consolidated due to rounding. The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statments.



    NU ENTERPRISES, INC. AND SUBSIDIARIES


    Consolidating Statement of Income(a)
        Year Ended December 31, 2000
           (Thousands of Dollars)


                                             Select Energy
                                               Portland                     MODE 1
                                               Pipeline,      Select    Communications,
                                                 Inc.      Energy, Inc.      Inc.
                                             ------------- ------------ ---------------
  Operating Revenues                              $     0   $1,786,514          $  194
                                             ------------- ------------ ---------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                                0    1,767,810               0
      Other                                             7       37,080             102
    Maintenance                                         0          (24)              0
    Depreciation                                        0        2,480              21
    Federal and state income taxes                 (2,469)     (16,411)          2,919
    Taxes other than income taxes                       0        4,373               0
                                             ------------- ------------ ---------------
         Total operating expenses                  (2,462)   1,795,308           3,042
                                             ------------- ------------ ---------------
  Operating (Loss)/Income                           2,462       (8,794)         (2,848)
                                             ------------- ------------ ---------------

  Other Income/(Loss):
    Equity in earnings of subsidiaries                  0            0               0
    Other, net                                     (6,285)         486           6,601
                                             ------------- ------------ ---------------
        Other income/(loss), net                   (6,285)         486           6,601
                                             ------------- ------------ ---------------
        Income/(Loss) before interest charges      (3,823)      (8,308)          3,753
                                             ------------- ------------ ---------------
  Interest Charges
    borrowed funds                                     35       11,219               2
                                             ------------- ------------ ---------------
    Net Income/(Loss)                             $(3,858)  $  (19,527)         $3,751
                                             ============= ============ ===============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.



    NU ENTERPRISES, INC. AND SUBSIDIARIES


    Consolidating Statement of Income(a)
        Year Ended December 31, 2000
           (Thousands of Dollars)



                                               HEC Inc.
                                             Consolidated
                                                 (b)      Eliminations Consolidated
                                             ------------ ------------ ------------
  Operating Revenues                             $82,583     $122,471   $1,899,688
                                             ------------ ------------ ------------
  Operating Expenses:
    Operation-
      Fuel, purchased and net
       interchange power                               0      108,294    1,661,276
      Other                                       77,464        5,089      151,260
    Maintenance                                      461        9,088       13,280
    Depreciation                                   1,614          713        5,898
    Federal and state income taxes                 1,010            0        2,303
    Taxes other than income taxes                    942            0       11,327
                                             ------------ ------------ ------------
         Total operating expenses                 81,491      123,184    1,845,344
                                             ------------ ------------ ------------
  Operating (Loss)/Income                          1,092         (713)      54,344
                                             ------------ ------------ ------------

  Other Income/(Loss):
    Equity in earnings of subsidiaries                 0        7,263            0
    Other, net                                     1,395          713        2,506
                                             ------------ ------------ ------------
        Other income/(loss), net                   1,395        7,976        2,506
                                             ------------ ------------ ------------
        Income/(Loss) before interest charges      2,487        7,263       56,850
                                             ------------ ------------ ------------
  Interest Charges
    borrowed funds                                 1,774            0       49,785
                                             ------------ ------------ ------------
    Net Income/(Loss)                            $   713     $  7,263   $    7,065
                                             ============ ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.



       NU ENTERPRISES, INC. AND SUBSIDIARIES


  Consolidating Statement of Retained Earnings (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)


                                                                              Northeast
                                                         NU       Northeast   Generation
                                                    Enterprises, Generation    Service,
                                                        Inc.       Company     Company
                                                    ------------ ----------- ------------
Balance at beginning of period                         $(47,223)    $(3,156)     $(1,124)

Additions: Net income/(loss)                              7,065      26,416         (232)
                                                    ------------ ----------- ------------
                                                        (40,158)     23,260       (1,356)
                                                    ------------ ----------- ------------
Deductions:
  Allocation of benefits-ESOP                                25           0            4
                                                    ------------ ----------- ------------
        Total deductions                                     25           0            4
                                                    ------------ ----------- ------------
Balance at end of period                               $(40,183)    $23,260      $(1,360)
                                                    ============ =========== ============

       NU ENTERPRISES, INC. AND SUBSIDIARIES


            Consolidating Statement of
            Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)


                                                                              Northeast
                                                         NU       Northeast   Generation
                                                    Enterprises, Generation    Service,
                                                        Inc.       Company     Company
                                                    ------------ ----------- ------------
Balance at beginning of period                         $121,745    $  6,510       $2,010

Capital contribution from Northeast Utilities           478,900           0            0

Capital Contribution from NU Enterprises, Inc.                0     463,000            0

Excess paid over carrying value of
  assets transferred                                          0    (445,135)           0

                                                    ------------ ----------- ------------
Balance at end of period                               $600,645    $ 24,375       $2,010
                                                    ============ =========== ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.




       NU ENTERPRISES, INC. AND SUBSIDIARIES


  Consolidating Statement of Retained Earnings (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)


                                                    Select Energy
                                                      Portland                   MODE 1
                                                     Pipeline,      Select    Communication
                                                        Inc.     Energy, Inc.     Inc.
                                                    ------------ ------------ ------------
Balance at beginning of period                          $   (13)    $(55,136)     $(8,029)

Additions: Net income/(loss)                             (3,858)     (19,527)       3,751
                                                    ------------ ------------ ------------
                                                         (3,871)     (74,663)      (4,278)
                                                    ------------ ------------ ------------
Deductions:
  Allocation of benefits-ESOP                                 0           15            0
                                                    ------------ ------------ ------------
        Total deductions                                      0           15            0
                                                    ------------ ------------ ------------
Balance at end of period                                $(3,871)    $(74,678)     $(4,278)
                                                    ============ ============ ============


       NU ENTERPRISES, INC. AND SUBSIDIARIES


            Consolidating Statement of
            Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)


                                                    Select Energy
                                                      Portland                   MODE 1
                                                     Pipeline,      Select    Communication
                                                        Inc.     Energy, Inc.     Inc.
                                                    ------------ ------------ ------------
Balance at beginning of period                           $9,257      $90,151      $14,357

Capital contribution from Northeast Utilities                 0            0            0

Capital Contribution from NU Enterprises, Inc.                0            0            0

Excess paid over carrying value of
  assets transferred                                          0            0            0

                                                    ------------ ------------ ------------
Balance at end of period                                 $9,257      $90,151      $14,357
                                                    ============ ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

       NU ENTERPRISES, INC. AND SUBSIDIARIES


  Consolidating Statement of Retained Earnings (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)



                                                       HEC Inc.
                                                    (consolidated)
                                                         (b)       Eliminations Consolidated
                                                    -------------- ------------ ------------
Balance at beginning of period                              $(132)    $(67,591)    $(47,223)

Additions: Net income/(loss)                                  713        7,263        7,065
                                                    -------------- ------------ ------------
                                                              581      (60,328)     (40,158)
                                                    -------------- ------------ ------------
Deductions:
  Allocation of benefits-ESOP                                   6           25           25
                                                    -------------- ------------ ------------
        Total deductions                                        6           25           25
                                                    -------------- ------------ ------------
Balance at end of period                                    $ 575     $(60,353)    $(40,183)
                                                    ============== ============ ============



       NU ENTERPRISES, INC. AND SUBSIDIARIES


            Consolidating Statement of
            Capital Surplus, Paid In (a)
            Year Ended December 31, 2000
               (Thousands of Dollars)



                                                       HEC Inc.
                                                     Consolidated
                                                         (b)       Eliminations Consolidated
                                                    -------------- ------------ ------------
Balance at beginning of period                            $19,000     $141,284     $121,745

Capital contribution from Northeast Utilities                   0            0      478,900

Capital Contribution from NU Enterprises, Inc.              5,900      468,900            0

Excess paid over carrying value of
  assets transferred                                            0            0     (445,135)

                                                    -------------- ------------ ------------
Balance at end of period                                  $24,900     $610,184     $155,510
                                                    ============== ============ ============


Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.

        NU ENTERPRISES, INC. AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                                                     Northeast
                                                                 NU       Northeast  Generation
                                                             Enterprises, Generation Services
                                                                 Inc.     Company    Company
                                                             ----------  ---------- ----------
Operating Activities:
  Income/(loss) after interest charges                       $   7,065   $  26,416  $    (232)
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                     0       2,417         79
    Deferred income taxes and investment tax credits, net          (66)     19,245          0
    Allocation of ESOP benefits                                    (25)          0         (4)
    Net other sources/(uses) of cash                                 0       1,533       (884)
    Changes in working capital:
      Accounts receivable                                            0     (11,419)    (8,946)
      Fuel, materials and supplies                                   0         (62)      (215)
      Accounts payable                                              48        (780)     6,003
      Accrued taxes                                                  0       5,840      1,795
      Other working capital (excludes cash)                         56        (202)       247
                                                             ----------  ---------- ----------
Net cash flows provided by/(used in) operating activities        7,078      42,988     (2,157)
                                                             ----------  ---------- ----------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                                 0      (1,394)         0
                                                             ----------  ---------- ----------
  Net cash flows used for investments in plant                       0      (1,394)         0
    Investment in NU system Money Pool                             100           0          0
    Other investments                                         (486,138)          0          0
    Capital contributions                                      478,900     463,000          0
    Net cash payment for transfer of assets                          0    (869,794)         0
                                                             ----------  ---------- ----------
Net cash flows (used in)/provided by investing activities       (7,138)   (408,188)         0
                                                             ----------  ---------- ----------

Financing Activities:
  Issuance of long-term debt                                         0           0          0
  Net increase in short-term debt                                    0     402,377      2,200
  Reacquisitions and retirements of long-term debt                   0           0          0
                                                             ----------  ---------- ----------
Net cash flows provided by financing activities                      0     402,377      2,200
                                                             ----------  ---------- ----------
Net (decrease)/increase in cash for the period                     (60)     37,177         43
Cash - beginning of period                                          60           0         85
                                                             ----------  ---------- ----------
Cash - end of period                                         $       0   $  37,177  $     128
                                                             ==========  ========== ==========
Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                       $       7   $  29,287  $     134
                                                             ==========  ========== ==========
  Income taxes                                               $    (119)  $  (7,725) $  (1,147)
                                                             ==========  ========== ==========

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.



        NU ENTERPRISES, INC. AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 2000
                  (Thousands of Dollars)

                                                              Select
                                                              Energy
                                                             Portland                    MODE 1
                                                             Pipeline,     Select    Communications,
                                                                Inc.    Energy, Inc.      Inc.
                                                            ---------- ------------- --------------
Operating Activities:
  Income/(loss) after interest charges                      $  (3,858) $    (19,527) $       3,751
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                    0         2,480             21
    Deferred income taxes and investment tax credits, net      (1,998)       (3,541)         2,732
    Allocation of ESOP benefits                                     0           (15)             0
    Net other sources/(uses) of cash                                0        (2,526)           323
    Changes in working capital:
      Accounts receivable                                           0      (144,091)          (596)
      Fuel, materials and supplies                                  0             0              0
      Accounts payable                                           (317)       84,011           (854)
      Accrued taxes                                                 0         1,416           (779)
      Other working capital (excludes cash)                       243        11,749              0
                                                            ---------- ------------- --------------
Net cash flows provided by/(used in) operating activities      (5,930)      (70,044)         4,598
                                                            ---------- ------------- --------------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                                0        (3,976)          (317)
                                                            ---------- ------------- --------------
  Net cash flows used for investments in plant                      0        (3,976)          (317)
    Investment in NU system Money Pool                              0        18,900          2,200
    Other investments                                           6,285             0         (6,511)
    Capital contributions                                           0             0              0
    Net cash payment for transfer of assets                         0             0              0
                                                            ---------- ------------- --------------
Net cash flows (used in)/provided by investing activities       6,285        14,924         (4,628)
                                                            ---------- ------------- --------------

Financing Activities:
  Issuance of long-term debt                                        0             0              0
  Net increase in short-term debt                                   0        54,700              0
  Reacquisitions and retirements of long-term debt                  0             0              0
                                                            ---------- ------------- --------------
Net cash flows provided by financing activities                     0        54,700              0
                                                            ---------- ------------- --------------
Net (decrease)/increase in cash for the period                    355          (420)           (30)
Cash - beginning of period                                          0           420             91
                                                            ---------- ------------- --------------
Cash - end of period                                        $     355  $          0  $          61
                                                            ========== ============= ==============
Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $       0  $      5,521  $           0
                                                            ========== ============= ==============
  Income taxes                                              $    (713) $    (30,112) $         967
                                                            ========== ============= ==============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.




        NU ENTERPRISES, INC. AND SUBSIDIARIES
      Consolidating Statement of Cash Flows (a)
              Year Ended December 31, 2000
                  (Thousands of Dollars)


                                                               HEC Inc.
                                                             (consolidated)
                                                                 (b)       Eliminations Consolidated
                                                            ------------- ------------ --------------
Operating Activities:
  Income/(loss) after interest charges                      $        713  $     7,263  $       7,065
  Adjustments to reconcile to net cash
   provided by/(used in) operating activities:
    Depreciation                                                   1,614          713          5,898
    Deferred income taxes and investment tax credits, net           (209)           0         16,162
    Allocation of ESOP benefits                                       (6)         (25)           (25)
    Net other sources/(uses) of cash                             (44,750)      (6,634)       (39,668)
    Changes in working capital:
      Accounts receivable                                         (6,683)     (15,545)      (156,191)
      Fuel, materials and supplies                                  (306)        (819)           236
      Accounts payable                                               362       15,479         72,994
      Accrued taxes                                                 (450)       5,668          2,154
      Other working capital (excludes cash)                        9,174        1,138         20,129
                                                            ------------- ------------ --------------
Net cash flows provided by/(used in) operating activities        (40,541)       7,238        (71,246)
                                                            ------------- ------------ --------------
Investing Activities:
  Investment in plant:
    Electric and other utility plant                                (688)           0         (6,375)
                                                            ------------- ------------ --------------
  Net cash flows used for investments in plant                      (688)           0         (6,375)
    Investment in NU system Money Pool                                 0            0         21,200
    Other investments                                                  0     (476,138)       (10,226)
    Capital contributions                                          5,900      468,900        478,900
    Net cash payment for transfer of assets                            0            0       (869,794)
                                                            ------------- ------------ --------------
Net cash flows (used in)/provided by investing activities          5,212       (7,238)      (386,295)
                                                            ------------- ------------ --------------

Financing Activities:
  Issuance of long-term debt                                      26,477            0         26,477
  Net increase in short-term debt                                 11,800            0        471,077
  Reacquisitions and retirements of long-term debt                  (725)           0           (725)
                                                            ------------- ------------ --------------
Net cash flows provided by financing activities                   37,552            0        496,829
                                                            ------------- ------------ --------------
Net (decrease)/increase in cash for the period                     2,223            0         39,288
Cash - beginning of period                                         3,611            0          4,267
                                                            ------------- ------------ --------------
Cash - end of period                                        $      5,834  $         0  $      43,555
                                                            ============= ============ ==============
Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized                      $       (406) $         0  $      34,543
                                                            ============= ============ ==============
  Income taxes                                              $      1,241  $         0  $     (37,607)
                                                            ============= ============ ==============

Note:  Individual columns may not add to Consolidated due to rounding.
       The accompanying notes are an integral part of these financial statements.

(a) Not covered by auditors' report.
(b) See supporting statements.




                          NOTES TO FINANCIAL STATEMENTS


NU Reference is made to "Notes to Consolidated Financial Statements" contained on pages 32 through 64 in NU's 2000 Annual Report to Shareholders, which information is incorporated herein by reference.

CL&P Reference is made to "Notes to Consolidated Financial Statements" contained on pages 18 through 40 in CL&P's 2000 Annual Report, which information is incorporated herein by reference.

PSNH Reference is made to "Notes to Financial Statements" contained on pages 16 through 37 in PSNH's 2000 Annual Report, which information is incorporated herein by reference.

WMECO Reference is made to "Notes to Consolidated Financial Statements" contained on pages 16 through 36 in WMECO's 2000 Annual Report, which information is incorporated herein by reference.

NAEC Reference is made to "Notes to Financial Statements" contained on pages 14 through 26 in NAEC's 2000 Annual Report, which information is incorporated herein by reference.



                                 EXHIBITS


The following exhibits are incorporated by reference to the indicated SEC file number, unless a single asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith. A # further indicates that the exhibit is filed under cover of Form SE.

EXHIBIT
NUMBER                         DESCRIPTION

A.     ANNUAL REPORTS

       A.1    Annual Reports filed under the Securities Exchange Act of 1934

              A.1.1    2000 Annual Report on Form 10-K for NU.  (File No.
                       1-5324)

              A.1.2    2000 Annual Report on Form 10-K for CL&P.  (File No.
                       0-11419)

              A.1.3    2000 Annual Report on Form 10-K for PSNH.  (File No.
                       1-6392)

              A.1.4    2000 Annual Report on Form 10-K for WMECO.  (File
                       No. 0-7624)

              A.1.5    2000 Annual Report on Form 10-K for NAEC.  (File No.
                       33-43508)

       A.2   Annual Reports and Reports to the FERC on Form 1

             A.2.1 1999 Annual Report to Shareholders of Maine Yankee Atomic Power Company. (Exhibit A.1, 1999 National Grid USA U5S, File No. 30-33)

             A.2.2 1999 Annual Report to Shareholders of Vermont Yankee Nuclear Power Corporation. (Exhibit A.2, 1999 National Grid USA U5S, File No. 30-33)

             A.2.3 1999 FERC Form 1 of Vermont Yankee Nuclear Power Corporation. (Exhibit 6.a, 1999 National Grid USA U5S, File No. 30-33)

             A.2.4 1999 Annual Report to Shareholders of New England Hydro-Transmission Electric Company, Inc. (Exhibit A.2.5, 1999 NU Form U5S, File No. 30-246)

             A.2.5     1999 Annual Report to Shareholders of New England Hydro-
                       Transmission Corporation.   (Exhibit A.2.6, 1999 NU
                       Form U5S, File No. 30-246)

B. CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

       B.1   Northeast Utilities

             B.1.1 Declaration of Trust of NU, as amended through May 24, 1988. (Exhibit 3.1.1, 1988 NU Form 10-K, File No.
                       1-5324)

       B.2   The Connecticut Light and Power Company

             B.2.1 Certificate of Incorporation of CL&P, restated to March 22, 1994. (Exhibit 3.2.1, 1993 NU Form 10-K,
                       File No. 1-5324)

             B.2.2 Certificate of Amendment to Certificate of Incorporation of CL&P, dated December 26, 1996. (Exhibit 3.2.2, 1996 NU Form 10-K, File No. 1-5324)

             B.2.3 Certificate of Amendment to Certificate of Incorporation of CL&P, dated April 27, 1998. (Exhibit 3.2.3, 1998 NU Form 10-K, File No. 1-5324)

             B.2.4 By-Laws of CL&P, as amended to January 1, 1997. (Exhibit 3.2.3, 1996 NU Form 10-K, File No. 1-5324)

       B.3   Public Service Company of New Hampshire

             B.3.1 Articles of Incorporation, as amended to May 16, 1991. (Exhibit B.3.1, 1997 NU Form U53, File No. 30-246)

             B.3.2 By-Laws of PSNH, as amended to November 1, 1993. (Exhibit 3.3.2, 1993 NU Form 10-K, File No. 1-5324)

       B.4   Western Massachusetts Electric Company

             B.4.1 Articles of Organization of WMECO, restated to February 23, 1995. (Exhibit 3.4.1, 1994 NU Form 10-K,
                       File No. 1-5324)

             B.4.2 By-Laws of WMECO, as amended to April 1, 1999. (Exhibit 3.1, 1999 NU Form 10-Q, File No. 1-5324)

             B.4.3 By-Laws of WMECO, as further amended to May 1, 2000. (Exhibit 3.1, 2000 NU Form 10-Q for the Quarter Ended June 30, 2000, File No. 1-5324)

       B.5   North Atlantic Energy Corporation

             B.5.1 Articles of Incorporation of NAEC dated September 20, 1991. (Exhibit 3.5.1, 1993 NU Form 10-K, File No.
                       1-5324)

             B.5.2 Articles of Amendment dated October 16, 1991, and June 2, 1992, to Articles of Incorporation of NAEC. (Exhibit 3.5.2, 1993 NU Form 10-K, File No. 1-5324)

             B.5.3 By-Laws of NAEC, as amended to November 8, 1993. (Exhibit 3.5.3, 1993 NU Form 10-K, File No. 1-5324)

             B.5.4 By-Laws of NAEC, as amended to June 1, 2000. (Exhibit 3.1, 2000 NU Form 10-Q for the Quarter Ended
                       September 30, 2000, File No. 1-5324)

       B.6   The Quinnehtuk Company

             B.6.1 Articles of Organization of The Quinnehtuk Company dated December 14, 1928, and Articles of Amendment dated December 18, 1930. (Exhibit B.6.1, 1997 NU Form U5S, File No. 30-246)

             B.6.2 Amendment to Certificate of Incorporation of The Quinnehtuk Company dated June 10, 1975. (Exhibit B.6.2, 1993 NU Form U5S, File No. 30-246)

             B.6.3 By-Laws of The Quinnehtuk Company as amended to February 11, 1998. (Exhibit B.6.3, 1997 NU Form U5S, File No. 30-246)

       B.7   The Rocky River Realty Company

             B.7.1 Certificate of Incorporation, as amended, of The Rocky River Realty Company. (Exhibit 1.9, 1977 NU Form U5S, File No. 30-246)

             B.7.2 Certificate of Amendment to Certificate of Incorporation of The Rocky River Realty Company, dated December 26, 1996. (Exhibit B.7.2, 1996 NU Form U5S, File No. 30-246)

             B.7.3 Certificate of Amendment to Certificate of Incorporation of the Rocky River Realty Company, dated April 27, 1998. (Exhibit B.7.3, 1997 NU Form U5S, File No. 30-246)

             B.7.4 By-Laws of The Rocky River Realty Company, as amended to February 11, 1998. (Exhibit B.7.4, 1997 NU Form U5S, File No. 30-246)

       B.8   Electric Power, Incorporated

             B.8.1 Charter of Electric Power, Incorporated dated January 1, 1955. (Exhibit B.9, 1983 NU Form U5S, File No. 30-246)

             B.8.2 Amendment to Charter of Electric Power, Incorporated (Special Act No. 133, Volume XXXI, page 103, approved June 11, 1963). (Exhibit B.9.1, 1983 NU Form U5S, File No. 30-246)

             B.8.3 Certificate of Amendment to Certificate of Incorporation of Electric Power, Incorporated, dated December 26, 1996. (Exhibit B.10.3, 1996 NU Form U5S, File No. 30-246)

             B.8.4 By-Laws of Electric Power, Incorporated as amended to February 15, 1952. (Exhibit B.9.2, 1983 NU Form U5S, File No. 30-246)

       B.9   The Nutmeg Power Company

             B.9.1 Certificate of Organization of The Nutmeg Power Company dated July 19, 1954. (Exhibit B.11, 1983 NU Form U5S, File No. 30-246)

             B.9.2 Certificate of Amendment to the Certificate of Incorporation of The Nutmeg Power Company, dated December 26, 1996. (Exhibit B.11.2, 1996 NU Form U5S, File No. 30-246)

             B.9.3 By-Laws of The Nutmeg Power Company as amended to January 1, 1997. (Exhibit B.11.3, 1996 NU Form U5S, File No. 30-246)

       B.10  The Connecticut Steam Company

              B.10.1 Certificate of Incorporation of The Connecticut Steam Company dated May 13, 1965, including Special Act No. 325, an Act Incorporating The Connecticut Steam Company (Special Acts 1963, Senate Bill No. 704, approved
                       June 24, 1963).  (Exhibit B.12, 1983 NU Form U5S,
                       File No. 30-246)

              B.10.2 Certificate of Amendment to Certificate of Incorporation of The Connecticut Steam Company, dated December 26, 1996. (Exhibit B.12.2, 1996 NU Form U5S, File No. 30-246)

              B.10.3 By-Laws of The Connecticut Steam Company, as amended to January 1, 1997. (Exhibit B.12.3, 1996 NU Form U5S, File No. 30-246)

       B.11  Holyoke Water Power Company

             B.11.1 Charter of Holyoke Water Power Company, as amended. (Exhibit 1.8, 1977 NU Form U5S, File No. 30-246)

             B.11.2 By-Laws of Holyoke Water Power Company, as amended to February 11, 1998. (Exhibit B.14.2, NU Form U5S, File No. 30-246)

       B.12  Holyoke Power and Electric Company

             B.12.1 Charter of Holyoke Power and Electric Company dated December 5, 1925. (Exhibit B.15, 1983 NU Form U5S, File No. 30-246)

             B.12.2 Chapter 147 of the Massachusetts Acts of 1926 amending the Charter of Holyoke Power and Electric Company, as recorded with the Office of the Secretary of the Commonwealth on March 29, 1926. (Exhibit B.15.1, 1983 NU Form U5S, File No. 30-246)

             B.12.3 By-laws of Holyoke Power and Electric Company, as amended to February 11, 1998. (Exhibit B.15.3, 1997 NU U5S, File No. 30-246)

       B.13  Northeast Utilities Service Company

             B.13.1 Charter of Northeast Utilities Service Company, as amended to February 20, 1974. (Exhibit B.16, 1983 NU Form U5S, File No. 30-246)

             B.13.2 Certificate of Amendment to Certificate of Incorporation of Northeast Utilities Service Company, dated
                       December 26, 1996. (Exhibit B.16.2, 1996 NU Form U5S, File No. 30-246)

             B.13.3 Certificate of Amendment to Certificate of Incorporation of Northeast Utilities Service Company, dated April 27, 1998. (Exhibit B.16.3, 1997 NU Form U5S, File No. 30-246)

             B.13.4 By-Laws of Northeast Utilities Service Company as amended to January 1, 1997. (Exhibit B.16.3, 1996 NU Form U5S, File No. 30-246)

       B.14  Northeast Nuclear Energy Company

             B.14.1 Charter of Northeast Nuclear Energy Company as amended to April 24, 1974. (Exhibit B.17, 1983 NU Form U5S, File No. 30-246)

             B.14.2 Certificate of Amendment to Certificate of Incorporation of Northeast Nuclear Energy Company, dated December 26, 1996. (Exhibit B.17.2, 1996 NU Form U5S, File No. 30-246)

             B.14.3 Certificate of Amendment to Certificate of Incorporation of Northeast Nuclear Energy Company, dated April 27, 1998. (Exhibit B.17.3, 1997 NU Form U5S, File No. 30-246)

             B.14.4 By-Laws of Northeast Nuclear Energy Company, as amended to February 11, 1998. (Exhibit B.17.4, 1997 NU Form U5S, File No. 30-246)

       *     B.14.5    By-Laws of Northeast Nuclear Energy Company, as amended
                       to June 1, 2000.

       B.15  NU Enterprises, Inc.

             B.15.1 Certificate of Incorporation of NU Enterprises, Inc. dated December 28, 1998. (Exhibit B.15.1, 1999 NU Form U5S, File No. 30-246)

             B.15.2 By-Laws of NU Enterprises, Inc. dated January 4, 1999. (Exhibit B.15.2, 1999 NU Form U5S, File No. 30-246)

       *     B.16.3    By-Laws of NU Enterprises, Inc., as amended to
                       June 1, 2000.

       B.16  HEC, Inc.

             B.16.1 Articles of Organization of HEC Inc. dated June 19, 1990. (Exhibit B.19, 1990 NU Form U5S, File No. 30-246)

             B.16.2 By-Laws of HEC Inc., as amended, June 30, 1999. (Exhibit B.16.2, 1999 NU Form U5S, File No. 30-246)

       B.17  Select Energy Contracting, Inc. F/K/A HEC International
             Corporation

             B.17.1 Articles of Organization of Select Energy Contracting, Inc. F/K/A HEC International Corporation dated
                       October 12, 1994. (Exhibit B.19.1, 1994 NU Form U5S, File No. 30-246)

             B.17.2 Amendment to Articles of Organization of Select Energy Contracting, Inc. F/K/A HEC International Corporation, dated July 8, 1999 (Exhibit B.17.2, 1999 NU Form U5S, File No. 30-246)

             B.17.3 By-Laws of Select Energy Contracting, Inc. F/K/A HEC International Corporation dated June 30, 1999. (Exhibit B.17.3, 1999 NU Form U5S, File No. 30-246)

       B.18  HEC Energy Consulting Canada Inc.

             B.18.1 Articles of Incorporation of HEC Energy Consulting Canada Inc. dated October 24, 1994. (Exhibit B.20.1, 1994 NU Form U5S, File No. 30-246)

             B.18.2 By-Laws of HEC Energy Consulting Canada Inc. dated October 24, 1994. (Exhibit B.20.2, 1994 NU Form U5S, File No. 30-246)

       B.19  HEC/Tobyhanna Energy Project, Inc.

             B.19.1 Articles of Organization of HEC/Tobyhanna Energy Project, Inc. dated September 28, 1999. (Exhibit B.19.1, 1999 NU Form U5S, File No. 30-246)

             B.19.2 By-Laws of HEC/Tobyhanna Energy Project, Inc., dated September 28, 1999. (Exhibit B.19.2, 1999 NU Form U5S, File No. 30-246)

       B.20  Reeds Ferry Supply Co., Inc.

             B.20.1 Articles of Agreement of Reeds Ferry Supply Co., Inc., dated June 25, 1964. (Exhibit B.20.1, 1999 NU Form U5S, File No. 30-246)

             B.20.2 By-Laws of Reeds Ferry Supply Co., Inc., as Amended and Restated August 4, 1999. (Exhibit B.20.2, 1999 NU Form U5S, File No. 30-246)

       B.21  North Atlantic Energy Service Corporation

             B.21.1 Articles of Incorporation; and Certificate of Amendment of North Atlantic Energy Service Corporation dated
                       June 1, 1992. (Exhibit B.21, 1992 NU Form U5S, File No. 30-246)

             B.21.2 By-Laws of North Atlantic Energy Service Corporation, as amended to November 8, 1993. (Exhibit B.19.2, 1993 NU Form U5S, File No. 30-246)

       *     B.21.3    By-Laws of North Atlantic Energy Service Corporation, as
                       amended to June 1, 2000.

       B.22  Connecticut Yankee Atomic Power Company

             B.22.1 Certificate of Incorporation of Connecticut Yankee Atomic Power Company and amendments dated to November 20, 1964. (Exhibit B.20.1, 1993 NU Form U5S, File No. 30-246)

             B.22.2 Certificate of Amendment to Certificate of Incorporation of Connecticut Yankee Atomic Power Company, dated December 26, 1996. (Exhibit B.22.2, 1996 NU Form U5S, File No. 30-246)

             B.22.3 Certificate of Amendment to Certificate of Incorporation of Connecticut Yankee Atomic Power Company, dated October 15, 1998. (Exhibit B.22.3, 1998 NU U5S, File No. 30-246)

             B.22.4 By-laws of Connecticut Yankee Atomic Power Company, as amended to March 31, 1999. (Exhibit B.22.4, 1998 NU U5S, File No. 30-246)

       B.23  Properties, Inc.

             B.23.1 Articles of Agreement of Properties, Inc. as amended to June 1, 1983. (Exhibit B.21.1, 1993 NU Form U5S, File No. 30-246)

             B.23.2 By-laws of Properties, Inc., amended and restated as of February 7, 1996. (Exhibit B.23.2, 1995 NU Form U5S, File No. 30-246)

       B.24  Charter Oak Energy, Inc.

             B.24.1 Certificate of Incorporation of Charter Oak Energy, Inc., dated September 28, 1988. (Exhibit B.16, 1989 NU Form U5S, File No. 30-246)

             B.24.2 Certificate of Amendment to Certificate of Incorporation of Charter Oak Energy, Inc., dated December 26, 1996. (Exhibit B.25.2, 1996 NU Form U5S, File No. 30-246)

             B.24.3 Certificate of Amendment to Certificate of Incorporation of Charter Oak Energy Inc., dated April 27, 1998. (Exhibit B.25.3, 1997 NU Form U5S, File No. 30-246)

             B.24.4 By-Laws of Charter Oak Energy, Inc., as amended to January 1, 1997. (Exhibit B.25.3, 1996 NU Form U5S, File No. 30-246)

       *     B.24.5    By-Laws of Charter Oak Energy, Inc., as amended to
                       June 1, 2000.

       B.25  COE Development Corporation

             B.25.1 Certificate of Incorporation of COE Development Corporation dated November 6, 1992. (Exhibit B.26.1, 1993 NU Form U5S, File No. 30-246)

             B.25.2 Certificate of Amendment to Certificate of Incorporation of COE Development Corporation, dated December 26, 1996. (Exhibit B.26.2, 1996 NU Form U5S, File No. 30-246)

             B.25.3 Certificate of Amendment to Certificate of Incorporation of COE Development Corporation, dated April 27, 1998. (Exhibit B.27.3, 1997 NU Form U5S File No. 30-246)

             B.25.4 By-Laws of COE Development Corporation, as amended to January 1, 1997. (Exhibit B.26.4, 1996 NU Form U5S, File No. 30-246)

       *     B.25.5    By-Laws of COE Development Corporation, as amended to
                       June 1, 2000.

       B.26  COE Argentina II Corp.

             B.26.1 Certificate of Incorporation of COE Argentina II Corp. dated March 14, 1994. (Exhibit B.27.1, 1994 NU Form U5S, File No. 30-246)

             B.26.2 Certificate of Amendment to Certificate of Incorporation of COE Argentina II Corp., dated December 26, 1996. (Exhibit B.27.2, 1996 NU Form U5S, File No. 30-246)

             B.26.3 Certificate of Amendment to Certificate of Incorporation of COE Argentina II Corp., dated April 27, 1998. (Exhibit B.27.3, 1997 NU Form U5S, File No. 30-246)

             B.26.4 By-Laws of COE Argentina II Corp., as amended to January 1, 1997. (Exhibit B.27.4, 1996 NU Form U5S, File No. 30-246)

       *     B.26.5    By-Laws of COE Argentina II Corp., as amended to June 1,
                       2000.

       B.27  COE Ave Fenix Corporation

             B.27.1 Certificate of Incorporation of COE Ave Fenix Corporation dated May 19, 1995. (Exhibit B.28.1, 1995 NU Form U5S, File No. 30-246)

             B.27.2 Certificate of Amendment to Certificate of Incorporation of COE Ave Fenix Corporation, dated December 26, 1996. (Exhibit B.28.2, 1996 NU Form U5S, File No. 30-246)

             B.27.3 Certificate of Amendment to Certificate of Incorporation of COE Ave Fenix Corporation, dated April 27, 1998. (Exhibit B.28.3, 1997 NU Form U5S, File No. 30-246)

             B.27.4 By-Laws of COE Ave Fenix Corporation, as amended to January 1, 1997. (Exhibit B.28.4, 1996 NU Form U5S, File No. 30-246)

       *     B.27.5    By-Laws of COE Ave Fenix Corporation, as amended to
                       June 1, 2000.

       B.28  New England Hydro-Transmission Corporation

             B.28.1 Articles of Incorporation, (Exhibit B.8a, 1986 NEES U5S, File No. 30-33); Articles of Amendment of New England Hydro-Transmission Corporation dated January 18, 1989, (Exhibit B.10a, 1988 NEES U5S, File No. 30-33).

             B.28.2 By-Laws of New England Hydro-Transmission Corporation dated March 17, 1998. (Exhibit B. 16.b, 1998 NEES U5S, File No. 30-33)

       B.29  New England Hydro-Transmission Electric Company

             B.29.1 Restated Articles of Organization of New England Hydro-Transmission Electric Company dated January 13, 1989. (Exhibit B.11a, 1988 NEES U5S, File No. 30-33)

             B.29.2 By-Laws of New England Hydro-Transmission Electric Company dated March 17, 1998. (Exhibit B.17.b, 1998 NEES U5S File No. 30-33)

       B.30 Amended and Restated Limited Partnership Agreement (CL&P Capital, L.P.) among CL&P, NUSCO, and the persons who became limited partners of CL&P Capital, L.P. in accordance with the provisions thereof dated as of January 23, 1995 (MIPS). (Exhibit A.1, File No. 70-8451)

       B.31   ERI/HEC EFA-Med, LLC

       *      B.31.1    Certificate of Formation of ERI/HEC EFA-Med, LLC, dated
                        September 15, 2000.

       *      B.31.2    Operating Agreement of ERI/HEC EFA-Med, LLC, dated
                        September 22, 2000.

       B.32   Mode 1 Communications, Inc.

              B.32.1 Certificate of Incorporation of Mode 1 Communications, Inc. dated March 26, 1996. (Exhibit B.34.1, 1996 NU Form U5S, File No. 30-246)

              B.32.2 Certificates of Amendment to Certificate of Incorporation of Mode 1 Communications, Inc., dated December 26, 1996 and February 4, 1997. (Exhibit B.34.2, 1996 NU Form U5S, File No. 30-246)

              B.32.3 Certificate of Amendment to Certificate of Incorporation of Mode l Communications, Inc., dated April 27, 1998. (Exhibit B.34.3, 1997 NU Form U5S, File No. 30-246)

              B.32.4 By-Laws of Mode 1 Communications, Inc., as amended to January 1, 1997. (Exhibit B.34.4, 1996 NU Form U5S, File No. 30-246)

       B.33   Select Energy, Inc.

              B.33.1 Certificate of Incorporation of Select Energy, Inc. dated September 26, 1996. (Exhibit B.40.1, 1996 NU Form U5S, File No. 30-246)

              B.33.2 Certificates of Amendment to Certificate of Incorporation of Select Energy, Inc., dated
                        December 26, 1996 and April 25, 1997. (Exhibit B.40.2, 1996 NU Form U5S, File No. 30-246)

              B.33.3 Certificate of Amendment to Certificate of Incorporation of Select Energy, Inc., dated April 27, 1998. (Exhibit B.40.3, 1997 NU Form U5S, File No. 30-246)

              B.33.4 By-Laws of Select Energy, Inc., as amended to May 12, 1997. (Exhibit B.40.4, 1997 NU Form U5S, File No. 30-246)

       *      B.33.5    By-Laws of Select Energy, Inc., as amended to June 1,
                        2000.

       B.34   Northeast Generation Company

              B.34.1 Certificate of Incorporation of Northeast Generation Company, dated December 28, 1998. (Exhibit B.34.1, 1999 NU Form U5S, File No. 30-246)

              B.34.2 By-Laws of Northeast Generation Company, dated January 4, 1999. (Exhibit B.34.2, 1999 NU Form U5S, File No. 30-246)

       *      B.34.3    By-Laws of Northeast Generation Company, as amended
                        to June 1, 2000.

       B.35   Northeast Generation Services Company

              B.35.1 Certificate of Incorporation of Northeast Generation Services Company, dated December 28, 1998. (Exhibit B.35.1, 1999 NU Form U5S, File No. 30-246)

              B.35.2 By-Laws of Northeast Generation Service Company, dated January 4, 1999. (Exhibit B.35.2, 1999 NU Form U5S, File No. 30-246)

       *      B.35.3    By-Laws of Northeast Generation Services Company, as
                        amended to June 1, 2000.

       B.36   Select Energy Portland Pipeline, Inc.

              B.36.1 Certificate of Incorporation of Select Energy Portland Pipeline, Inc., dated March 15, 1999. (Exhibit B.36.1, 1999 NU Form U5S, File No. 30-246)

              B.36.2 By-Laws of Select Energy Portland Pipeline, Inc., dated March 17, 1999. (Exhibit B.36.1, 1999 NU Form U5S, File No. 30-246)

       *      B.36.3    By-Laws of Select Energy Portland Pipeline, Inc., as
                        amended to June 1, 2000.

       B.37   CL&P Receivables Corporation

              B.37.1 Certificate of Incorporation of CL&P Receivables Corporation, dated September 5, 1997. (Exhibit B.41.1, 1997 NU Form U5S, File No. 30-246)

              B.37.2 By-Laws of CL&P Receivables Corporation, dated September 12, 1997. (Exhibit B.41.2, 1997 NU Form U5S, File No. 30-246)

       B.38   Yankee Energy System, Inc.

       *      B.38.1    Certificate of Incorporation of Yankee Energy System,
                        Inc., F/K/A NU Acquisition Corp., dated February 15,
                        2000.

       *      B.38.2    Certificate of Merger of Yankee Energy System, Inc.
                        with and Into NU Acquisition Corp., dated March 1,
                        2000.

                        B.38.2.1 Agreement and Plan of Merger between Yankee Energy System, Inc. and Northeast Utilities, dated as of June 14, 1999. (Exhibit 1 in NU's Current Report on Form 8-K dated June 14, 1999, File No. 1-5324)

       *      B.38.3    By-Laws of Yankee Energy System, Inc., as amended to
                        March 1,2000.

       B.39   NorConn Properties, Inc.

       *      B.39.1    Certificate of Incorporation of NorConn Properties,
                        Inc., dated May 10, 1988.

       *      B.39.2    By-Laws of NorConn Properties, Inc., as in effect on
                        March, 1, 2000.

       B.40   R. M. Services, Inc.

       *      B.40.1    Certificate of Incorporation of R. M. Services, Inc.
                        dated November 17, 1994.

       *      B.40.2    By-Laws of R. M. Services, Inc., as in effect on
                        March 1, 2000.

       B.41   Yankee Energy Financial Services Company

       *      B.41.1    Certificate of Incorporation of Yankee Energy Financial
                        Services Company, dated September 1, 1992.

       *      B.41.2    By-Laws of Yankee Energy Financial Services Company,
                        as in effect on March 1, 2000.

       B.42   Yankee Energy Services Company

       *      B.42.1    Certificate of Incorporation of Yankee Energy Services
                        Company, dated June 30, 1993.

       *      B.42.2    Certificate of Amendment to Certificate of
                        Incorporation of Yankee Energy Services Company, dated January 20, 1995.

       *      B.42.3    By-Laws of Yankee Energy Services Company, as in
                        effect on March 1, 2000.

       B.43   Yankee Gas Services Company

       *      B.43.1    Certificate of Incorporation of Yankee Gas Services
                        Company, F/K/A Mohawk Gas Company, (Special Act No.
                        218, January 1955 session, approved May 26, 1955).

       *      B.43.2    Certificate of Amendment to the Certificate of
                        Incorporation of Yankee Gas Services Company, dated
                        May 26, 1989.

       *      B.43.3    Certificate of Amendment to the Certificate of
                        Incorporation of Yankee Gas Services Company, dated
                        June 27, 1989.

       *      B.43.4    By-Laws of Yankee Gas Services Company, as in effect
                        on March 1, 2000.

       B.44   Housatonic Corporation

       *      B.44.1    Certificate of Incorporation of Housatonic Corporation,
                        dated October 16, 1987.

       *      B.44.2    Certificate of Amendment to the Certificate of
                        Incorporation of Housatonic Corporation, dated
                        January 10, 1989.

       *      B.44.3    By-Laws of Housatonic Corporation, as in effect on
                        March 1, 2000.

       B.45   Yankee Energy Marketing Company

       *      B.45.1    Certificate of Incorporation of Yankee Energy Marketing
                        Company, dated October 10, 1995.

       *      B.45.2    By-Laws of Yankee Energy Marketing Company,  as in
                        effect on March 1, 2000.

C.(a)  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
       INDENTURES

       C.1    Northeast Utilities

              C.1.1 Indenture dated as of December 1, 1991, between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Debt Securities. (Exhibit 4.1.1, 1991 NU Form 10-K, File No. 1-5324)

              C.1.2 First Supplemental Indenture, dated as of December 1, 1991, between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series A Notes. (Exhibit 4.1.2, 1991 NU Form 10-K, File No. 1-5324)

              C.1.3 Second Supplemental Indenture, dated as of March 1, 1992, between Northeast Utilities and IBJ Schroder Bank & Trust Company, with respect to the issuance of Series B Notes. (Exhibit C.1.3, 1991 NU Form U5S, File No. 30-246)

              C.1.4 Credit Agreement among NU, CL&P and WMECO and the Co-Agents and Banks named therein, dated as of November 17, 2000, (includes Open End Mortgages). (Exhibit No. 2 or 35-CERT filed November 27, 2000, File No. 70-8875)

              C.1.5 Term Loan Agreement among NU and the Banks named therein, dated as of March 1, 2000. (Exhibit 4.1.5, 2000 NU Form 10-K, File No. 1-5324)

                        C.1.5.1. First Amendment to the Term Loan Agreement dated as of December 15, 2000. (Exhibit 4.1.5.1, 2000 NU Form 10-K, File No. 1-5324)

       C.2    The Connecticut Light and Power Company

              C.2.1 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, Trustee, dated as of May 1, 1921. (Composite including all twenty-four amendments to May 1, 1967.) (Exhibit 4.1.1, 1989 NU Form 10-K,
                        File No. 1-5324)

              Supplemental Indentures to the Composite May 1, 1921 Indenture of Mortgage and Deed of Trust between CL&P and Bankers Trust Company, dated as of:

              C.2.2     December 1, 1969.  (Exhibit 4.20, File No. 2-60806)

              C.2.3     June 30, 1982.  (Exhibit 4.33, File No. 2-79235)

              C.2.4     December 1, 1989. (Exhibit 4.1.26, 1989 NU Form 10-K,
                        File No. 1-5324)

              C.2.5     July 1, 1992.  (Exhibit 4.31, File No. 33-59430)

              C.2.6     July 1, 1993.  (Exhibit A.10(b),  File No. 70-8249)

              C.2.7     July 1, 1993.  (Exhibit A.10(b),  File No. 70-8249)

              C.2.8     December 1, 1993.  (Exhibit 4.2.14, 1993 NU Form 10-K,
                        File No. 1-5324)

              C.2.9     February 1, 1994.  (Exhibit 4.2.16, 1993 NU Form 10-K,
                        File No. 1-5324)

              C.2.10    June 1, 1994.  (Exhibit 4.2.15, 1994 NU Form 10-K,
                        File No. 1-5324)

              C.2.11    October 1, 1994.  (Exhibit 4.2.16, 1994 NU Form 10-K,
                        File No. 1-5324)

              C.2.12    June 1, 1996.  (Exhibit 4.2.16, 1996 NU Form 10-K,
                        File No. 1-5324)

              C.2.13    January 1, 1997.  (Exhibit 4.2.17, 1996 NU Form 10-K,
                        File No. 1-5324)

              C.2.14    May 1, 1997.  (Exhibit 4.19, File No. 333-30911)

              C.2.15    June 1, 1997.  (Exhibit 4.20, File No. 333-30911)

              C.2.16    June 1, 1997.  (Exhibit 4.2.17, 1997 NU Form 10-K, File
                        No. 1-5324)

              C.2.17    May 1, 1998.  (Exhibit 4.2.17, 1998 NU Form 10-K File
                        No. 1-5324)

              C.2.18    May 1, 1998.  (Exhibit 4.2.18, 1998 NU Form 10-K, File
                        No. 1-5324)

              C.2.19 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1986 Series) dated as of December 1, 1986. (Exhibit C.1.47, 1986 NU Form U5S, File No. 30-246)

              C.2.20 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1988 Series) dated as of October 1, 1988. (Exhibit C.1.55, 1988 NU Form U5S, File No. 30-246)

              C.2.21 Financing Agreement between Industrial Development Authority of the State of New Hampshire and CL&P (Pollution Control Bonds) dated as of December 1, 1989. (Exhibit C.1.39, 1989 NU Form U5S, File No. 30-246)

              C.2.22 Loan and Trust Agreement among Business Finance Authority of the State of New Hampshire and CL&P (Pollution Control Bonds, 1992 Series A) dated as of December 1, 1992. (Exhibit C.2.33, 1992 NU Form U5S, File No. 30-246)

              C.2.23 Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.21, 1993 NU Form 10-K, File No.
                        1-5324)

              C.2.24 Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Bonds - Series B, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.2.22, 1993 NU Form 10-K, File No.
                        1-5324)

              C.2.25 Amended and Restated Loan Agreement between Connecticut Development Authority and CL&P (Pollution Control Revenue Bond - 1996A Series) dated as of May 1, 1996 and Amended and Restated as of January 1, 1997. (Exhibit 4.2.24, 1996 NU Form 10-K, File No. 1-5324)

                        C.2.25.1 Amended and Restated Indenture of Trust between Connecticut Development Authority and the Trustee (CL&P Pollution Control Revenue Bond-1996A Series), dated as of May 1, 1996, and Amended and Restated as of January 1, 1997. (Exhibit 4.2.24.1, 1996 NU Form 10-K,
                                  File No. 1-5324)

                        C.2.25.2 Standby Bond Purchase Agreement among CL&P, Bank of New York as Purchasing Agent and the Banks named therein, dated October 24, 2000. (Exhibit 4.2.24.2, 2000 NU Form 10-K, File No. 1-5324)

                        C.2.25.3 AMBAC Municipal Bond Insurance Policy issued by the Connecticut Development Authority (CL&P Pollution Control Revenue Bond-1996 A Series), effective January 23, 1997. (Exhibit 4.2.24.3, 1996 NU Form 10-K, File No. 1-5324)

              C.2.26 Amended and Restated Limited Partnership Agreement (CL&P Capital, L.P.) among CL&P, NUSCO and the persons who became limited partners of CL&P Capital, L.P. in accordance with the provisions thereof dated as of January 23, 1995 (MIPS). (Exhibit A.1 (Execution
                        Copy), File No. 70-8451)

              C.2.27 Indenture between CL&P and Bankers Trust Company, Trustee (Series A Subordinated Debentures), dated as of January 1, 1995 (MIPS). (Exhibit B.1 (Execution
                        Copy), File No. 70-8451)

              C.2.28 Payment and Guaranty Agreement of CL&P dated as of January 23, 1995 (MIPS). (Exhibit B.3 (Execution
                        Copy), File No. 70-8451)

       C.3    Public Service Company of New Hampshire

              C.3.1 First Mortgage Indenture dated as of August 15, 1978, between PSNH and First Fidelity Bank, National Association, New Jersey, Trustee. (Composite including all ten amendments to May 16, 1991) (Exhibit 4.4.1, 1992 NU Form 10-K, File No. 1-5324)

                        C.3.1.1  Tenth Supplemental Indenture dated as of
                                 May 1, 1991 between PSNH and First Fidelity
                                 Bank, National Association. Exhibit 4.1, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

              C.3.2 Series A (Tax Exempt New Issue) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.2, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

              C.3.3 Series B (Tax Exempt Refunding) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.3, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

              C.3.4 Series C (Tax Exempt Refunding) PCRB Loan and Trust Agreement dated as of May 1, 1991. (Exhibit 4.4, PSNH Current Report on Form 8-K dated February 10, 1992, File No. 1-6392)

              C.3.5 Series D (Taxable New Issue) Amended and Restated PCRB Loan and Trust Agreement dated as of April 1, 1999. (Exhibit 4.3.6, 1999 NU Form 10-K, File No. 1-5324)

              C.3.6 Series E (Taxable New Issue) Amended and Restated PCRB Loan and Trust Agreement dated as of April 1, 1999. (Exhibit 4.3.7, 1999 NU Form 10-K, File No. 1-5324)

       C.4    Western Massachusetts Electric Company

              C.4.1 First Mortgage Indenture and Deed of Trust between WMECO and Old Colony Trust Company (now The First National Bank of Boston), Trustee, dated as of August 1, 1954. (Exhibit 4.4.1, 1993 NU Form 10-K,
                        File No. 1-5324)

              Supplemental Indentures thereto dated as of:

              C.4.2     October 1, 1954.  (Exhibit 4.4.2, 1998 NU Form 10-K,
                        File No. 1-5324)

              C.4.3     March 1, 1967.  (Exhibit 4.4.3, 1997 NU Form 10-K,
                        File No. 1-5324)

              C.4.4     July 1, 1973.  (Exhibit 2.10, File No. 2-68808)

              C.4.5     December 1, 1992.  (Exhibit 4.15, File No. 33-55772)

              C.4.6     January 1, 1993.  (Exhibit 4.5.13, 1992 NU Form 10-K,
                        File No. 1-5324)

              C.4.7     March 1, 1994.  (Exhibit 4.4.12, 1993 NU Form 10-K,
                        File No. 1-5324)

              C.4.8     May 1, 1997.  (Exhibit 4.11, File No. 33-51185)

              C.4.9     July 1, 1997.  (Exhibit 4.4.10, 1997 NU form 10-K,
                        File No. 1-5324)

              C.4.10    May 1, 1998.  (Exhibit 4.4.10, 1998 NU Form 10-K,
                        File No. 1-5324)

              C.4.11    May 1, 1998.  (Exhibit 4.4.11, 1998 NU Form 10-K,
                        File No. 1-5324)

              C.4.12 Loan Agreement between Connecticut Development Authority and WMECO (Pollution Control Bonds - Series A, Tax Exempt Refunding) dated as of September 1, 1993. (Exhibit 4.4.13, 1993 NU Form 10-K, File No. 1-5324)

       C.5    North Atlantic Energy Corporation

              C.5.1 First Mortgage Indenture and Deed of Trust between NAEC and United States Trust Company of New York, Trustee, dated as of June 1, 1992. (Exhibit 4.6.1, 1992 NU Form 10-K, File No. 1-5324)

       *      C.5.2     Term Credit Agreement dated as of November 9, 2000.

       C.6    Northeast Nuclear Energy Company

              C.6.1 Millstone Technical Building Note Agreement dated as of December 21, 1993, by and between The Prudential Insurance Company of America and NNECO. (Exhibit 10.28, 1993 NU Form 10-K, File No. 1-5324)

       C.7    Holyoke Water Power Company

              C.7.1 Loan Agreement between City of Holyoke, Massachusetts, acting by and through its Industrial Development Financing Authority, and Holyoke Water Power Company, dated as of November 1, 1988 (Pollution Control Bonds). (Exhibit C.4.8, 1989 NU Form U5S, File No. 30-246)

              C.7.2 Loan and Trust Agreement between Massachusetts Industrial Finance Authority and Holyoke Water Power Company, dated as of December 1, 1992. (Exhibit C.7.2, 1992 NU Form U5S, File No. 30-246)

              C.7.3 Loan Agreement between Massachusetts Industrial Finance Authority and Holyoke Water Power Company, dated as of December 1, 1990 (Pollution Control Bonds). (Exhibit C.4.3, 1990 NU Form U5S, File No. 30-246)

       C.8    The Rocky River Realty Company

              C.8.1 Note Agreement dated as of June 1, 1973, by and between The Rocky River Realty Company (RRR) and the Purchasers named therein (the 7-7/8% Note Agreement), including the Several Guarantee of CL&P, HELCO, and WMECO of RRR's 7-7/8% Note Agreement. (File No. 70-4637)

              C.8.2 Note Agreement dated April 14, 1992, by and between The Rocky River Realty Company (RRR) and Purchasers named therein (Connecticut General Life Insurance Company, Life Insurance Company of North America, INA Life Insurance Company of New York, Life Insurance Company of Georgia), with respect to RRR's sale of $15 million of guaranteed senior secured notes due 2007 and $28 million of guaranteed senior secured notes due 2017. (Exhibit 10.52, 1992 NU Form 10-K, File No. 1-5324)

              C.8.3 Amendment to Note Agreement, dated September 26, 1997. (Exhibit 10.3.1, 1997 NU Form 10-K, File No. 1-5324)

              C.8.4 Note Guaranty dated April 14, 1992 by Northeast Utilities pursuant to Note Agreement dated April 14, 1992, between RRR and Note Purchasers, for the benefit of The Connecticut National Bank as Trustee, the Purchasers and the owners of the notes. (Exhibit 10.52.1, 1992 NU Form 10-K, File No. 1-5324)

              C.8.5 Extension of Note Guaranty, dated September 26, 1997. (Exhibit 10.31.2.1, 1997 NU Form 10-K, File No. 1-5324)

              C.8.6 Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of April 14, 1992, among RRR, NUSCO and The Connecticut National Bank as Trustee, securing notes sold by RRR pursuant to April 14, 1992, Note Agreement. (Exhibit 10.52.2, 1992 NU Form 10-K, File No. 1-5324)

              C.8.7 Modification of and Confirmation of Assignment of Leases, Rents and Profits, Security Agreement and Negative Pledge, dated as of September 26, 1997. (Exhibit 10.31.3.1, 1997 NU Form 10-K, File No. 1-
                        5324)

              C.8.8 Purchase and Sale Agreement, dated July 28, 1997, by and between RRR and the Sellers and Purchasers named therein. (Exhibit 10.31.4, 1997 NU Form 10-K, File No. 1-5324)

              C.8.9 Purchase and Sale Agreement, dated September 26, 1997, by and between RRR and the Purchaser named therein. (Exhibit 10.31.5, 1997 NU Form 10-K, File No. 1-5324)

       C.9    CL&P Receivables Corporation

              C.9.1     Receivables Purchase and Sale Agreement (CL&P and
                        CL&P Receivables Corporation), dated as of September 30, 1997. (Exhibit 10.49, 1997 NU Form 10-K, File No. 1-5324)

              C.9.2 Amendment to Exhibit C.9.1 dated September 29, 1998. (Exhibit 10.49.1, 1998 NU Form 10-K, File No. 1-5324)

              C.9.3 Amendment to Exhibit C.9.1 dated September 29, 1999. (Exhibit C.10.3, 1999 NU Form U5S, File No. 1-5324)

              C.9.4 Amendment to Exhibit C.9.1 dated September 27, 2000 (Exhibit 10.51.3, 2000 NU Form 10-K, File No. 1-5324)

              C.9.5 Purchase and Contribution Agreement (CL&P and CL&P Receivables Corporation), dated as of September 30, 1997. (Exhibit 10.49.1, 1997 NU Form 10-K, File No.
                        1-5324)

       C.10   WMECO Receivables Corporation

              C.10.1 Receivables Purchase Agreement (WMECO and WMECO Receivables Corporation), dated as of May 22, 1997. (Exhibit No. 10.50, 1997 NU Form 10-K, File No. 1-5324)

              C.10.2 Purchase and Sale Agreement (WMECO and WMECO Receivables Corporation), dated as of May 22, 1997. (Exhibit No. 10.50.1, 1997 NU Form 10-K, File No. 1-5324)

       C.11   HEC/Tobyhanna Energy Project, Inc.

       *      C.11.1    Trust Indenture & Security Agreement Relating to an
                        Energy Savings Performance Contract Project dated as of September 30, 1999

       *      C.11.2    Project Loan Agreement with United States Trust Company
                        of New York dated as of September 30, 1999

       C.12   HEC Inc.

       *      C.12.1    Assignment and Security Agreement with ABB Energy
                        Capital, LLC dated as of November 30, 1999

       C.13   Yankee Gas Services Company

              C.13.1 Indenture of Mortgage and Deed of Trust dated as of July 1, 1989 between Yankee Gas Services Company (Yankee Gas) and The Connecticut National Bank (Mortgage)(Exhibit No. 4.2, Yankee Gas Form 10 dated April 14, 1989, File No. 0-17605)

              C.13.2 First Supplemental Indenture, dated as of April 1, 1992, to Mortgage (Exhibit No. 4.11, Yankee Energy Form S-3 filed October 2, 1992, Reg. No. 33-52750)

              C.13.3 Second Supplemental Indenture, dated as of December 1, 1992, to Mortgage (Exhibit No. 10.2, 1992 Yankee Energy System, Inc. (Yankee Energy) Form 10-K, File No. 0-17605)

              C.13.4 Third Supplemental Indenture, dated as of June 1, 1995, to Mortgage (Exhibit No. 4.14, 1995 Yankee Energy
                        Form 10-K, File No. 0-10721)

              C.13.5 Fourth Supplemental Indenture, dated as of April 1, 1997, to Mortgage(Exhibit No. 15, 1997 Yankee Energy Form 10-K, File No. 0-10721)

       *      C.13.6    Fifth Supplemental Indenture, dated as of January 1,
                        1999, to Mortgage

              C.13.7 Bond Purchase Agreement dated as of July 1, 1989, relating to $119 million aggregate principal amount of First Mortgage Bonds, Series A (Exhibit 4.3, Yankee Gas Form 10 dated April 14, 1989, File No. 0-17605)

              *          C.13.7.1   First Amendment, dated as of April 10,
                                    1990, to Bond Purchase Agreement

              C.13.8 Bond Purchase Agreement, dated as of April 1, 1992, relating to $20 million aggregate principal amount of First Mortgage Bonds, Series B (Exhibit No. 4.12, Yankee Energy Form S-3 filed October 2, 1992, Reg. No. 33-52750)

              C.13.9 Bond Purchase Agreement, dated as of December 1, 1992, relating to $20 million aggregate principal amount of First Mortgage Bonds, Series C (Exhibit No. 10.4, 1992 Yankee Energy Form 10-K, File No. 0-17605)

              C.13.10 Bond Purchase Agreement, dated as of April 1, 1997, relating to $30 million aggregate principal amount of First Mortgage Bonds, Series E (Exhibit No. 4.16, 1997 Yankee Energy Form 10-K, File No. 0-10721)

       *      C.13.11   Bond Purchase Agreement, dated as of January 1, 1999,
                        relating to $50 million aggregate principal amount of First Mortgage Bonds

              C.13.12 Amended and Restated Credit Agreement, dated as of February 2, 1995, between Yankee Gas, the Banks named therein and the Bank of New York, as Agent (Exhibit No. 10.23, 1995 Yankee Energy Form 10-K, File No. 0-10721)

              *         C.13.12.1  Fourth Amendment dated as of November 17,
                                   2000 to Amended and Restated Credit
                                   Agreement

              *         C.13.12.2  Assignment and Assumption Agreement dated
                                   as of September 26, 1997

D.     Tax Allocation Agreements

       D.1 Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990. (Exhibit D, 1994 NU Form U5S, File No. 30-246)

       D.2 First Amendment, dated as of October 26, 1998, to the Amended and Restated Tax Allocation Agreement, dated as of January 1, 1990. (Exhibit D, Amendment No. 2 to 1997 NU Form U5S, File No. 30-246)

       D.3 Second Amendment, dated as of March 1, 2000, to the Amendedand Restated Tax Allocation Agreement, dated as of January 1, 1990.



ITEM 10.  Exhibit H

Information included in Item 1, "System Companies and Investments Therein" provides the relationship of all system companies. The following shows the relationship of the foreign utility companies:

Northeast Utilities (Parent Company)

-   NU Enterprises, Inc. (100% owned by Northeast Utilities)

    -   Northeast Generation Company (100% owned by NU Enterprises, Inc.)

    -   Northeast Generation Services Company (100% owned by NU Enterprises,
        Inc.)

    -   Mode 1 Communications, Inc. (100% owned by NU Enterprises, Inc.)

    -   Select Energy, Inc. (100% owned by NU Enterprises, Inc.)

    -   Select Energy Portland Pipeline, Inc. (100% owned by NU Enterprises,
        Inc.)

    -   HEC Inc. (100% owned by NU Enterprises, Inc.)


ITEM 10.  Exhibit I


NORTHEAST GENERATION COMPANY

BALANCE SHEETS

(AUDITED)

-------------------------------------------------------------------------------
AT DECEMBER 31,                                           2000         1999
-------------------------------------------------------------------------------
                                                        (Thousands of Dollars)
ASSETS

Utility Plant, at original cost:
  Electric............................................. $264,855     $  -

    Less:  Accumulated provision for depreciation......  147,216        -
                                                        --------     -------
                                                         117,639        -
Construction work in progress..........................    8,094           5
                                                        --------     -------
    Total Net Utility Plant............................  125,733           5
                                                        --------     -------
Current Assets:
  Cash.................................................   37,177        -
  Accounts receivable from affiliated companies........   11,419        -
  Taxes receivable.....................................     -            621
  Fuel, materials and supplies, at average cost........    1,935        -
  Prepayments and other................................    1,626        -
                                                        --------     -------
    Other Current Assets...............................   52,157         621
                                                        --------     -------
Deferred Charges:
  Accumulated deferred income taxes....................  278,320       1,530
  Unamortized debt expense.............................    4,828       6,384
  Other................................................       23        -
                                                        --------     -------
    Total Deferred Charges.............................  283,171       7,914
                                                        --------     -------
Total Assets........................................... $461,061     $ 8,540
                                                        ========     =======


The accompanying notes are an integral part of these financial statements.


ITEM 10.  EXHIBIT I

NORTHEAST GENERATION COMPANY

BALANCE SHEETS

(AUDITED)

-------------------------------------------------------------------------------
AT DECEMBER 31,                                           2000         1999
-------------------------------------------------------------------------------
                                                        (Thousands of Dollars)
CAPITALIZATION AND LIABILITIES

Capitalization:
  Common stock, $1 par value - 100 shares
    authorized and outstanding in 2000
    and 1999...........................................  $   -      $  -
  Capital surplus, paid in.............................    24,375     6,510
  Retained earnings/(deficit)..........................    23,260    (3,156)
                                                         --------   -------
    Total Capitalization...............................    47,635     3,354
                                                         --------   -------
Current Liabilities:
  Notes payable to banks...............................   402,377      -
  Accounts payable.....................................     1,771     1,745
  Accounts payable to affiliated companies.............       732     1,538
  Accrued taxes........................................     5,840     1,899
  Accrued interest.....................................     1,893      -
  Other................................................       813         4
                                                         --------   -------
    Total Current Liabilities..........................   413,426     5,186
                                                         --------   -------
Commitments and Contingencies

Total Capitalization and Liabilities...................  $461,061   $ 8,540
                                                         ========   =======

The accompanying notes are an integral part of these financial statements.


ITEM 10.  EXHIBIT I

NORTHEAST GENERATION COMPANY

STATEMENTS OF INCOME

(AUDITED)

-------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                          2000         1999
-------------------------------------------------------------------------------
                                                        (Thousands of Dollars)

Operating Revenues.....................................  $108,473    $  -
                                                         --------    -------
Operating Expenses:
  Operation............................................    11,855      5,229
  Maintenance..........................................     9,092          3
  Depreciation.........................................     2,417       -
  Federal and state income taxes.......................    17,522     (2,151)
  Taxes other than income taxes........................     5,690         74
                                                         --------    -------
    Total operating expenses...........................    46,576      3,155
                                                         --------    -------
Operating Income/(Loss)................................    61,897     (3,155)
Other Income, Net......................................     1,061       -

Other Interest.........................................    36,542          1
                                                         --------    -------
Net Income/(Loss)......................................  $ 26,416    $(3,156)
                                                         ========    =======

The accompanying notes are an integral part of these financial statements.



ITEM 10.  EXHIBIT I


NORTHEAST GENERATION COMPANY

STATEMENTS OF STOCKHOLDER'S EQUITY

(AUDITED)

                                               Capital     Retained
                                    Common     Surplus     (Deficit)/
                                    Stock      Paid In     Earnings       Total
                                    ------     -------     ---------      -----
(Thousands of Dollars)
Balance as of January 4, 1999 (a)    $ -       $   -        $  -        $   -
Net loss for 1999                      -           -         (3,156)      (3,156)
Capital contribution                   -          6,500        -           6,500
Premium on common stock                -             10        -              10
                                     ----      --------     -------     --------
Balance as of December 31, 1999        -          6,510      (3,156)       3,354
Net income for 2000                    -           -         26,416       26,416
Capital contribution                   -        463,000        -         463,000
Excess paid over carrying value
  of assets transferred                -       (445,135)       -        (445,135)
                                     ----      --------     -------     --------
Balance as of December 31, 2000      $ -       $ 24,375     $23,260     $ 47,635
                                     ====      ========     =======     ========

(a) Northeast Generation Company commenced operations on January 4, 1999.

The accompanying notes are an integral part of these financial statements.



ITEM 10.  EXHIBIT I


NORTHEAST GENERATION COMPANY

STATEMENTS OF CASH FLOWS

(AUDITED)

-------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31,                          2000         1999
-------------------------------------------------------------------------------
                                                        (Thousands Of Dollars)

Operating Activities:
Net income/(loss)...................................... $ 26,416     $(3,156)
Adjustments to reconcile to net cash flows
  provided by/(used in) operating activities:
    Depreciation and amortization......................    2,417        -
    Deferred income taxes..............................   19,245      (1,530)
    Net other sources/(uses) of cash...................    1,533      (6,379)
Changes in working capital:
  Accounts receivable from affiliated companies........  (11,419)       -
  Fuel, material and supplies..........................      (62)       -
  Accounts payable.....................................     (780)      3,283
  Accrued taxes........................................    5,840       1,899
  Prepayments and other................................   (1,626)       -
  Other working capital (excludes cash)................    1,424        (617)
                                                        --------     -------
Net cash flows provided by/(used in)
  operating activities.................................   42,988      (6,500)
                                                        --------     -------
Investing Activities:
  Investments in plant.................................   (1,394)       -
  Net cash payment for transfer of assets.............. (869,794)       -
                                                        --------     -------
Net cash flows used in investing activities............ (871,188)       -
                                                        --------     -------

Financing Activities:
  Increase in short-term debt..........................  402,377        -
  Capital contributions................................  463,000       6,500
                                                        --------     -------
Net cash flows provided by financing activities........  865,377       6,500
                                                        --------     -------
Net increase in cash...................................   37,177        -
Cash - beginning of period.............................     -           -
                                                        --------     -------
Cash - end of period................................... $ 37,177     $  -
                                                        ========     =======
Supplemental Cash Flow Information:
Cash paid/(refunded) during the year for:
  Interest, net of amounts capitalized................. $ 29,286     $(1,899)
                                                        ========     =======
  Income taxes......................................... $ (7,725)    $  -
                                                        ========     =======


The accompanying notes are an integral part of these financial statements.